SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

dated as of February 15, 2017 among
STRATEGIC REALTY OPERATING PARTNERSHIP, L.P., SRT SECURED HOLDINGS, LLC,
AND CERTAIN OTHER ENTITIES AS PROVIDED HEREIN, collectively as Borrower and
The Lenders Party Hereto and
KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent

KEYBANC CAPITAL MARKETS, LLC,
AS SOLE LEAD BOOKRUNNER AND SOLE LEAD ARRANGER

2079308.10

TABLE OF CONTENTS
ARTICLE I. DEFINITIONS    2
SECTION 1.01    Defined Terms    2
SECTION 1.02    Classification of Loans and Borrowings    29
SECTION 1.03    Terms Generally    29
SECTION 1.04    Accounting Terms; GAAP    29
SECTION 1.05    Designation of Lead Borrower as Agent for Borrower    30
ARTICLE II. THE CREDIT FACILITY    31
SECTION 2.01    Commitments    31
SECTION 2.02    Loans and Borrowings    31
SECTION 2.03    Requests for Borrowings and Approval of Proposed Properties    31
SECTION 2.04    Funding of Borrowings    32
SECTION 2.05    Interest Elections    33
SECTION 2.06    Termination, Reduction and Increase of Commitments    34
SECTION 2.07    Repayment of Loans; Evidence of Debt    35
SECTION 2.08    Prepayment of Loans    36
SECTION 2.09    Fees    36
SECTION 2.10    Interest    37
SECTION 2.11    Alternate Rate of Interest    38
SECTION 2.12    Increased Costs    39
SECTION 2.13    Break Funding Payments    40
SECTION 2.14    Taxes    41
SECTION 2.15    Payments Generally; Pro Rata Treatment; Sharing of Set-offs    42
SECTION 2.16    Mitigation Obligations; Replacement of Lenders    43
SECTION 2.17    Defaulting Lenders    44
SECTION 2.18    Existing Credit Agreement Loans    46
SECTION 2.19    Letters of Credit    46
SECTION 2.20    Expiration or Maturity Date of Letters of Credit Past Termination Date    50
SECTION 2.21    Cash Collateral    51
ARTICLE III. REPRESENTATIONS AND WARRANTIES    52
SECTION 3.01    Organization; Powers    52
SECTION 3.02    Authorization; Enforceability    52
SECTION 3.03    Governmental Approvals; No Conflicts    52
SECTION 3.04    Financial Condition; No Material Adverse Change    53
SECTION 3.05    Properties    53
SECTION 3.06    Intellectual Property    54
SECTION 3.07    Litigation and Environmental Matters    55
SECTION 3.08    Compliance with Laws and Agreements    56
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SECTION 3.09    Investment and Holding Company Status    56
SECTION 3.10    Taxes    56
SECTION 3.11    ERISA    57
SECTION 3.12    Disclosure    57
SECTION 3.13    Insurance    57
SECTION 3.14    Margin Regulations    57
SECTION 3.15    Subsidiaries; REIT Qualification    58
SECTION 3.16    Leases    58
SECTION 3.17    OFAC    58
SECTION 3.18    EEA Financial Institutions    58
SECTION 3.19    No Credit Party is an EEA Financial Institution    58
SECTION 3.20    Anti-Corruption Laws and Sanctions.    58
ARTICLE IV. CONDITIONS    59
SECTION 4.01    Effective Date    59
SECTION 4.02    Each Credit Event    60
ARTICLE V. AFFIRMATIVE COVENANTS    60
SECTION 5.01    Financial Statements; Ratings Change and Other Information    60
SECTION 5.02    Financial Covenants    62
SECTION 5.03    Notices of Material Events.    62
SECTION 5.04    Existence; Conduct of Business    63
SECTION 5.05    Payment of Obligations    63
SECTION 5.06    Maintenance of Properties; Insurance    63
SECTION 5.07    Books and Records; Inspection Rights    66
SECTION 5.08    Compliance with Laws    66
SECTION 5.09    Use of Proceeds; Letters of Credit    66
SECTION 5.10    Fiscal Year    66
SECTION 5.11    Environmental Matters.    66
SECTION 5.12    Mortgaged Property Pool    67
SECTION 5.13    Further Assurances.    72
SECTION 5.14    Partial Releases    72
SECTION 5.15    [Intentionally Deleted]    73
SECTION 5.16    REIT Covenants    73
SECTION 5.17    [Intentionally Deleted]    73
SECTION 5.18    [Intentionally Deleted]    73
SECTION 5.19    [Intentionally Deleted]    74
SECTION 5.20    [Intentionally Deleted]    74
SECTION 5.21    Borrowing Base Covenants.    74

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ARTICLE VI. NEGATIVE COVENANTS    74
SECTION 6.01    Liens    74
SECTION 6.02    Fundamental Changes    74
SECTION 6.03    Investments, Loans, Advances and Acquisitions    75
SECTION 6.04    Hedging Agreements    76
SECTION 6.05    Restricted Payments    76
SECTION 6.06    Transactions with Affiliates    76
SECTION 6.07    [Intentionally Deleted]    76
SECTION 6.08    Restrictive Agreements    76
SECTION 6.09    Indebtedness    77
SECTION 6.10    Management; Management Fees    77
SECTION 6.11    Leases    77
SECTION 6.12    Compliance with Anti-Corruption Laws and Sanctions    79
ARTICLE VII. EVENTS OF DEFAULT    79
SECTION 7.01    Events of Default    79
SECTION 7.02    Remedies    82
SECTION 7.03    Liquidation Proceeds    83
ARTICLE VIII. THE AGENT    84
SECTION 8.01    Appointment and Authority    84
SECTION 8.02    Rights as a Lender    84
SECTION 8.03    Exculpatory Provisions    85
SECTION 8.04    Reliance by Agent    86
SECTION 8.05    Delegation of Duties    86
SECTION 8.06    Resignation of Agent    86
SECTION 8.07    Non-Reliance on Agent and Other Lenders    87
SECTION 8.08    No Other Duties, etc.    87
ARTICLE IX. MISCELLANEOUS    87
SECTION 9.01    Notices    87
SECTION 9.02    Waivers; Amendments    89
SECTION 9.03    Expenses; Indemnity; Damage Waiver    90
SECTION 9.04    Successors and Assigns    92
SECTION 9.05    Survival    96
SECTION 9.06    Counterparts; Integration; Effectiveness; Joint and Several    96
SECTION 9.07    Severability    97
SECTION 9.08    Right of Setoff.    97
SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process    98
SECTION 9.10    WAIVER OF JURY TRIAL    99
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SECTION 9.11    Headings    99
SECTION 9.12    Confidentiality    99
SECTION 9.13    Interest Rate Limitation    100
SECTION 9.14    USA PATRIOT Act    100
SECTION 9.15    Joint and Several Liability    100
SECTION 9.16    Additional Waivers and Agreements    104
SECTION 9.17    Effect on Existing Credit Agreement    107
SECTION 9.18    Acknowledgment and Consent to Bail-In of EEA Financial Institutions.    108

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SCHEDULES:
Schedule 2.01	--	Commitments
Schedule 3.05	--	Liens and Flood Zones, Earthquake or Seismic Areas
Schedule 3.15	--	REIT Subsidiaries
Schedule 3.16	--	Leases
Schedule 5.12(a)	--	Mortgaged Property Pool

EXHIBITS:
Exhibit A	--	Form of Assignment and Assumption
Exhibit B	--	Form of Compliance Certificate
Exhibit C	--	INTENTIONALLY DELETED
Exhibit D	--	Form of Note
Exhibit E	--	Form of Borrowing Request/Interest Rate Election
Exhibit F	--	Form of Joinder Agreement
Exhibit G	--	Form of Borrowing Base Certificate
Exhibit H	--	Form of SNDA Agreement
Exhibit I	--	Form of Estoppel

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THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT AMENDS AND RESTATES THAT CERTAIN AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT DATED AS OF AUGUST 4, 2014 (AS AMENDED, SUPPLEMENTED AND OTHERWISE MODIFIED FROM TIME TO TIME), ENTERED INTO BY AND AMONG STRATEGIC REALTY OPERATING PARTNERSHIP, L.P., SRT SECURED HOLDINGS, LLC, AND CERTAIN OF THEIR AFFILIATES, AS BORROWER, KEYBANK NATIONAL ASSOCIATION, AS AGENT, AND KEYBANC CAPITAL MARKETS AS LEAD BOOKRUNNER AND LEAD ARRANGER, AND THE VARIOUS LENDERS PARTY THERETO

SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

THIS    SECOND    AMENDED    AND    RESTATED    REVOLVING    CREDIT
AGREEMENT (this “Agreement”) is made and entered into as of February 15, 2017, by and among STRATEGIC REALTY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Parent”), SRT SECURED HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), and certain affiliated entities as set forth herein (Parent, Holdings, and such affiliated entities, individually and collectively, the “Borrower” or the “Borrowers,” as more fully defined in Section 1.01), the lenders from time to time who are parties hereto, whether by execution of this Agreement or through an Assignment and Assumption (each individually, a “Lender,” and collectively, the “Lenders,” as more fully defined in Section 1.01), and KEYBANK NATIONAL ASSOCIATION, a national banking association having an address at 225 Franklin Street, 18th Floor, Boston, Massachusetts 02110 (“KeyBank”), as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Agent,” as more fully defined in Section 1.01).

RECITALS

Parent, Holdings, certain of the Borrowers, certain of the Lenders as of the date hereof, and the Agent are parties to that certain Amended and Restated Revolving Credit Agreement dated as of August 4, 2014 (as amended, supplemented and otherwise modified from time to time, the “Existing Credit Agreement”). The Borrowers party to the Existing Credit Agreement have requested that the Agent and the Lenders agree to amend and restate the Existing Credit Agreement, and the Borrowers party to this Agreement have requested the Agent and the Lenders continue to make available to them a secured revolving credit facility, including a letter of credit sub-facility, all on the terms and conditions set forth in this Agreement.

The Agent and the Lenders have agreed to the Borrowers’ requests.

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree that the Existing Credit Agreement is hereby amended and restated in its entirety, and agree as follows:

ARTICLE I. DEFINITIONS
SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan (e.g., an “ABR Loan”) or Borrowing (e.g., an “ABR Borrowing”), refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Act” has the meaning set forth in Section 9.14.

“Adjusted EBITDA” means, for any period of determination, REIT’s consolidated EBITDA for such period, less the Capital Reserve (prorated for such period).

“Adjusted Funds From Operations” means Funds From Operations (a) plus (i) any charges for asset impairments, (ii) non-cash items, and (iii) non-recurring extraordinary expenses (to the extent approved for purposes of this definition by Agent), (b) minus (i) normalized recurring expenditures that are capitalized by the REIT and then amortized, but which are necessary to maintain the REIT’s properties and its revenue stream (e.g., new carpeting and drapes in apartment units, leasing expenses and tenant improvement allowances), (ii) “straight-lining” of rents, and (iii) amortization of above and below market leases. Adjusted Funds From Operations shall be determined on a cumulative basis utilizing the cumulative calculation as of September 30, 2016 and continuing thereafter.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Net Operating Income” means, for any period of determination with respect to any Real Property, such Real Property’s Net Operating Income for such period, less the Capital Reserve (prorated for such period).

“Adjusted Pool Net Operating Income” means, for any period of determination, the Pool Net Operating Income for such period, less the Capital Reserve (prorated for such period).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Prepared Information” has the meaning set forth in Section 3.12.

“Agent” means KeyBank National Association, in its capacity as agent for the Lenders hereunder.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) (i) the Federal Funds Effective Rate in effect on such day, plus
(ii) ½ of 1%, and (c) (i) the Adjusted LIBO Rate for a hypothetical Interest Period of one month beginning on such day, plus (ii) one percent (1%). Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Anti-Corruption Laws” means all Legal Requirements of any jurisdiction applicable to a Credit Party or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, the applicable spread set forth below under the caption “ABR Spread” or “Eurodollar Spread”:

Total Leverage Ratio	ABR Spread	Eurodollar Spread
≥ 65% and ≤ 70%	2.50	3.50
≥ 55% and < 65%	2.00	3.00
< 55%	1.50	2.50

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Exposure most recently in effect, giving effect to any assignments.

“Appraisal” (whether one or more) means a written appraisal, ordered by the Agent, of any Real Property by an MAI appraiser satisfactory to the Agent. Each Appraisal must comply with all Legal Requirements and must be in form and substance satisfactory to the Agent.

“Appraised Value” means, as to any Real Property, the “as is” value of such Real Property, as set forth in the most recent Appraisal of such Real Property.

“Approved Fund” means any Person (other than a natural person, a Real Property Tenant or a Competitor) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business, and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Lease” has the meaning set forth in Section 6.11(a).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by

Section 9.04), and accepted by the Agent, in the form of Exhibit A or any other form approved by the Agent.
“Availability Period” means the period from, and including, the Effective Date to, but excluding, the Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower(s)” means, collectively, the Parent, Holdings, SRT Secured Topaz, LLC, a Delaware limited liability company, SRT SF Retail I, LLC, a Delaware limited liability company, SRT LA Retail, LLC, a Delaware limited liability company, and any other Person who from time to time becomes a “Borrower” as required by Section 5.12(a) but excluding any Person who from time to time is released from its obligations as a “Borrower” pursuant to Section 5.14.

“Borrower Collateral” means the “Collateral” as defined in the Borrower Pledge Agreement.

“Borrower Entity” means, as of the date of determination (a) any Subsidiary of a Borrower (other than, for purposes of this clause (a), Lead Borrower), (b) any Subsidiary of Lead Borrower which, directly or indirectly, owns or holds an interest in a Mortgaged Property, and (c) any Subsidiary of any Entity, Subsidiary or Person set forth in subsections (a) and (b), of this definition which directly or indirectly owns or holds and interest in (x) any Mortgaged Property or (y) any Equity Interests in any Person owning or holding an interest in a Mortgaged Property. Collectively, the term “Borrower Entities” refers to all of the foregoing.

“Borrower Pledge Agreement” means the first priority Pledge and Security Agreement (SRT Secured Holdings, LLC) dated as of December 17, 2010 by and between Holdings and Agent, as the same has been and may be amended from time to time.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base Availability” means, at any time of determination, the least of (a) the aggregate Commitments at such time, (b) an amount equal to 65% of the Borrowing Base Pool Value at such time, and (c) the Debt Service Test Amount at such time.

“Borrowing Base Certificate” has the meaning set forth in Section 5.01(e).

“Borrowing Base Pool Value” means, at any time of determination, the aggregate Appraised Values of each then Mortgaged Property (excluding any released Mortgaged Property), based on the Appraisal of such Mortgaged Property at the time such Mortgaged Property was added to the Mortgaged Property Pool, or in an updated Appraisal approved by the Agent. Prior to the Maturity Date, Agent shall have the right to order updated Appraisals of the Mortgaged Properties for the purpose of determining Borrowing Base Pool Value, which Appraisals shall not be ordered more frequently than once annually at Lenders’ expense (unless an Event of Default has occurred and is continuing), and Agent shall have the right to order updated appraisals at any time during the continuance of an Event of Default, at Borrower’s expense.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts or New York, New York are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calculation Period” means the period of two (2) consecutive Calendar Quarters ending on any Determination Date.

“Calendar Quarter” means a period of three (3) consecutive calendar months, ending with the last day of March, June, September or December of each year.

“Capital Event” means, (a) with respect to REIT, any Equity Issuance by REIT, (b) with respect to the Borrower, any Equity Issuance by the Borrower, and (c) with respect to the Borrower or REIT (as applicable), (i) the sale or refinancing of any of Borrower’s assets, the sale or refinancing of any Equity Interests in the Entities owned directly or indirectly by the Borrower and/or REIT, (ii) during the continuance of an Event of Default, the sale or refinancing of a Real Property or the collection of insurance or condemnation proceeds due to the occurrence of any damage or destruction to a Real Property by reason of fire or other hazard or casualty or any condemnation for public use of a Real Property, or (iii) the Borrower’s (and/or REIT’s) receipt of any proceeds of any Excluded Rights (as defined in the Pledge Agreement).

“Capitalization Rate” means 7.00%.

“Capitalization Value” means, for any Real Property at any time of determination, the quotient of (a) such Real Property’s Adjusted Net Operating Income for the Calculation Period ending on the most recent Determination Date, annualized, divided by (b) the Capitalization Rate.

“Capital Reserve” means, on an annual basis, an amount equal to $0.20 per occupied square foot for each applicable Real Property.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (i) securities issued or directly or fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) unrestricted domestic and LIBOR certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s (any such bank an “Approved Bank”), maturing within one year from the date of acquisition, (iii) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within one year after the date of acquisition, (iv) marketable direct obligations issued by the District of Columbia or any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, and (v) investments in money market funds substantially all the assets of which are comprised of securities of the type described in any one or more of clauses (i) through (iv) above, but without regard to the maturity date of the underlying assets of any such money market fund.

“Change in Control or Key Management” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding capital stock of REIT; occupation of a majority of the seats (other than vacant seats) on the board of directors of REIT by Persons who were neither (i) nominated by the board of directors of REIT nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of REIT by any Person or group; or (d) the chief executive officer (or the individual performing the functions and having the duties and responsibilities customarily performed and delegated to such officer, regardless of title) of SRT Advisor or Glenborough ceases to act in such capacity, has his duties and responsibilities materially reduced, or ceases to be actively involved in the day-to-day management and operations of the Credit Parties, unless replaced within thirty (30) days by an individual acceptable to the Agent, in its reasonable discretion.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning set forth in Section 9.13.

“Claim” has the meaning set forth in Section 9.16(c).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property, tangible or intangible, real, personal or mixed, now or hereafter subject to the liens and security interests of the Loan Documents, or intended so to be, which Collateral shall secure the Obligations and the Hedging Obligations on a pari passu basis.

“Collateral Account” means a special non-interest bearing deposit account or securities account maintained by, or on behalf of, the Agent and under its sole dominion and control.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans and purchase participations in Letters of Credit hereunder, in an aggregate amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Lenders’ Commitments on the Effective Date is $60,000,000.00.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitor” means any Person that is a competitor of REIT or any Affiliate or Subsidiary of REIT, or an Affiliate of a competitor, which shall include a so-called “Retail REIT” or “hedge fund,” in each case as disclosed in writing to Agent.

“Compliance Certificate” has the meaning set forth in Section 5.01(e).

“Contingent Obligation” means any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Indebtedness, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly (but, for purposes of clarification, excluding any such primary obligation to the extent such primary obligation is reflected on the balance sheet of either the Borrower or a Guarantor), including any obligation of such Person under any (i) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (ii) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (iii) arrangement (a) to purchase any primary obligation or security therefor, (b) to supply funds for the purchase or payment of any primary obligation, (c) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (d) to purchase real or personal property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (e) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, which includes the customary powers of a managing member of any limited liability company, any general partner of any limited partnership, or any board of directors of a corporation. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost to Repair” has the meaning set forth in Section 5.06(c).

“Court” has the meaning set forth in Section 9.16(c).

“Credit Party” means each Borrower and the Guarantor.

“Current Survey” means the boundary survey of each of the Mortgaged Properties.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Debt Service” means, for any period with respect to Indebtedness of Borrower, REIT and their Subsidiaries, the sum of (without duplication) all Interest Expense and regularly scheduled principal (including the portion of rent payable during such period under Capital Lease Obligations that should be treated as principal in accordance with GAAP) due and payable during such period, other than any balloon, bullet, early repayment or similar principal payment which, in each case, repays such Indebtedness in full. Debt Service shall include the applicable Equity Percentage share of items (a) and (b) as applicable for all Unconsolidated Affiliates.

“Debt Service Test Amount” means, as of any date of determination, the Principal Testing Amount that would result in an Implied Debt Service Ratio of 1.35 to 1.0.

“Deed of Trust” (whether one or more) means a deed of trust and security agreement, a mortgage and security agreement, or a security deed and security agreement covering the Mortgaged Properties.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Property” has the meaning assigned to such term in Section 7.02.

“Defaulting Property Cure Rights” has the meaning assigned to such term in Section 7.02.

“Default Rate” means the interest rate described in Section 2.10(c).

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to
(i)fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder, unless such failure is due to a good faith dispute by such Lender regarding whether one or more of the conditions precedent to the funding obligation of such Lender have been satisfied, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within 2 Business Days of the date when due, (b) has notified the Lead Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Agent or the Lead Borrower, to confirm in writing to the Agent and the Lead Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Lead Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, (iii) in the good faith determination of the Agent, taken any material action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by Agent in a written notice of such determination, which shall be delivered by Agent to Borrower and each Lender following such determination.

“Derivatives Termination Value” means, in respect of any one or more Hedging Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark- to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include the Agent or an Affiliate of the Agent).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Determination Date” means the last day of each Calendar Quarter.

“Dollars” or “$” refers to lawful money of the United States of America.
“EBITDA” means, for any period of determination, without duplication, net income (or loss), plus (a) actual interest paid or payable respecting all debt, plus (b) total income tax expense, plus (c) depreciation and amortization expense, plus (minus) (d) losses (gains) from extraordinary items, nonrecurring items (such as offering and organizational costs), asset sales, write-ups, or forgiveness of debt, adjusted for (e) the elimination of straight-line rents and amortization of above or below market rents, all of the foregoing as determined in accordance with GAAP, as appropriate. Such adjustments shall only be made to the extent that said item was included in the calculation of net income (loss), without double counting, and shall include the Borrower’s Equity Percentage for Unconsolidated Affiliates. Costs excluded from this calculation shall include acquisition fees, asset management fees and property management fees in excess of 3% that are subordinated to the Obligations.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 9.04(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.04(b)(iii)).

“Entity” or “Entities” means collectively, each Borrower Entity and REIT Entity, or individually, any Borrower Entity and/or REIT Entity, as the context may require.

“Environmental Assessment” means a written assessment and report approved by the Agent as to the status of any Proposed Mortgaged Properties regarding compliance with any Legal Requirements related to environmental matters and accompanied by a reliance letter satisfactory to the Agent. Each Environmental Assessment must comply with all Legal Requirements.

“Environmental Claim” means any notice of violation, action, claim, Environmental Lien, demand, abatement or other order or direction (conditional or otherwise) by any Governmental Authority or any other Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restriction, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous
Material, or other Release in, into or onto the environment (including, without limitation, the air, soil, surface water or groundwater) at, in, by, from or related to any property owned, operated or leased by the Borrower or any of its Subsidiaries or any activities or operations thereof; (ii) the environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials in connection with any property owned, operated or leased by the Borrower or any of its Subsidiaries or their operations or facilities; or (iii) the violation, or alleged violation, of any Environmental Laws or Environmental Permits of or from any Governmental Authority relating to environmental matters connected with any property owned, leased or operated by the Borrower or any of its Subsidiaries.

“Environmental Indemnity” means, collectively, each Environmental and Hazardous Substances Indemnity Agreement heretofore executed by the Borrower and Guarantor and delivered to the Agent, together with each Environmental and Hazardous Substances Indemnity Agreement hereafter executed, with respect to any of the Mortgaged Properties.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters and includes (without limitation) the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., (to the extent the same relates to any Hazardous Materials), and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state and local statutes.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) exposure to any Hazardous Materials in violation of any Environmental Law, (c) the Release or threatened Release of any Hazardous Materials into the environment in violation of any Environmental Law or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means any lien in favor of any Governmental Authority arising under any Environmental Law.

“Environmental Permit” means any permit required under any applicable Environmental Law or under any and all supporting documents associated therewith.

“Equity Interest” means, with respect to any Person, any limited liability company interests, membership interests, general partnership interests, limited partnership interests, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests, but shall specifically exclude any issuance by a Person of any Equity Interest in any Person in exchange for a contribution of real property (together with cash required by a lender secured by such real property for escrow or reserve purposes and cash in any other property-related accounts) or Equity Interests in another Person, or any other non-cash consideration.

“Equity Percentage” means the aggregate ownership percentage of Borrower in each Unconsolidated Affiliate, which shall be calculated as the greater of (a) Borrower’s nominal capital ownership interest in the Unconsolidated Affiliate as set forth in the Unconsolidated Affiliate’s organizational documents, and (b) Borrower’s economic ownership interest in the Unconsolidated Affiliate, reflecting Borrower’s share of income and expenses of the Unconsolidated Affiliate.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar,” when used in reference to any Loan (e.g., a “Eurodollar Loan”) or Borrowing (e.g., a “Eurodollar Borrowing”), refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Hedging Obligation of another Credit Party as to which such Credit Party is jointly and severally or otherwise liable pursuant to the terms of this Agreement or any other Loan Document if, and to the extent that, the incurrence of Obligations by such Credit Party in respect of such Hedging Obligation, or the grant under a Loan Document by such Credit Party of a security interest to secure such Hedging Obligation (or any guaranty thereof), is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such Credit Party becomes jointly and severally or otherwise liable with respect to such Hedging Obligation or grants a security interest to secure same. If a Hedging Obligation arises under a Hedging Agreement governing more than one transaction, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to Hedging Agreements for which such Obligations or security interest becomes illegal.

“Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.14(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a).

“Existing Credit Agreement Loans” means the outstanding principal balance of the Loans (as defined in the Existing Credit Agreement) on the Effective Date.

“Existing Credit Agreement” has the meaning assigned to such term in the Recitals paragraphs to this Agreement.

“Fair Market Value” means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer or the chief accounting officer of REIT or other specified Person.

“Financing Statements” means all such Uniform Commercial Code financing statements as the Agent shall require, duly authorized by the Credit Parties to give notice of and to perfect or continue perfection of the Lenders’ security interest in all Collateral (to the extent a security interest can be perfected by such filing).

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of
(a)REIT’s Adjusted EBITDA, on a consolidated basis, for the Calculation Period ending on the most recent Determination Date, to (b) the Fixed Charges for such Calculation Period.

“Fixed Charges” means, for any period, the sum of (a) Debt Service for such period, and
(b)the aggregate of all cash dividends on the preferred stock of REIT or any of its Subsidiaries that such Person is required, pursuant to the terms of the certificate of designation or other similar document governing the rights of preferred shareholders, to pay and is not permitted to defer which is paid during such period, in each case on a consolidated basis, all of the foregoing calculated without duplication.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is organized. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Agent, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“Funds From Operations” means, for any period, the REIT’s net income or loss for the period computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment writedowns, plus depreciation and amortization, and after adjustments for the REIT’s pro-rata ownership of unconsolidated partnerships and joint ventures. Adjustment for unconsolidated partnerships and joint ventures are calculated to reflect Funds From Operations.
“GAAP” means generally accepted accounting principles in the United States of America, subject to the provisions of Section 1.04.

“Glenborough” means Glenborough, LLC, a Delaware limited liability company.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Ground Lease” means the ground lease for a Proposed Mortgaged Property pursuant to which a Borrower will lease such Proposed Mortgaged Property.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means the REIT, its successors and/or assigns and any other Person who from time to time has executed a Guaranty of the Loans as required by the terms of this Agreement.

“Guarantor Payment” has the meaning set forth in Section 9.15(g).

“Guaranty” means collectively, that certain Second Amendment and Ratification of Amended and Restated Guaranty Agreement of even date herewith executed by the Guarantor, together with other guaranties executed in connection with the Loans, each as may be amended from time to time.

“Hazardous Materials” means all materials which are defined, described or identified as hazardous or toxic materials, wastes or substances in applicable Environmental Laws; provided, that Hazardous Materials shall not include any such substances or wastes utilized or maintained at the Real Property in the ordinary course of business and in accordance with all applicable Environmental Laws.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

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“Hedging Obligations” means, with respect to REIT, any Borrower or any Subsidiary of REIT or a Borrower, any obligations arising under any Hedging Agreement entered into with the Agent or an Affiliate of the Agent.

“Holdings” has the meaning set forth in the introductory paragraph of this Agreement.

“Holdings LLC Agreement” means that certain limited liability company agreement of Holdings as in effect on the Effective Date.

“Impacted Interest Period” has the meaning set forth in the definition of LIBOR Rate.

“Implied Debt Service” means, for any period of determination, the principal and interest that would be due and payable during such period on a hypothetical loan in a notional principal amount equal to the applicable Principal Testing Amount, assuming monthly payments of principal and interest thereon due on the first day of each calendar month, based on a thirty (30) year amortization schedule with interest accruing, and payable in arrears, at a per annum rate equal to the greater of (a) 2.50% over the 10-year Treasury rate at the time of determination, or (b) 6.0%.

“Implied Debt Service Ratio” means, at any date of determination, the ratio of (a) the Pool Net Operating Income for the Calculation Period ending on the most recent Determination Date, adjusted to give pro forma effect for Mortgaged Properties added and released during such Calculation Period and during the period from such Determination date to such date of determination, to (b) the Implied Debt Service for a period of two (2) consecutive Calendar Quarters.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including mandatorily redeemable preferred stock, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations contingent or otherwise, of such Person with respect to any Hedging Agreements, including the Derivatives Termination Value thereof, and (1) payments received in consideration of sale of an ownership interest in Borrower when the interest so sold is determined, and the date of delivery is, more than one (1) month after receipt of such payment and only to the extent that the obligation to deliver such interest is not payable solely in such interest of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness shall be calculated on a consolidated basis in accordance with GAAP, and including (without duplication) the Equity Percentage of Indebtedness for the Borrower’s Unconsolidated Affiliates.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Interest Coverage Ratio” means the ratio of (a) the sum (without duplication) of REIT’s Adjusted EBITDA, and the Borrower’s Adjusted EBITDA for Calculation Period ending on the most recent Determination Date, to (b) the sum (without duplication) of all Interest Expense of REIT and the Borrower for such Calculation Period.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Expense” means, for any period, without duplication (a) total interest expense of Borrower, REIT and Subsidiaries, including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis for such period, plus (b) Borrower’s, REIT’s and Subsidiaries’ Equity Percentage of Unconsolidated Affiliates for such period. Notwithstanding anything to the contrary, Interest Expense shall not include any amortization of deferred financing costs or the impact of ASC 470.20, as codified by the Financial Accounting Standards Board, in accordance with GAAP.

“Interest Payment Date” means the first Business Day of each calendar month.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as LIBO Rate) determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Rate for the longest period for which the LIBO Rate is available that is shorter than the Impacted Interest Period; and (b) the LIBO Rate for the shortest period for which that LIBO Rate is available that exceeds the Impacted Interest Period, in each case, at such time.

“KeyBank” as defined in the Preamble.

“Lead Borrower” means the Parent.

“Lease” means any lease, license agreement and other occupancy or use agreement (whether oral or written), now or hereafter existing, which cover or relate to a Real Property or any part thereof, together with all options therefor, amendments thereto and renewals, modifications and guaranties thereof, including any cash or security deposited under the Lease to secure performance by the tenants of its obligations under the Lease, whether such cash or security is to be held until the expiration of the terms of the Lease or applied to one or more of the installments of rent coming due thereunder.

“Legal Requirements” means all applicable constitutions, treaties, statutes, laws, by-laws, codes, ordinances, regulations, rules, orders, writs, injunctions, directives, or decrees of any Governmental Authority, and the requirements of any Governmental Authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to zoning, subdivision, building, health, fire, safety, sanitation, the protection of and access for the handicapped or disabled persons, and environmental matters.

“Lenders” means the Persons holding Commitments listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. As the context permits, the term “Lender” shall also refer to the Agent in its capacity as the issuer of any Letter of Credit.

“Letter of Credit” has the meaning set forth in Section 2.19.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit, or (b) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit, plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Lender acting as the Agent) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.19(i), and the Lender acting as the Agent shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Lender acting as the Agent of their participation interests under such Section.

“Letter of Credit Sublimit” means $10,000,000.00.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that (i) if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement, and (ii) if no such rate administered by ICE Benchmark Administration (or by such other Person that has taken over the administration of such rate for U.S. Dollars) is available to the Agent, the applicable LIBO Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which KeyBank or one of its Affiliate banks offers to place deposits in U.S. dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the relevant LIBOR Rate Loan and having a maturity equal to such Interest Period. For any period during which a Reserve Percentage shall apply, the LIBO Rate with respect to Eurodollar Borrowings shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

“LIBOR Screen Rate” has the meaning set forth in the definition of LIBO Rate.

“Lien” means, with respect to an asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, negative pledge, collateral assignment, encumbrance, deposit arrangement, charge or security interest in, on or of such asset; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; (c) the filing under the Uniform Commercial Code or comparable law of any jurisdiction of any financing statement naming the owner of the asset to which such Lien relates as debtor; (d) any other preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or other obligation; and (e) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, including any dividend reinvestment or redemption plans.

“Liquidation Proceeds” means amounts received by the Agent and/or the Lenders in the exercise of the rights and remedies under the Loan Documents.

“Liquidity” means the sum of REIT and Borrower’s unencumbered and unrestricted (a) cash and Cash Equivalents, plus (b) the current market value (as determined by Agent) of readily marketable securities and other short-term investments approved by Agent.

“Loan Documents” means this Agreement, the Notes, each Letter of Credit Document, the Guaranty, the Pledge Agreements, the Deed of Trust, the Financing Statements, the Environmental Indemnity, the Subordination of Management Fees, and all other instruments, agreements and written obligations executed and delivered by any of the Credit Parties in connection with the transactions contemplated hereby.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Major Lease” means any Lease for all or any portion of a Mortgaged Property that exceeds 10,000 square feet, but excluding any Lease that is on a month-to-month basis whereby the tenant does not have unilateral discretion regarding monthly renewals.

“Management Company” means, collectively, SRT Advisor and/or Glenborough.

“Material Adverse Effect” means a material adverse effect, as determined in good faith by Agent in its reasonable discretion, on (a) the business, assets, operations, or condition, financial or otherwise, of (i) the Borrower and its Subsidiaries, other than owners of Mortgaged Properties, and the Guarantor, taken as a whole, or (ii) any owner of a Mortgaged Property to the extent that such material adverse effect results in a violation of the financial covenants set forth in Section 5.02 or the borrowing base covenants set forth in Section 5.21, (b) the ability of any of the Credit Parties to perform their obligations under the Loan Documents, or (c) the rights of or benefits available to the Agent or the Lenders under the Loan Documents.

“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which any Credit Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means February 15, 2020.

“Maximum Commitment” has the meaning set forth in Section 2.06(d).

“Maximum Rate” shall have the meaning set forth in Section 9.13.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Properties” means a Real Property which satisfies the Mortgaged Property Requirements, has been approved by Agent and Required Lenders in accordance with Section 5.12, is subject to the Lien of a Deed of Trust in accordance with this Agreement, and is included in the Mortgaged Property Pool, but excludes any Real Property which is released from the liens and security interests of the Loan Documents pursuant to Section 5.14.

“Mortgaged Property Pool” shall have the meaning set forth in Section 5.12(a)(i).

“Mortgaged Property Requirements” shall have the meaning set forth in Section 5.12(a)(iii).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Operating Income” means, for any period and for any operating Real Property, the sum of the following, without duplication, determined on a consistent basis with prior periods and including pro-rata amounts for Real Properties not wholly-owned: (a) rents and other revenues received in the ordinary course from such Real Property (including proceeds of rent loss or business interruption insurance but excluding pre-paid rents and revenues, security deposits, lease termination fees and straight-line rents), minus (b) all expenses paid (excluding interest, depreciation and amortization and any expenditures that are capitalized in accordance with GAAP but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Real Property, including, but not limited to, property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses and any property management fees (not to be less than 3% of revenues) related to such Real Property. Annualized amounts shall be adjusted for unbilled CAM reimbursements (e.g., snow removal) expected to be paid in the calendar year and for any extraordinary, non-recurring expenses.

“Net Proceeds” means, without duplication, the total net proceeds directly or indirectly received or to be received by the Borrower or REIT (i.e., received by the Borrower or REIT or, to the extent of Borrower’s or REIT’s ownership therein, by an Entity owned by Borrower or REIT) from or with respect to an Equity Issuance calculated as the sum of the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of the Borrower or REIT being converted or exchanged in connection with such Equity Issuance) received by the Borrower or REIT in respect of such Equity Issuance less investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by the Borrower or REIT in connection with such Equity Issuance.

“Non-Defaulting Lenders” means, collectively, those Lenders which are not Defaulting Lenders.

“Note” means a promissory note in the form attached hereto as Exhibit D payable to a Lender evidencing certain of the obligations of the Borrower to such Lender and executed by Borrower, as the same may be amended, supplemented, modified or restated from time to time; “Notes” means, collectively, all of such Notes outstanding at any given time.

“Obligations” means all liabilities, obligations, covenants and duties of any Credit Party to the Agent and/or any Lender arising under or otherwise with respect to any Loan Document,

including, without limitation, the aggregate principal balance of, and all accrued and unpaid interest on, all Loans, and all Reimbursement Obligations and all other Letter of Credit Liabilities, and all Hedging Obligations (other than Excluded Swap Obligations), in all cases whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or other insolvency proceeding naming such person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceedings.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organizational Documents” means all certificates, instruments, agreements, other documents and any amendments thereto in effect on the Effective Date pursuant to which any Person is organized, operates or is governed, including (a) with respect to a corporation, its articles of incorporation and bylaws, (b) with respect to a limited partnership, its limited partnership certificate and partnership agreement, (c) with respect to a general partnership or joint venture, its partnership or joint venture agreement, (d) with respect to a limited liability company, its articles or certificate of formation or organization and operating or limited liability company agreement, in each case all amendments, supplements and modifications thereto, and (e) any other document that affects the control of, or the ability to oversee the management and day-to-day operations of, and the amounts and timing of payments of dividends, distributions and other amounts (including, without limitation, returns on and of invested capital) to the holders of Equity Interests in, such Person.

“Other Connection Taxes” means, with respect to any Lender or the Agent, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” has the meaning set forth in the introductory paragraph of this Agreement.

“Partial Release Date” has the meaning set forth in Section 5.14(d).

“Participant” has the meaning set forth in Section 9.04(d).

“Participant Register” has the meaning set forth in Section 9.04(d).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)    Liens, encumbrances or security interests pursuant to the Loan Documents and other agreements in favor of the Agent and Lenders;

(b)    Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)    deposits to secure the performance of bids, trade contracts, purchase, construction or sales contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)	the Title Instruments, Liens and other matters described in the Title Insurance Policy;
(f)    uniform commercial code protective filings with respect to personal property leased to REIT, the Borrower or any of their respective Subsidiaries; and
(g)    landlords’ liens for rent not yet due and payable. “Permitted Investments” means:
(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)investments in commercial paper maturing within 270 days from the date of acquisition thereof and having an investment grade credit rating on the date of acquisition;

(c)investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000.00;

(d)fully collateralized repurchase agreements with a term of not more than 90 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)investments in Subsidiaries and Unconsolidated Affiliates made in accordance with this Agreement.

(f)(i) investments in existing retail properties; (ii) joint ventures for the purpose of acquiring interests in Real Property and developing and improving Real Property; (iii) originating or acquiring real estate-related loans and debt, and derivative instruments related to real estate; and (iv) equity investments in real estate investment trusts and other real estate companies.
“Permitted Liens” has the meaning set forth in Section 6.01.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership (general or limited), Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” means, collectively, the Borrower Pledge Agreement, and the REIT Pledge Agreement.
“Pool Debt Service Coverage Ratio” means, at any date of determination, the ratio of (a) the Adjusted Pool Net Operating Income for the Calculation Period ending on the most recent Determination Date, to (b) the Implied Debt Service for a period of two (2) consecution Calendar Quarters based on a Principal Testing Amount equal to the Principal Obligation on the most recent Determination Date.

“Pool Leasing Ratio” means, at any time of determination, the ratio, expressed as a percentage, of (a) the weighted average of the Mortgaged Properties’ leased square feet (tenants in occupancy and current on rent payments, or a new tenant under a signed lease to take occupancy within 30 days), to (b) the Mortgaged Properties’ aggregate rentable square feet.

“Pool Net Operating Income” means, for any period, the sum of the Net Operating Income of each Mortgaged Property for such period, treating (a) Mortgaged Properties which are acquired by a Borrower during such period as owned by such Borrower for the entire period, and (b) Mortgaged Properties which are released during such period as having been released as of immediately prior to the beginning of such period.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by KeyBank National Association as its prime rate in effect at its principal office in Cleveland, Ohio; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is a reference rate used by the Lender acting as the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the Lender acting as the Agent or any other Lender on any extension of credit to any debtor.

“Principal Obligation” means, at any time of determination, the sum of: (a) the aggregate outstanding principal amount of the Loans; plus (b) the Letter of Credit Liabilities.

“Principal Testing Amount” means, at any time, the principal amount of Indebtedness for which Implied Debt Service is being calculated at such time.

“Proposed Mortgaged Property” shall have the meaning set forth in Section 5.12(a)(iii).

“Real Property” means, collectively, all interest in any land and improvements located thereon (including direct financing leases of land and improvements owned by a Credit Party or a Subsidiary of Borrower), together with all equipment, furniture, materials, supplies and personal property now or hereafter located at or used in connection with the land and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by a Credit Party or a Subsidiary of Borrower.

“Real Property Tenant” means any Person that is a tenant at a Real Property, in each case, as disclosed in writing to Agent.

“Real Property Value” means, at any time of determination, without duplication (a) the then Borrowing Base Pool Value, plus (b) the Capitalization Value for all other Real Property owned for more than two (2) Calendar Quarters, plus (c) the GAAP book value of Real Property acquired during the two (2) most recent Calendar Quarters, plus (d) the GAAP book value of Real Property under construction until the Real Property is substantially complete which in no case shall go beyond eighteen (18) months from commencement, plus (e) the GAAP book value of unimproved land, mortgages and notes from unrelated parties. The Equity Percentage of Unconsolidated Affiliates shall be included in calculations of Capitalization Value consistent with the above treatment for wholly owned assets. For purposes of determining Capitalization Value, Net Operating Income attributable to assets described in any of the immediately preceding clauses (c) through (e) shall be excluded from the determination of Adjusted Net Operating Income.

“Register” has the meaning set forth in Section 9.04.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrowers to reimburse the Agent for any drawing honored by the Agent under a Letter of Credit.

“REIT” means Strategic Realty Trust, Inc., a Maryland corporation.

“REIT Collateral” means the “Collateral” as defined in the REIT Pledge Agreement.

“REIT Entity” means, as of the date of determination (a) any Subsidiary of REIT that directly or indirectly owns a Mortgaged Property or an interest in a Mortgaged Property, (b) the Borrower, (c) any Person that owns a Mortgaged Property in which REIT owns or holds any Equity Interests, whether directly or indirectly, and (d) any Subsidiary of any Entity, Subsidiary or Person set forth in subsections (a), (b) and (c), inclusive, of this definition; and which (in the case of (a), (b), (c) or (d) hereof), directly or indirectly owns (x) any Mortgaged Property or (y)

any Equity Interests in any Entity, Subsidiary or other Person owning a Mortgaged Property. Collectively, the term “REIT Entities” refers to all of the foregoing.

“REIT Pledge Agreement” means the first priority Pledge and Security Agreement (Strategic Retail Trust, Inc.) of dated herewith by and between REIT and Agent, as may be amended from time to time, including in connection with this Agreement.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the indoor or outdoor environment or into or out of any property in violation of applicable Environmental Laws.

“Release Request” has the meaning set forth in Section 5.14(d).

“Release Tract” has the meaning set forth in Section 5.14 .

“Remaining Projects” has the meaning set forth in Section 5.14(e).

“Remedial Action” means all actions, including without limitation any capital expenditures, required or necessary to (i) clean up, remove, treat or in any other way address any Hazardous Material pursuant to applicable Environmental Laws; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material so it does not migrate or endanger public health or the environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring facilities on any property owned or leased by the Borrower or any of its Subsidiaries into compliance with all Environmental Laws.

“Rents” means all rents, royalties, issues, profits, revenue, income, accounts, proceeds and other benefits of a Real Property, whether now due, past due or to become due, including all prepaid rents and security deposits.

“Repair Work” means the work necessary to restore, repair, rebuild or replace a Mortgaged Property that has been impacted by a casualty or condemnation pursuant to Section 5.06.

“Required Lenders” means, as of any day of determination, Lenders (one of which must be the Agent, unless the Agent is a Defaulting Lender at such time) having at least 66-2/3% of the aggregate amount of the Commitments, or, if the Commitments have been terminated or reduced to zero, Lenders holding at least 66-2/3% of the Revolving Credit Exposure of all Lenders; provided that in determining such percentage at any given time, the Commitments and Revolving Credit Exposure of all then Defaulting Lenders will be disregarded and excluded.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property), direct or indirect, on account of or with respect to any Equity Interest in REIT, Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancellation or termination of any such Equity Interests, or of any option, warrant or other right to acquire any Equity Interests in REIT, Borrower or any Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Loans, and (b) such Lender’s Applicable Percentage of the Letter of Credit Liabilities.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of the McGraw & Hill Companies, Inc. and any successor thereto.

“Sanction(s)” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions (including, without limitation, as of the Closing Date, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).
“SEC” means the United States Securities and Exchange Commission, or any successor Governmental Authority.

“SNDA Agreement” has the meaning set forth in Section 6.11(b).

“SRT Advisor” means SRT Advisor, LLC, a Delaware limited liability company.

“SRT Manager” means SRT Secured Holdings Manager, LLC, a Delaware limited liability company, which is an Affiliate of SRT Advisor.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Governmental Authority to which the Agent is subject, with respect to the Adjusted LIBO Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordination of Management Fees” has the meaning set forth in Section 6.10.

“Sub-Manager” means a third party property management company engaged by the Management Company with respect to a Real Property that (a) does not have any direct contractual relationship with a Credit Party or an Entity, and (b) whose identity has been disclosed in writing to the Agent.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent.

“Tangible Net Worth” means, at any time of determination, on a consolidated basis determined in accordance with GAAP, the net worth of REIT and Borrower minus all intangible assets of REIT and Borrower, with real estate assets based on carrying value before depreciation.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest of (a) the date on which the Commitments are terminated or reduced to zero under Section 2.06(b), (b) the Maturity Date, and (c) the date the Commitments are terminated pursuant to Article VII.

“Third Party Information” has the meaning set forth in Section 3.12.

“Title Instruments” means true and correct copies of all instruments of record in the Office of the County Clerk, the Real Property Records or of any other Governmental Authority affecting title to all or any part of the Mortgaged Properties, including but not limited to those (if any) which impose restrictive covenants, easements, rights-of-way or other encumbrances on all or any part of the Mortgaged Properties.

“Title Insurance Policy” means, collectively, the policies of title insurance in the aggregate face amounts equal to the aggregate Commitment, issued in favor of the Agent by a title insurance company satisfactory to the Agent and insuring that title to the Mortgaged Properties is vested in Borrower, free and clear of any Lien, objection, exception or requirement, and that each Deed of Trust creates a valid first and prior lien on all the Mortgaged Properties, subject only to the Permitted Encumbrances and such other exceptions as may be approved in writing by the Agent. The Title Insurance Policy shall include such provisions or endorsements as necessary to provide coverage on a revolving credit basis (excluding creditor’s rights endorsements).

“Total Asset Value” means, at any time of determination, the sum of (without duplication) the following, at such time, of the Borrower, REIT, and Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis: (a) the Real Property Value, plus (b) the amount of any cash and cash equivalents.

“Total Debt” means, as to any Person at any time of determination, all liabilities of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, whether secured or unsecured, contingent or absolute, and, without duplication, all Indebtedness of such Person and its Subsidiaries (determined on a consolidated basis), whether or not so classified, including such Person’s and its Subsidiaries’ Equity Percentage of the Total Debt of its Unconsolidated Affiliates; provided, however, the calculation of Total Debt shall not include any fair value adjustments to the carrying value of liabilities.

“Total Leverage Ratio” means, at any time of determination, the ratio (expressed as a percentage) of (a) (without duplication) the sum of the Borrower’s and REIT’s Total Debt, to (b) Total Asset Value.

“Transactions” means the execution, delivery and performance by the Credit Parties of the Loan Documents, the borrowing of Loans, the issuances of Letters of Credit, and the use of the proceeds thereof.
“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unconsolidated Affiliate” means, without duplication, in respect of any Person, any other Person (other than a Person whose stock is traded on a national trading exchange) in whom such Person holds a voting equity or ownership interest and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unused Fee” has the meaning set forth in Section 2.09(a).

“Unused Amount” has the meaning set forth in Section 2.09(a).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless otherwise specifically stated otherwise, all references to the time of day are to the time of day in Boston, Massachusetts.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Lead Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Lead Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05    Designation of Lead Borrower as Agent for Borrower.

(a)    Each Borrower hereby irrevocably designates and appoints the Lead Borrower as that Borrower’s agent to obtain (i) Loans, the proceeds of which shall be available to each Borrower as set forth herein, and (ii) the issuance of Letters of Credit for the account of any one or more of the Borrowers. As the disclosed principal for its agent, each Borrower shall be obligated to the Agent and the Lenders on account the Loans as if made directly by the Lenders to that Borrower and for Reimbursement Obligations as if that Borrower had requested each Letter of Credit and executed each Letter of Credit Document, notwithstanding the manner by which such Loans and Letters of Credit are recorded on the books and records of the Lead Borrower and/or of any Borrower (including, without limitation, on account of any such treatment of said Loan or Reimbursement Obligation as an equity investment in a Borrower by Lead Borrower).

(b)    Each Borrower recognizes that credit available to it under the Loans and Letters of Credit are in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower, jointly and severally, hereby assumes and agrees fully, faithfully, and punctually to discharge all Indebtedness and other Obligations of all of the Borrowers.

(c)    The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Loan or a Letter of Credit.

(d)    The proceeds of each Loan which is requested by the Lead Borrower shall be advanced and each Letter of Credit requested shall be issued as and when otherwise provided herein or as otherwise indicated by the Lead Borrower. The Lead Borrower shall cause the transfer of the proceeds of a Loan to the Borrower(s) on whose behalf such Loan was obtained, and, in the case of Letters of Credit, the delivery thereof to the applicable beneficiary. Neither the Agent nor any Lender shall have any obligation to see to the application of such proceeds or the delivery of such Letters of Credit.

(e)    Each Borrower hereby irrevocably designates and appoints the Lead Borrower as that Borrower’s attorney-in-fact to act in the Borrower’s name and stead and to do and perform all matters, to grant to the Agent for the benefit of the Lenders a security interest in the Collateral, transact all business, and make, execute and acknowledge all Loan Documents and other instruments relating to this Agreement including but not limited to, this Agreement, the Note, and each Deed of
Trust. Each Borrower hereby acknowledges and agrees that the power of attorney created hereby is coupled with an interest.

(f)    Nothing contained herein shall be deemed or otherwise construed to modify, waive, or otherwise limit the obligations of Guarantor under its Guaranty to the Agent and the Lenders.

ARTICLE II.

THE CREDIT FACILITY

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans to the Borrower in amounts requested by the Lead Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment as of such date, or (b) the Principal Obligation exceeding the then Borrowing Base Availability. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans during the Availability Period.

SECTION 2.02 Loans and Borrowings.

(a)Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)Subject to Section 2.11, each Borrowing shall be comprised solely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance with this Agreement. Each Lender, at its option, may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Eurodollar Loan in accordance with the terms of this Agreement.

(c)At the commencement of each Interest Period for any Eurodollar Borrowing, such Eurodollar Borrowing shall be in an aggregate amount that is an integral multiple of
$100,000.00 and not less than $1,000,000.00. At the time that each ABR Borrowing is made, such ABR Borrowing shall be in an aggregate amount that is an integral multiple of $100,000.00 and not less than $1,000,000.00. Borrowings of more than one Type may be outstanding at the same time.

(d)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Borrowings and Approval of Proposed Properties. To request a Borrowing, Lead Borrower (on behalf of the Borrower) shall notify the Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Boston, Massachusetts time, three (3) Business Days before the date of the proposed Eurodollar Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Boston, Massachusetts time, one (1) Business Day before the date of the proposed ABR Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Borrowing Request in the form of Exhibit E and a Borrowing Base Certificate, each as attached hereto and hereby made a part hereof and signed by Lead Borrower, on behalf of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)    the aggregate amount of the requested Borrowing;

(b)	the date of such Borrowing, which shall be a Business Day;

(c)	whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d)	in the case of a Eurodollar Borrowing, the Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(e)	the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified in the Borrowing Request, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration, in the case of a Eurodollar Borrowing. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Notwithstanding anything herein to the contrary, the Borrower must have complied with Section 5.12 prior to submitting such Borrowing Request if the proceeds of such Borrowing are being used to fund the direct or indirect purchase of a Mortgaged Property.

SECTION 2.04    Funding of Borrowings.

(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Boston, Massachusetts time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders. The Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Agent in Boston, Massachusetts, or wire transferred to such other account or in such manner as may be designated by the Lead Borrower in the applicable Borrowing Request.

(b)    Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the Agent shall notify the Borrower and such Lender of the funding by the Agent, and the applicable

Lender and the Borrower jointly and severally agree to pay to the Agent within three (3) Business Days after demand such corresponding amount (with demand to be first made on such Lender) with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the corresponding Loan made to the Borrower. If the Borrower and such Lender pay such interest to the Agent for an overlapping period, the Agent shall credit the future interest payments of Borrower by an amount (as calculated by Agent in its reasonable discretion) equal to the interest paid by Borrower for such overlapping period. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Defaulting Lender.

SECTION 2.05    Interest Elections.

(a)Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)To make an election pursuant to this Section 2.05, the Lead Borrower shall notify the Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery, by hand delivery, telecopy, or email, to the Agent of a written Interest Election Request in the form of a Borrowing Request (with proper election made for an interest rate election only) and signed by the Lead Borrower.

(c)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(v)    If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Eurodollar Borrowing is repaid as provided herein, at the end of such Interest Period such Eurodollar Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Lead Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(f)After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than six (6) Interest Periods in effect with respect to the Loans.

SECTION 2.06    Termination, Reduction and Increase of Commitments.

(a)Unless previously terminated by the Agent or Borrower in accordance with this Agreement, the Commitments will terminate on the last day of the Termination Date.

(b)The Borrower may from time to time reduce the unused amount of the Commitments (which shall be deemed to include the aggregate amount of Letter of Credit Liabilities, without duplication), provided that each reduction in the Commitments shall be in an amount that is at least $5,000,000.00 and integrals thereof. The Borrower shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the Principal Obligation would exceed the Borrowing Base Availability. Upon any reduction in the Commitments, the Borrower’s option to increase the Commitments provided in Section 2.06(d) shall terminate.

(d)The Lead Borrower shall notify the Agent of any election to reduce the Commitments under Section 2.06(b) at least three (3) Business Days prior to the effective date of such reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Lead Borrower pursuant to this Section 2.06(c) shall be irrevocable. Any reduction of the Commitments shall be permanent. Each reduction in the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(e)So long as the Borrower is not then in Default, and the Borrower has not previously decreased the Commitments under Section 2.06(b), the Borrower may, at any time request that the Commitments be increased, so long as (a) each increase is in a minimum amount of $5,000,000.00 and an integral multiple of $5,000,000.00 (or such smaller amounts as the Agent may approve), (b) the aggregate Commitments do not exceed $100,000,000.00 (the “Maximum Commitment”), and (c) the aggregate amount of all such increases do not exceed $40,000,000.00. If the Borrower requests that the total Commitments be increased pursuant to this Section 2.06(c), the Agent shall use its best efforts to obtain increased or additional commitments up to the Maximum Commitment, and to do so the Agent may obtain additional lenders of its choice (and approved by Borrower, such approval not to be unreasonably withheld or delayed, provided that Borrower shall have the right, in its sole discretion, to reject any proposed lenders that are Competitors or tenants of any Real Property), and without the necessity of approval from any of the Lenders. The Borrower and each other Credit Party shall execute an amendment to this Agreement, additional Notes and other documents as the Agent may reasonably require to evidence the increase of the Commitments, the addition of new projects as Mortgaged Properties, if applicable, and the admission of additional Persons as Lenders, if necessary. No increase in the Commitments shall increase the Letter of Credit Sublimit.

SECTION 2.07    Repayment of Loans; Evidence of Debt.

(a)Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of, and all accrued but unpaid interest on, the Loans on the Maturity Date.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof. Borrower shall be entitled to rely on the accounts prepared by Agent (in lieu of any accounts maintained by each Lender), and Agent agrees to provide Borrower with statements of such accounts following Borrower’s written request.

(d)The entries made in the accounts maintained pursuant to Section 2.07(b) or (c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
SECTION 2.08    Prepayment of Loans.

(a)The Borrower shall have the right at any time and from time to time to prepay, without penalty, any Borrowing in whole or in part, subject to prior notice in accordance with Section 2.08(b), and subject to Section 2.13, if applicable.

(b)The Lead Borrower shall notify the Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Boston, Massachusetts time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Boston, Massachusetts time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that is an integral multiple of $100,000 and not less than $500,000.00. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

(c)In connection with the prepayment of any Loan, Borrower will pay all accrued and unpaid interest on the principal amount prepaid, and, if such prepayment is prior to the expiration of the Interest Period applicable thereto, the Borrower shall also pay all any applicable expenses pursuant to Section 2.13.

(d)Amounts to be applied to the prepayment of Loans shall be applied, first, to reduce outstanding ABR Loans and next, to the extent of any remaining balance, to reduce outstanding Eurodollar Loans. Each such prepayment shall be applied to prepay ratably the Loans of each Lender.

(e)If at any time the Principal Obligation exceeds the then Borrowing Base Availability, then, within one (1) Business Day after such occurrence (i) (except to the extent that any such excess is addressed in the following clause (ii)) the Borrower shall pay such excess to the Agent, for the benefit of the Lenders, and/or (ii) if the amount of such excess exceeds the Principal Obligation attributable to Loans and Reimbursement Obligations plus any other then-due Obligations of the Borrower other than the Stated Amounts of any Letters of Credit, the Borrower shall cash collateralize the Stated Amount of Letters of Credit in the amount of such excess, such that, following any such payment and cash collateralization, no such excess will exist. Any cash collateral so provided shall be treated as if provided under Section 2.20(a).

SECTION 2.09    Fees.

(b)The Borrower agrees to pay to the Agent for the account of each Lender, according to its Applicable Percentage, an unused fee (the “Unused Fee”) based on the amount by which the total Commitments exceed the Principal Obligation (the “Unused Amount”), for each day from the Effective Date to, but not including, the Termination Date. The Unused Fee shall accrue at the rate of (i) 0.30% per annum for any day on which the Unused Amount is equal to or greater than fifty percent (50%) of the total Commitments on such day, and (ii) 0.20% per annum for any day on which the Unused Amount is less than fifty percent (50%) of the total Commitments on such day, in each instance calculated daily (based on the number of days elapsed in a 360-day year). Accrued Unused Fees shall be payable in arrears on the first Interest Payment Date after the end of each Calendar Quarter and on the Termination Date.

(c)The Borrower agrees to pay to the Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in the fee letters executed between the Borrower, KeyBank, Lead Arranger and the Agent.

(d)Borrower agrees to pay to the Agent for the pro rata account of each Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for Eurodollar Loans for each day (while an Event of Default exists to be increased by 4% per annum, at the option of the Agent), times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) through and including the date such Letter of Credit expires or is terminated or (y) to but excluding the date such Letter of Credit is drawn in full and is not subject to reinstatement, as the case may be. The fees provided for in the immediately preceding sentence shall be nonrefundable and payable in arrears on (i) each Interest Payment Date, (ii) the Termination Date, and (iii) thereafter from time to time on demand of the Agent. In addition, the Borrowers shall pay to the Agent for its own account and not the account of any Lender, an issuance fee (with such issuance fee being paid to any Lender other than Agent that issues a Letter of Credit hereunder) in respect of each Letter of Credit equal to the greater of (i) $1,000.00 or (ii) the product of (x) one-eighth of one percent (0.125%) and (y) initial Stated Amount of such Letter of Credit. The fees provided for in the immediately preceding sentence shall be nonrefundable and payable upon issuance (or in the case of an extension of the expiration date, on the previous expiration date). Borrower shall pay directly to the Agent from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged by the Agent from time to time in like circumstances with respect to the issuance of each Letter of Credit, drawings, amendments and other transactions relating thereto.

(e)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent for distribution, in the case of Unused Fees and letter of credit fees to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.10    Interest.

(a)The Loans comprising each ABR Borrowing shall bear interest for each day outstanding at the Alternate Base Rate for such day plus the Applicable Margin.

(b)The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(d)Notwithstanding the foregoing, (i) if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of principal or interest, 4% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.10, or (B) in the case of any other amount, 4% plus the rate applicable to ABR Loans as provided in Section 2.10(a); and (ii) after the occurrence and during the continuance of any Event of Default, at the option of the Agent, or if the Agent is directed in writing by the Required Lenders to do so, the Loans and all other amounts payable by the Borrower hereunder shall bear interest at a rate per annum equal to 4% plus the rate applicable to ABR Loans from time to time as provided in Section 2.10(a).

(e)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to Section 2.10(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error. In the case of any Borrowing, interest shall begin to accrue when Lenders advance the Borrowing, whether such advance is made directly to Borrower or into escrow with the title company that will be issuing a Title Insurance Policy for the Mortgaged Property.

SECTION 2.11    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)the Agent determines or is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period; then the Agent shall give notice thereof to the Lead Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Agent notifies the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted. In addition, any pending Borrowing Request for a Eurodollar Loan may be revoked by the Lead Borrower or it shall be deemed a request for an ABR Loan, and each outstanding Eurodollar Loan will automatically, on the last day of the then current Interest Period applicable thereto, become an ABR Loan; or

(c)at any other time after the date hereof, any Change in Law shall make it unlawful, or any Governmental Authority having jurisdiction over a Lender or its lending office shall assert that it is unlawful, for any Lender to make or maintain Eurodollar Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (i) the commitment of the Lenders to make Eurodollar Loans shall forthwith be suspended and (ii) any Eurodollar Loans then outstanding shall be converted automatically to ABR Loans on the last day of each Interest Period applicable to such Eurodollar Loans or within such earlier period as may be required by Legal Requirements.

SECTION 2.12    Increased Costs.

(a)If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or Agent;

(ii)    subject any Lender or the Agent to any Tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment or the Loans or any Letter of Credit or participation therein (other than Taxes based upon or measured by the gross receipts, income or profits of such Lender or the Agent or its franchise tax);

(iii)    materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement (including with respect to any Letter of Credit or participation therein) or the other Loan Documents, or payable to the Agent with respect to Letters of Credit;

(iv)    impose on any Lender or the London interbank market any other condition cost or expense (other than one relating to Excluded Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or the Agent of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender of the Agent hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Agent the Borrower will pay to such Lender and/or the Agent, as applicable, within fifteen (15) days of any written request by such Lender or the Agent, such additional amount or amounts as will compensate such Lender or the Agent for such additional costs incurred or reduction suffered, which amounts shall be determined by such Lender and/or the Agent, as applicable, in its sole but reasonable judgment, after good faith and reasonable computation.

(b)If any Lender or the Agent determines that any Change in Law affecting such Lender or the Agent or any lending office of such Lender or the Agent or such Lender’s or the Agent’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Agent’s capital or on the capital of such Lender’s or the Agent’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Agent, to a level below that which such Lender or the Agent or such Lender’s or the Agent’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Agent’s policies and the policies of such Lender’s or the Agent’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender and/or the Agent, as the case may be, within fifteen (15) days of any written request by such Lender, such additional amount or amounts as will compensate such Lender and/or the Agent or such Lender’s or the Agent’s holding company for any such reduction suffered, which amounts shall be determined by such Lender and/or the Agent in its sole but reasonable judgment, after good faith and reasonable computation.

(c)A certificate of a Lender and/or the Agent setting forth the amount or amounts necessary to compensate such Lender, the Agent or their respective holding companies, as the case may be, as specified in Section 2.12(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender and/or the Agent, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d)Failure or delay on the part of any Lender or the Agent to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Agent’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Agent pursuant to this Section 2.12 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Agent notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Agent’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b)), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Lead Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14    Taxes.

(a)Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)The Borrower shall indemnify the Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Lead Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Lead Borrower as will permit such payments to be made without withholding or at a reduced rate.
SECTION 2.15    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.12, 2.13, 2.14, 9.03, or otherwise) prior to 1:00 p.m., Boston, Massachusetts time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent at its main offices in Cleveland, Ohio, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto. If the Agent receives a payment for the account of a Lender prior to 1:00 p.m., Boston, Massachusetts time, such payment must be delivered to the Lender on the same day and if it is not so delivered due to the fault of the Agent, the Agent shall pay to the Lender entitled to the payment interest thereon for each day after payment should have been received by the Lender pursuant hereto until the Lender receives payment, at the Federal Funds Effective Rate. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Further, if there is no corresponding day for a payment in the given calendar month (i.e., there is no February 30th), the payment shall be due on the last Business Day of such calendar month. All payments hereunder shall be made in Dollars.

(b)If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied
(i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)	the provisions of this paragraph shall not be construed to apply to
(x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Liabilities to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

(d)Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

(e)Unless the Agent shall have received notice from the Lead Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the Federal Funds Effective Rate.

(f)If any Lender shall fail to make any payment required to be made by it pursuant to 2.04(b) or 2.15(d), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16 Mitigation Obligations; Replacement of Lenders.

(a)Each Lender will notify the Lead Borrower of any event occurring after the date of this Agreement which will entitle such Person to compensation pursuant to Sections 2.10 and 2.12 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, provided that such Person shall not be liable for the failure to provide such notice. If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any such Person or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall use reasonable efforts to avoid or minimize the amounts payable, including, without limitation, the designation of a different lending office for funding or booking its Loans hereunder or the assignment of its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.12, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(a)If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.14) and obligations under this Agreement and the Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have paid to the Agent the assignment fee specified in Section 9.04, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Liabilities, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) such assignment will result in a reduction in such compensation or payments, and (iv) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.17 Defaulting Lenders.

(b)Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirements:

(i)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)    Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder (including with respect to Letters of Credit participations); second, if so determined by the Agent, to be held as cash collateral for the Fronting Exposure with respect to such Defaulting Lender; third, as the Lead

Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fourth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; fifth, to the payment of any amounts owing to the Lenders or the Agent as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Agent against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit participations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the applicable conditions set forth in Sections 4.01 and 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit participation payments owed to, all Non- Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit participation payments owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.17(a)(v). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    No Defaulting Lender shall be entitled to receive any fees hereunder for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender), other than Letter of Credit fees for any period during which that Lender is a Defaulting Lender to the extent allocable to its Applicable Percentage of the Stated Amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.21.

(iv)    With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (iii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities that has been reallocated to such Non-Defaulting Lender pursuant to clause (v) below, (y) pay to Agent the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to

Agent’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(v)    All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the applicable conditions set forth in Sections 4.01 and 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(vi)    If the reallocation described in clause (v) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, cash collateralize the Agent’s Fronting Exposure in accordance with the procedures set forth in Section 2.21.

(b)If the Borrowers and the Agent agree in writing in their sole discretion (with no consent required from the Borrowers if any Default or Event of Default exists) that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.17(a)(v)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)So long as any Lender is a Defaulting Lender, the Agent shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 2.18 Existing Credit Agreement Loans. On the Effective Date, the Existing Credit Agreement Loans shall be deemed to be converted to Eurodollar Loans having an Interest Period of one (1) month commencing on the Effective Date. The Borrowers shall pay to the Agent any amounts which might be due and payable pursuant to Section 2.13(b) as a result of such deemed conversion. The Existing Credit Agreement Loans and all accrued and unpaid interest thereon shall be due and payable at the same time as all other payments of principal and interest hereunder.

SECTION 2.19    Letters of Credit.

(a)Subject to the terms and conditions of this Agreement, the Agent, on behalf of the Lenders, agrees to issue for the account of any one or more of the Borrowers during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Maturity Date one or more letters of credit (each a “Letter of Credit”); provided, however that after giving effect to the issuance of any Letter of Credit: (i) the Principal Obligation will not exceed the Borrowing Base Availability; (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment; and (iii) the Letter of Credit Liabilities will not exceed the Letter of Credit Sublimit. The initial Stated Amount of each Letter of Credit shall be at least $100,000.00.

(b)At the time of issuance, renewal or increase, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to the reasonable approval by the Agent and the Lead Borrower. Notwithstanding the foregoing, in no event may the expiration date of any Letter of Credit extend beyond the earlier of (i) the date one year from its date of issuance or (ii) the Maturity Date; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Agent but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the Maturity Date unless the Agent and all of the Lenders have approved such expiration date.

(c)The Lead Borrower shall give the Agent written notice (or telephonic notice promptly confirmed in writing) at least 5 Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) Stated Amount, (ii) beneficiary, and (iii) expiration date. The Lead Borrower shall also execute and deliver such customary letter of credit application forms as requested from time to time by the Agent. Together with the notice to the Agent as specified immediately above, the Lead Borrower shall deliver to the Agent a completed, current Borrowing Base Certificate. Provided the Lead Borrower has given the notice prescribed by the first sentence of this subsection and subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article IV, the Agent shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary. Upon the written request of the Lead Borrower, the Agent shall deliver to the Lead Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d)Upon receipt by the Agent from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Agent shall promptly notify the Lead Borrower of the amount to be paid by the Agent as a result of such demand and the date on which payment is to be made by the Agent to such beneficiary in respect of such demand; provided, however, the Agent’s failure to give, or delay in giving, such notice shall not discharge the Borrowers in any respect from the applicable Reimbursement Obligation. The Borrowers hereby unconditionally and irrevocably agree to pay and reimburse the Agent for the amount of each demand for payment under such Letter of Credit on or prior to the date on which payment is to be made by the Agent to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (other than notice as provided in this subsection). Upon receipt by the Agent of any payment in respect of any Reimbursement Obligation, the Agent shall promptly pay to each Lender that has acquired a participation therein under the second sentence of Section 2.19(j) such Lender’s Applicable Percentage of such payment.

(f)Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Lead Borrower shall advise the Agent whether or not the Borrowers intend to borrow hereunder to finance its obligation to reimburse the Agent for the amount of the related demand for payment and, if they do, the Lead Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Lead Borrower fails to so advise the Agent, or if the Borrowers fail to reimburse the Agent for a demand for payment under a Letter of Credit by the date of such payment, then (i) if the applicable conditions contained in Article IV would permit the making of Loans, the Borrowers shall be deemed to have requested a borrowing of Loans in an amount equal to the unpaid Reimbursement Obligation and the Agent shall give each Lender prompt notice of the amount of the Loan to be made available to the Agent not later than 1:00 p.m. or (ii) if such conditions would not permit the making of Loans, the provisions of subsection (j) of this Section shall apply. The limitations of Section 2.02(c) shall not apply to any borrowing of Loans under this subsection.

(g)Upon the issuance by the Agent of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Applicable Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(a)In examining documents presented in connection with drawings under Letters of Credit and making payments under Letters of Credit against such documents, the Agent shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Agent nor any of the Lenders shall be responsible for, and the Borrowers’ obligations in respect of the Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Agent’s or any Lender’s rights or powers hereunder. Any action taken or omitted to be taken by the Agent under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against the Agent or any Lender any liability to the Borrowers or any Lender. In this regard, the obligation of the Borrowers to reimburse the Agent for any drawing made under any Letter of Credit, and to repay any Loan made pursuant to the second sentence of the preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which any Borrower may have at any time against the Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between any Borrower, the Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; (G) payment by the Agent under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrowers’ Reimbursement Obligations.

(h)The issuance by the Agent of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Requisite Lenders (or all of the Lenders if required by Section 9.02) shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrowers shall pay the fees, if any, payable under the last sentence of Section 2.09(c).

(i)Immediately upon the issuance by the Agent of any Letter of Credit each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Applicable Percentage of the liability of the Agent with respect to such Letter of Credit, and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Agent to pay and discharge when due, such Lender’s Applicable Percentage of the Agent’s liability under such Letter of Credit. In addition, upon the making of each payment by a Lender to the Agent in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of the Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Agent by the Borrowers in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Applicable Percentage in any interest or other amounts payable by the Borrowers in respect of such Reimbursement Obligation (other than the fees payable solely to the Agent pursuant to Section 2.09(c)). Notwithstanding the foregoing, in the event of a default in any Lender’s obligations to fund under this Agreement exists or any Lender is at such time a Defaulting Lender, the Agent shall have the right, but not the obligation, to refuse to issue any Letter of Credit unless the Agent has entered into satisfactory arrangements with the Borrowers and/or such Defaulting Lender to eliminate the Agent’s risk with respect to such Defaulting Lender.

(k)Each Lender severally agrees to pay to the Agent on demand in immediately available funds in Dollars the amount of such Lender’s Applicable Percentage of each drawing paid by the Agent under each Letter of Credit to the extent such amount is not reimbursed by the Borrowers pursuant to Section 2.19(d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Lender shall be required to fund, whether as a Loan or as a participation, shall not exceed such Lender’s Applicable Percentage of such drawing. If the notice referenced in the second sentence of Section 2.19(e) is received by a Lender not later than 11:00 a.m., then such Lender shall make such payment available to the Agent not later than 2:00 p.m. on the date of demand therefor; otherwise, such payment shall be made available to the Agent not later than 1:00 p.m. on the next succeeding Business Day. The obligation of each Lender to make such payments to the Agent under this subsection, and the Agent’s right to receive the same, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of any Borrower or any other Credit Party, (iii) the existence of any Default or Event of Default, or (iv) the termination of the Commitments. Each such payment to the Agent shall be made without any offset, abatement, withholding or deduction whatsoever.

(l)The Agent shall periodically deliver to the Lenders information setting forth the Stated Amount of all outstanding Letters of Credit. Other than as set forth in this subsection, the Agent shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Agent to perform its requirements under this subsection shall not relieve any Lender from its obligations under Section 2.19(j).
SECTION 2.20 Expiration or Maturity Date of Letters of Credit Past Termination Date.

(a)If on the Termination Date there are any Letters of Credit outstanding hereunder (excluding any Letters of Credit for which cash collateral has been provided as provided herein), the Borrowers shall, on such date, pay to the Agent an amount of money equal to the Stated Amount of such Letter(s) of Credit for deposit into the Collateral Account.

(b)As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, the Borrowers hereby pledge and grant to the Agent, for the ratable benefit of the Agent and the Lenders as provided herein, a security interest in all of their respective right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this Section.

(c)Amounts on deposit in the Collateral Account shall be invested and reinvested by the Agent in such cash equivalents as the Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Lenders (but owned by Lead Borrower for tax purposes). The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.
(d)If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrowers and the Lenders authorize the Agent to use the monies deposited in the Collateral Account and proceeds thereof to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment.

(e)If an Event of Default exists, the Requisite Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations in accordance with Section 7.03.

(f)So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Agent shall, from time to time, at the request of the Borrowers, deliver to the Borrowers within 10 Business Days after the Agent’s receipt of such request from the Borrowers, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Collateral Account as exceeds the aggregate amount of the Letter of Credit Liabilities at such time.

(g)The Borrowers shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account and investments and reinvestments of funds therein.

SECTION 2.21 Cash Collateral.

(a)At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Agent the Borrower shall cash collateralize the Agent’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.17(a)(v) and any cash collateral provided by such Defaulting Lender) in an amount not less than the amount of such Fronting Exposure. Any such cash collateral shall be maintained in the Collateral Account, subject to Section 2.20(c).

(b)The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Agent, and agrees to maintain, a first priority security interest in all such cash collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to clause (c) below. If at any time the Agent determines that cash collateral is subject to any right or claim of any Person other than the Agent as herein provided, or that the total amount of such cash collateral is less than the Fronting Exposure, the Borrower will, promptly upon demand by the Agent, pay or provide to the Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Lender).

(c)Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section or Section 2.17 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)Cash collateral (or the appropriate portion thereof) provided to reduce any Fronting Exposure shall no longer be required to be held as cash collateral pursuant to this Section following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Agent that there exists excess cash collateral; provided that, subject to Section 2.17 the Person providing cash collateral and the Agent may agree that cash collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such cash collateral was provided by the Borrower, such cash collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

ARTICLE III. REPRESENTATIONS AND WARRANTIES
The Credit Parties represent and warrant to the Lenders and the Agent that:

SECTION 3.01 Organization; Powers. Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required to the extent that the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability. The Transactions are within the corporate, partnership or limited liability company powers (as applicable) of the respective Credit Parties and have been duly authorized by all necessary corporate, partnership or limited liability company action. This Agreement and the Loan Documents have been duly executed and delivered by each Credit Party which is a party thereto and constitute the legal, valid and binding obligation of each such Person, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or which shall be completed at the appropriate time for such filings under applicable securities laws, (b) will not violate, to the Credit Parties’ knowledge, any applicable law, regulation or order of any Governmental Authority to the extent that such violation could reasonably be expected to have a Material Adverse Effect, (c) will not violate the charter, by-laws or other Organizational Documents of any Credit Party or any of the Borrower’s Subsidiaries, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Credit Party or any of the Borrower’s Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Credit Party or any of the Borrower’s Subsidiaries to the extent that such violation, default or right to require payment could reasonably be expected to have a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any Collateral, except pursuant to the Deed of Trust and the Pledge Agreements.
SECTION 3.04 Financial Condition; No Material Adverse Change.

(a)    The Borrower has heretofore furnished to the Agent the consolidated financial statements of REIT as of and for the fiscal year ended December 31, 2015, reported on by Moss Adams LLP, independent public accountants, for REIT. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of REIT and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments.

(b)    Since December 31, 2015, no event has occurred which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05 Properties.

(a)Each of the Credit Parties and the Borrower’s Subsidiaries has title to, or valid leasehold interests in, all Collateral and all real and personal property necessary to its business, except for Permitted Liens and minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, as set forth on Schedule 3.05.

(b)Except as otherwise set forth in the property conditions reports obtained with respect to each Mortgaged Property, to the best of each Credit Party’s knowledge, all components of all improvements included within such Mortgaged Property, including, without limitation, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in good working order and repair, subject to such exceptions which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the best of each Credit Party’s knowledge, all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Mortgaged Properties are installed and operating and are sufficient to enable each Mortgaged Property to continue to be used and operated in the manner currently being used and operated, and no Credit Party has any knowledge of any fact or condition that reasonably could be expected to result in the termination or material impairment of the furnishing thereof, subject to such exceptions which could not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

(c)To the best of each Credit Party’s knowledge, all franchises, licenses, authorizations, rights of use, governmental approvals and permits (including all certificates of occupancy and building permits) which are reasonably required to have been issued by Governmental Authority to enable all Mortgaged Properties to be operated as then being operated have been lawfully issued and are in full force and effect, other than those which the failure to obtain in the aggregate could not be reasonably expected to have a Material Adverse Effect. To the best of each Credit Party’s knowledge, no Credit Party or any Subsidiary of the Borrower is in violation of the terms or conditions of any such franchises, licenses, authorizations, rights of use, governmental approvals and permits, which violation could reasonably be expected to have a Material Adverse Effect.
(d)None of the Credit Parties or Subsidiaries of the Borrower has received any written notice or has any actual knowledge of any pending, threatened or contemplated condemnation proceeding affecting any Mortgaged Property or any part thereof, or any proposed termination or impairment of any parking at any Mortgaged Property or of any sale or other disposition of any Mortgaged Property or any part thereof in lieu of condemnation, which in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(e)Except for events or conditions which could not reasonably be expected to have, in the aggregate, a Material Adverse Effect, no portion of any Mortgaged Property has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its condition prior to such casualty.

(f)No portion of any Mortgaged Property is located in a special flood hazard area as designated by any federal Government Authorities or any area identified by the insurance industry or other experts acceptable to the Agent as an area that is a high probable earthquake or seismic area, except as set forth on Schedule 3.05.

(g)There are no Persons operating or managing any Mortgaged Property other than the Borrower, and the Management Company and any Sub-Managers pursuant to (i) the management agreements delivered to Agent as of the Effective Date, and (ii) such other management agreements in form and substance reasonably satisfactory to the Agent and which are assigned to Agent pursuant to an assignment of management agreement in form and substance satisfactory to the Agent, provided that sub-management contracts between the Management Company and a Sub- Manager are not subject to Agent’s approval provided that such contracts (i) are terminable by Glenborough on no greater than thirty (30) days’ notice without penalty, and (ii) terminate upon the termination of any applicable management agreement between the Borrower and Glenborough and on any transfer of the Mortgaged Property (including as a result of foreclosure, deed in lieu of foreclosure, or other similar transfer).

(h)To the best of the Credit Parties’ knowledge, except as disclosed on the Current Survey, no improvement or portion thereof, or any other part of any Mortgaged Property, is dependent for its access, operation or utility on any land, building or other improvement not included in such Mortgaged Property, other than for access provided pursuant to a recorded easement, declaration or other right of way establishing the right of such access, subject to such exceptions which could not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

SECTION 3.06 Intellectual Property. To the best of the Credit Parties’ knowledge, each Credit Party and each of the Borrower’s Subsidiaries owns, or is licensed to use, all patents and other intellectual property the absence of which could reasonably be expected to have a Material Adverse Effect, and the use thereof does not materially infringe upon the rights of any other Person. To the best of the Credit Parties’ knowledge, there are no material slogans or other advertising devices, projects, processes, methods, substances, parts or components, or other material now employed, or now contemplated to be employed, by any Credit Party or any of the Borrower’s Subsidiaries, and no claim or litigation regarding any slogan or advertising device, project, process, method, substance, part or component or other material employed, or now contemplated to be employed by any Credit Party or any of the Borrower’s Subsidiaries, is pending or threatened, the outcome of which could reasonably be expected to have a Material Adverse Effect.
SECTION 3.07 Litigation and Environmental Matters.

(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the best of the Credit Parties’ knowledge, threatened against or affecting any Credit Party or any of the Borrower’s Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(a)Except as disclosed in the environmental reports obtained with respect to each Mortgaged Property:

(i)    to the best of the Credit Parties’ knowledge, each Mortgaged Property is free from contamination by any Hazardous Material, except as could not reasonably be expected to have a Material Adverse Effect;

(ii)    to the best of the Credit Parties’ knowledge, the operations of the Credit Parties, and the operations at each Mortgaged Property are in compliance with all applicable Environmental Laws, except as could not reasonably be expected to have a Material Adverse Effect;

(iii)    none of the Credit Parties or Subsidiaries of the Borrower have known liabilities with respect to Hazardous Materials at any Mortgaged Property and, to the best of the Credit Parties’ knowledge, no facts or circumstances exist which could reasonably be expected to give rise to liabilities with respect to such Hazardous Materials, in either case, except to the extent such liabilities could not reasonably be expected to have a Material Adverse Effect;

(iv)    To the best of the Credit Parties’ knowledge, (A) the Credit Parties and each Mortgaged Property have all Environmental Permits (if any) necessary for the operations at such Mortgaged Property and are in compliance with such Environmental Permits; (B) there are no legal proceedings pending nor threatened to revoke, or alleging the violation of, such Environmental Permits; and (C) none of the Credit Parties or Subsidiaries of the Borrower have received any notice from any source to the effect that there is lacking any Environmental Permit required in connection with the current use or operation of any Mortgaged Property, in each case, except as could not reasonably be expected to have a Material Adverse Effect;

(v)    none of the Mortgaged Properties currently leased or owned by any Credit Party, nor, to the best of the Credit Parties’ knowledge, any owner of Mortgaged Property leased or operated by any Credit Party, are subject to any outstanding written order or contract, including Environmental Liens, with any Governmental Authority or other Person, or to any federal, state, local, foreign or territorial investigation of which a Credit Party has been given notice respecting (A) Environmental Laws, (B) Remedial Action, (C) any Environmental Claim; or (D) the Release or threatened Release of any Hazardous Material, in each case, except as could not reasonably be expected to have a Material Adverse Effect;
(vi)    none of the Credit Parties or Subsidiaries of the Borrower are subject to any pending legal proceeding alleging the violation of any Environmental Law with respect to any Mortgaged Property nor, to the best of Credit Parties’ knowledge, are any such proceedings threatened, in either case, except as could not reasonably be expected to have a Material Adverse Effect;

(vii)    none of the Credit Parties or Subsidiaries of the Borrower or, to the best of the Credit Parties’ knowledge, any owner of any Mortgaged Property leased by any Credit Party, have filed any notice under federal, state or local, territorial or foreign law indicating past or present treatment, storage, or disposal of or reporting a Release of Hazardous Material into the environment with respect to a Mortgaged Property, in each case, except as could not reasonably be expected to have a Material Adverse Effect;

(viii)    none of the operations of the Credit Parties or Subsidiaries of the Borrower at a Mortgaged Property or, to the best of the Credit Parties’ knowledge, of any owner of any Mortgaged Property currently leased by any Credit Party or of any tenant of any Mortgaged Property currently leased from any Credit Party, involve or, to the best of the Credit Parties’ knowledge, previously involved the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Part 261.3 (in effect as of the date of this Agreement) or any state, local, territorial or foreign equivalent, in violation of Environmental Laws; and

(ix)    to the best of the Credit Parties’ knowledge, there is not now, nor has there been in the past (except, in all cases, to the extent the existence thereof could not reasonably be expected to have a Material Adverse Effect), on, in or under any Mortgaged Property leased or owned by any Credit Party, (A) any underground storage tanks or surface tanks, dikes or impoundments (other than for surface water); (B) any friable asbestos- containing materials; (C) any polychlorinated biphenyls; or (D) any radioactive substances other than naturally occurring radioactive material.

SECTION 3.08 Compliance with Laws and Agreements. Each of the Credit Parties and Subsidiaries of the Borrower are in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or to its knowledge, its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.09 Investment and Holding Company Status. Neither any of the Credit Parties nor any of the Borrower’s Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.10 Taxes. Each Credit Party and each of the Borrower’s Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect. The Borrower does not have any Plans as of the date hereof. As to any future Plan the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) will not exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) will not exceed the fair market value of the assets of all such underfunded Plans.

SECTION 3.12 Disclosure. To the best of the Credit Parties’ knowledge, there are no agreements, instruments and corporate or other restrictions to which it, any other Credit Party, or any of its Subsidiaries is subject, or any other matters known to it, that, in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of the reports, financial statements, certificates or other information prepared by a Credit Party, an Affiliate of a Credit Party or any employee or officer thereof and furnished by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) (the “Affiliate Prepared Information”) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; and provided further that none of the Credit Parties shall be responsible for the accuracy of any statements or information contained in any deliverable that is not Affiliate Prepared Information (the “Third Party Information”) except that the Credit Parties represent and warrant that, to the best of their knowledge, the Third Party Information does not contain any material errors, omissions or misstatements of fact.

SECTION 3.13 Insurance. Borrower has provided to Agent an insurance schedule which accurately sets forth, in all material respects, as of the Effective Date all insurance policies and programs currently in effect with respect to the assets and business of the Credit Parties and the Borrower’s Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof and (v) the expiration date thereof, with Agent, for the benefit of the Lenders, being names as mortgagee, additional insured and loss payee, as applicable. Such insurance policies and programs (or such other similar policies as are permitted pursuant to Section 5.06) are currently in full force and effect, and, together with payment by the insured of scheduled deductible payments, are in amounts sufficient to cover the replacement value of the respective assets of the Credit Parties and the Subsidiaries of the Borrower.

SECTION 3.14 Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), and no proceeds of any Loan will be used to purchase or carry any margin stock.
SECTION 3.15 Subsidiaries; REIT Qualification. As of the Effective Date, REIT has only the Subsidiaries listed on Schedule 3.15 attached hereto. The Borrower qualifies as a “qualified REIT subsidiary” under Section 856 of the Code. REIT is a Maryland corporation duly organized pursuant to articles of incorporation filed with the Maryland Department of Assessments and Taxation, and is in good standing under the laws of Maryland. REIT conducts its business in a manner which enables it to qualify as a real estate investment trust under, and to be entitled to the benefits of, §856 of the Code and has elected to be treated as and is entitled to the benefits of a real estate investment trust thereunder.

SECTION 3.16 Leases. With respect to the Mortgaged Properties, Borrower represents and warrants to the Agent and the Lenders that: (i) Borrower has delivered to Agent a true and correct copy of each Lease and any guaranty(ies) thereof which affect any part of the Mortgaged Property; (ii) no such Lease or guaranty contains any option or right of first refusal to purchase all or any portion of the Mortgaged Property, or any present or future interest therein, except as set forth on Schedule 3.16 attached hereto; (iii) complete and correct rent rolls for the Mortgaged Property as of the date hereof have been delivered to Agent; (iv) to the best of Borrower’s knowledge, the Leases are currently in full force and effect with no existing default on the part of the landlord thereunder and no condition existing with respect thereto which, with the giving of notice or the passage of time, could constitute such a default; and (v) to Borrower’s knowledge, there is no existing material default by any of the tenants under any of the Leases and no condition existing with respect thereto which, with the giving of notice or the passage of time, could constitute such a default.

SECTION 3.17 OFAC. No Credit Party or any Related Party: (a) is currently the subject of any Sanctions; (b) is located, organized or residing in any Designated Jurisdiction; or (c) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender or the Agent) of Sanctions.

SECTION 3.18 EEA Financial Institutions. No Credit Party is an EEA Financial Institution.

SECTION 3.20 Anti-Corruption Laws and Sanctions.

(a)None of (i) the Credit Parties, any Subsidiary thereof or, to the knowledge of the Borrower, any of their respective directors, officers, employees or affiliates, or (ii) to the knowledge of the Borrower, any agent or representative of a Credit Party or any Subsidiary thereof that will act in any capacity in connection with or benefit from the credit facility established hereby, (x) is a Sanctioned Person or currently the subject or target of any Sanctions or (y) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws or Sanctions; and

(b)No proceeds of any Loan or other extension of credit have been used, directly or indirectly, by any Credit Party, any of their Subsidiaries or any of its or their respective directors, officers, employees and agents (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, including any payments (directly or indirectly) to a Sanctioned Person or a Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE IV. CONDITIONS
SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Agent to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)    The Agent (or its counsel) shall have received from each Credit Party either (i) a counterpart of this Agreement and all other Loan Documents to which it is party signed on behalf of such party or (ii) written evidence satisfactory to the Agent (which may include telecopy or email transmission of a signed signature page of each such Loan Document other than the Notes) that such party has signed a counterpart of the Loan Documents, together with copies of all Loan Documents.

(b)    The Agent shall have received a favorable written opinion (addressed to the Agent and the Lenders and dated the Effective Date) of counsel for the Credit Parties, as the Agent may approve, covering such matters relating to the Credit Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request.

(c)    The Agent shall have received such documents and certificates as the Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Credit Parties, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement (including each Credit Party’s compliance with Section 9.14 and other customary “know your customer” requirements) or the Transactions, all in form and substance satisfactory to the Agent and its counsel.

(d)    The Agent shall have received a Compliance Certificate and a Borrowing Base Certificate, dated the date of this Agreement and signed by a Financial Officer of Borrower, in form and substance satisfactory to the Agent.

(e)    The Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out- of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f)    The Agent shall have received the Appraisal, the Environmental Assessment, the Title Insurance Policy and the Current Survey (in each instance as delivered in connection with the original closing of the Loan, with the Agent receiving an acceptable endorsement to each Title Policy), property condition assessments, insurance certificates, and such other due diligence information as the Agent may require for each Mortgaged Property.
(g)    The Agent shall have received such amendments and/or amendments and restatements of the various Loan Documents (as defined in the Existing Credit Agreement) as it shall determine to be necessary and appropriate.

The Agent shall notify the Lead Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Agent to issue Letters of Credit is subject to the satisfaction of the following conditions:

(a)The representations and warranties of each Credit Party set forth in this Agreement or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or issuance (except to the extent a representation or warranty is already qualified by materiality, in which case such representation or warranty shall be true and correct in all respects).

(b)At the time of and immediately after giving effect to such Borrowing or issuance, no Default or Event of Default shall have occurred and be continuing.

(c)With respect to any requested Borrowings, the Borrower shall have complied with Section 2.03, and with respect to any requested Letter of Credit issuance, the Borrower shall have complied with Section 2.19.

(d)The Agent shall have received a Borrowing Base Certificate signed by a Financial Officer of REIT.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 4.02.

ARTICLE V. AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, and no Letter of Credit Liabilities are outstanding, the Credit Parties covenant and agree with the Lenders that:

SECTION 5.01 Financial Statements; Ratings Change and Other Information.
The Credit Parties will furnish to the Agent and each Lender:

(b)within 90 days after the end of each fiscal year of REIT, and not later than 10 days after the filing of REIT’s Form 10-K with respect to such fiscal year with the SEC, REIT’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, together with all notes and supporting schedules thereto, setting forth in each case in comparative form the figures for the previous fiscal year which present fairly in all material respects the financial condition and results of operations of REIT and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, all certified by a Financial Officer of REIT (which may be included in the applicable Compliance Certificate) and reported on (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) by Moss Adams LLP or other firm independent public accountants of recognized national standing, in any case which firm has authorized REIT to deliver such financial statements and report to the Agent and the Lenders;

(c)within 45 days after the end of each fiscal year of REIT, a pro-forma budget, including cash flow projections, for REIT and the Borrower, for the following fiscal year;

(d)within 45 days after the end of each of the first three Calendar Quarters, and not later than 10 days after the filing of REIT’s Form 10-Q with respect to such Calendar Quarter with the SEC, (i) such entity’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Calendar Quarter and the then elapsed portion of the fiscal year, together with all notes and supporting schedules thereto, setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of REIT’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of each such entity on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) a Real Property Portfolio Summary Schedule, broken out by Mortgaged Property in the Mortgaged Property Pool and all other properties of REIT and its Subsidiaries, detailing at a minimum, the property address, square footage, Net Operating Income for such Calendar Quarter, cost basis and Appraised Value (if applicable), and attaching rent rolls and operating statements for each Mortgaged Property as of the related Determination Date;

(e)concurrently with the delivery thereof, copies of all quarterly and annual reporting provided to the investors in REIT;

(f)within 45 days after the end of each of the first three (3) Calendar Quarters and within 90 days after the end of each fiscal year of REIT, a compliance certificate of a Financial Officer of REIT (each, a “Compliance Certificate”) in the form of Exhibit B attached hereto, and a borrowing base certificate of a Financial Officer of REIT (each, a “Borrowing Base Certificate”) in the form of Exhibit G attached hereto;

(g)Within ten (10) days after the filing thereof for Forms 10-K and 10-Q described below, and upon written request for items other than Forms 10-K and 10-Q described below, copies of all periodic and other reports, proxy statements and other materials filed by

REIT, the Borrower or any Subsidiary with the SEC (including registration statements and reports on Form 10-K, 10-Q and 8-K (or their equivalents)) or with any national securities exchange, or distributed by REIT or the Borrower to its shareholders generally, as the case may be, provided, that this covenant may be satisfied by directing Agent and each Lender to the appropriate page of the SEC website; and

(a)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary of the Borrower, or compliance with the terms of the Loan Documents, as the Agent or any Lender may reasonably request, including property operating statements, cash flow statements, and balance sheets.

SECTION 5.02 Financial Covenants. The Borrower and Guarantor shall be in compliance with the financial covenants set forth below in this Section 5.02 at all times, and shall certify and report such compliance as of the last day of each Calendar Quarter in each Compliance Certificate required to be delivered pursuant to this Agreement. All calculations shall include the applicable Equity Percentage of Unconsolidated Affiliates, without duplication.

(b)The Total Leverage Ratio shall not exceed sixty-five percent (65%); provided, however, the Total Leverage Ratio may increase to seventy percent (70%) for no more than two (2) consecutive Calendar Quarters once prior to the Maturity Date in connection with asset acquisitions or other events approved by Agent in its sole discretion.

(c)	The Fixed Charge Coverage Ratio shall not be less than 1.40:1.00.

(d)	Liquidity shall not be less than $2,500,000.00.

(e)The Tangible Net Worth shall not be less than (i) $40,407,000, plus (ii) seventy-five percent (75%) of the Net Proceeds of all Equity Issuances by REIT or the Borrower after the Effective Date. Nothing herein shall be deemed to authorize any Equity Issuance otherwise prohibited pursuant to this Agreement or any other Loan Document.

(f)The Indebtedness of REIT that bears interest at a varying rate of interest or that does not have the interest rate effectively fixed or hedged pursuant to a Hedging Agreement, shall not exceed twenty percent (20%) of Total Asset Value, with all Hedging Agreements subject to the review and approval of Agent.

SECTION 5.03 Notices of Material Events. The Borrower will furnish to the Agent and each Lender written notice of the following promptly after it becomes aware of same (unless specific time is set forth below):

(a)within five (5) Business Days after it has actual knowledge thereof, the occurrence of any Default or Event of Default;

(b)within five (5) Business Days after the filing or commencement of any action, suit or proceeding by or before any Governmental Authority (excluding any courts)

against or affecting any Credit Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)within five (5) Business Days (i) after the filing or commencement of any litigation or arbitration which is pending against a Credit Party and where the amount in controversy exceeds $1,000,000.00 and (ii) after a Credit Party has knowledge thereof, threatened in writing against a Credit Party in which the amount in controversy exceeds $10,000,000.00, and which Borrower reasonably believes is not covered entirely by insurance;

(e)within five (5) Business Days after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000.00; and

(f)within five (5) Business Days after it has actual knowledge thereof, any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.03 shall be accompanied by a statement of a Financial Officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.04 Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.02. Each Borrower must at all times be a wholly owned direct or indirect Subsidiary of REIT.

SECTION 5.05 Payment of Obligations. Subject to any applicable right to contest, each Credit Party shall duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, or to bond over, all Taxes, assessments and other governmental charges payable by it, or with respect to the Mortgaged Property or the Collateral, as well as all claims or obligations for labor, materials, supplies or services (involving an amount in excess of $500,000.00 in any instance or $3,000,000.00 in the aggregate) that could result in a lien on the Mortgaged Property or the Collateral or for borrowed funds in any amount.

SECTION 5.06 Maintenance of Properties; Insurance.

(a)The Borrower will, and will cause each of its Subsidiaries to, (i) keep and maintain all Mortgaged Property and property necessary to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are set forth in the schedule provided pursuant to Section 3.13, with Agent named as loss payee and a beneficiary of such insurance on substantially similar policies and programs as are acceptable to Agent.

(b)The Borrower shall maintain the following insurance coverages for each of the Mortgaged Properties in the Mortgaged Property Pool:

(i)    An all-risk policy of permanent property insurance insuring the Mortgaged Property against all risks of any kind or character except those permitted by the Agent in writing to be excluded from coverage thereunder.

(ii)    A boiler and machinery insurance policy covering loss or damage to all portions of the Mortgaged Property comprised of air-conditioning and heating systems, other pressure vessels, machinery, boilers or high pressure piping.

(iii)    An all-risk policy of insurance covering loss of earnings and/or rents from the Mortgaged Property in the event that the Mortgaged Property is not available for use or occupancy due to casualty, damage or destruction required to be covered by the policies of insurance described in (i) and (ii) above.

(iv)    Commercial general liability, auto liability, umbrella or excess liability and worker’s compensation insurance against claims for bodily injury, death or property damage occurring on, in or about the Mortgaged Property in an amount and containing terms acceptable to the Agent.

(v)    Such other insurance against other insurable hazards, risks or casualties which at the time are commonly insured against in the case of owners and premises similarly situated, due regard being given to the financial condition of the Borrower, the height and type of the Mortgaged Property, its construction, location, use and occupancy.

(vi)    All required insurance will be written on forms acceptable to the Agent and by companies having a Best’s Insurance Guide Rating of not less than A or A+ (subject to the requirements of any Lease) and which are otherwise acceptable to the Agent, and such insurance (other than third party liability insurance) shall be written or endorsed so that all losses are payable to the Agent, as Agent for the Lenders. The original policies evidencing such insurance shall be delivered by the Borrower to the Agent and held by the Agent, unless Agent expressly consents to accept insurance certificates instead. Each such policy shall expressly prohibit cancellation or modification of insurance without thirty (30) days’ written notice to the Agent. The Borrower agrees to furnish (only to the extent available in the event such premiums are paid directly by tenants) due proof of payment of the premiums for all such insurance to Agent promptly after each such payment is made and in any case at least fifteen (15) days before payment becomes delinquent.

(c)Except as may be required under the terms of any Approved Lease, all net proceeds of insurance with respect to a Mortgaged Property shall be paid to Agent and, at Agent’s option, be applied to Borrower’s Obligations or released, in whole or in part, to pay for the actual cost of repair, restoration, rebuilding or replacement (collectively, “Cost to Repair”). If the Cost to Repair does not exceed twenty percent (20%) of the Borrowing Base Pool Value attributable to the subject Mortgaged Property, provided no Event of Default is then in existence, Agent shall release so much of the insurance proceeds as may be required to pay for the actual Cost to Repair in accordance with and subject to the provisions of Section 5.06(d).

(d)If Agent elects or is required to release insurance proceeds, Agent may impose (subject to the requirements of any Approved Lease), reasonable conditions on such release which shall include, but not be limited to, the following:

(i)    Prior written approval by Agent, which approval shall not be unreasonably withheld or delayed of plans, specifications, cost estimates, contracts and bonds for the restoration or repair of the loss or damage;

(ii)    Waivers of lien, architect’s certificates, contractor’s sworn statements and other evidence of costs, payments and completion as Agent may reasonably require;
(iii)    If the Cost to Repair does not exceed $500,000.00, the funds to pay therefor shall be released to Borrower. Otherwise, funds shall be released upon final completion of the Repair Work, unless Borrower requests earlier funding, in which event partial monthly disbursements equal to the value of the work completed (less applicable retainage) shall be made prior to final completion of the repair, restoration or replacement and the balance of the disbursements shall be made upon full completion and the receipt by Agent of satisfactory evidence of payment and release of all liens;

(iv)    Determination by Agent in its reasonable discretion that the undisbursed balance of such proceeds on deposit with Agent, together with additional funds deposited for the purpose, shall be at least sufficient to pay for the remaining Cost to Repair, free and clear of all liens and claims for lien;

(v)    All work to comply with the standards, quality of construction and Legal Requirements applicable to the original construction of the Mortgaged Property;

(vi)    in Agent’s good faith and reasonable judgment the Repair Work is likely to be completed at least three (3) months prior to the Maturity Date;

(vii)    each tenant of the Property which might otherwise have a right to terminate its lease on account of such casualty or condemnation shall have waived its right to so terminate conditioned only upon the Repair Work being completed within a reasonable period of time acceptable to Agent or such period as is expressly provided in the applicable leases, whichever is longer, so long as the period does not exceed the period for which rent loss insurance is available; and

(viii)    no Event of Default is in existence as of the date of such casualty or condemnation or on the date of any applicable disbursement of any insurance proceeds or condemnation award to Borrower (excluding any Event of Default relating to such casualty or condemnation);

(ix)    Agent is reasonably satisfied that all payments to be made by Borrower under the Notes will be made in a timely manner;

(x)    Agent shall have received copies of all permits and approvals required in connection with the Repair Work; and

(xi)    Agent shall be satisfied that after the Repair Work is completed, the value of said Mortgaged Property, upon completion of the Repair Work, will equal or exceed such value immediately prior to the applicable casualty loss or condemnation.

(a)Subject to the requirements of any Approved Lease, if there is any condemnation for public use of a Mortgaged Property, the net proceeds on account thereof shall be paid to Agent and shall be applied to Borrower’s obligations, or at Agent’s discretion released to Borrower. If, in the case of a partial taking or a temporary taking, in the good faith and reasonable judgment of Agent the effect of such taking is such that there has not been a material and adverse impairment of the profitability of the Mortgaged Property, so long as no Event of Default exists Agent shall release awards on account of such taking to Borrower if such awards are sufficient (or amounts sufficient are otherwise made available) to repair or restore the Mortgaged Property to a condition reasonably satisfactory to Agent, subject to the requirements of Section 5.06(d).

SECTION 5.07 Books and Records; Inspection Rights.

(b)The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.

(c)The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Agent or any Lender, upon reasonable prior notice and subject to rights of tenants, to visit and inspect the Mortgaged Properties and any of its properties where books and records are kept, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.08 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all Legal Requirements applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09 Use of Proceeds; Letters of Credit. The proceeds of the Loans and the Letters of Credit will be used for Borrower’s working capital requirements and for general corporate purposes, including the acquisition, development and enhancement of real estate, capital expenditures and debt repayment. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, for financing, funding or completing the hostile acquisition of publicly traded Persons or for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 5.10 Fiscal Year. Borrower shall maintain (and shall cause REIT to maintain) as its fiscal year the twelve (12) month period ending on December 31 of each year.

SECTION 5.11 Environmental Matters.

(a)Borrower shall comply and shall cause each of its Subsidiaries and each Mortgaged Property owned or leased by such parties to comply in all material respects with all applicable Environmental Laws currently or hereafter in effect, except to the extent noncompliance could not reasonably be expected to have a Material Adverse Effect.

(b)If the Agent or the Required Lenders at any time have a reasonable basis to believe that there may be a material violation of any Environmental Law related to any Mortgaged Property owned or leased by Borrower or any of its Subsidiaries, or real property immediately adjoining such Mortgaged Property, which could reasonably be expected to have a Material Adverse Effect, then Borrower agrees, upon request from the Agent (which request may be delivered at the option of Agent or at the direction of Required Lenders), to provide the Agent, at the Borrower’s expense, with such reports, certificates, engineering studies or other written material or data as the Agent or the Required Lenders may reasonably require so as to reasonably satisfy the Agent and the Required Lenders that any Credit Party or Mortgaged Property owned or leased by them is in material compliance with all applicable Environmental Laws.

(c)Borrower shall, and shall cause each of its Subsidiaries to, take such Remedial Action or other action as required by Environmental Law or any Governmental Authority with respect to Mortgaged Properties.

(d)If the Borrower fails to timely take, or to diligently and expeditiously proceed to complete, any action described in this Section 5.11 within the lesser of: (i) thirty (30) days following Borrower’s actual knowledge of the event in question or (ii) the period required for such actions by any applicable Environmental Laws, the Agent may, after notice to the Lead Borrower, with the consent of the Required Lenders, make advances or payments toward the performance or satisfaction of the same, but shall in no event be under any obligation to do so. All sums so advanced or paid by the Agent (including reasonable counsel and consultant and investigation and laboratory fees and expenses, and fines or other penalty payments) and all sums advanced or paid in connection with any judicial or administrative investigation or proceeding relating thereto, will become due and payable from the Borrower fifteen (15) Business Days after demand, and shall bear interest at the rate for past due interest provided in Section 2.10(c) from the date any such sums are so advanced or paid by the Agent until the date any such sums are repaid by the Borrower. Promptly upon request, the Borrower will execute and deliver such instruments as the Agent may deem reasonably necessary to permit the Agent to take any such action, and as the Agent may require to secure all sums so advanced or paid by the Agent. If a Lien is filed against the Mortgaged Property by any Governmental Authority resulting from the need to expend or the actual expending of monies arising from an action or omission, whether intentional or unintentional, of the Borrower or for which any Borrower is responsible, resulting in the Releasing of any Hazardous Material into the waters or onto land located within or without the State where the Mortgaged Property is located, then the Borrower will, within thirty (30) days from the date that the Borrower is first given notice that such Lien has been placed against the

Mortgaged Property (or within such shorter period of time as may be specified by the Agent if such Governmental Authority has commenced steps to cause the Mortgaged Property to be sold pursuant to such Lien), either (i) pay the claim and remove the Lien, or (ii) furnish a cash deposit, bond or such other security with respect thereto as is satisfactory in all respects to the Agent and is sufficient to effect a complete discharge of such Lien on the Mortgaged Property.

SECTION 5.12 Mortgaged Property Pool.

(a)(i) The Borrower owns, and subject to Section 5.21(c), will at all times own, in fee simple (or, if approved by the Agent and Required Lenders, in their sole discretion, leasehold title) a pool of Mortgaged Properties (the “Mortgaged Property Pool”). As of the Effective Date, the Mortgaged Properties included in the Mortgaged Property Pool are listed on Schedule 5.12(a) attached hereto.

(ii)Intentionally Deleted.

(3)In order to request Agent’s and Required Lenders’ approval of a real property (each, a “Proposed Mortgaged Property”) for inclusion in the Mortgaged Property Pool pursuant to Section 5.12(b) (which determination shall be made in Agent’s and Required Lenders’ sole discretion), the Proposed Mortgaged Property shall satisfy all of the following criteria and requirements to the satisfaction of Agent, and all documents and other items delivered hereunder must be acceptable to the Agent and Required Lenders in their sole discretion (collectively, the “Mortgaged Property Requirements”):

(A)    The Proposed Mortgaged Property shall be an existing, completed multi-tenanted or single-tenanted retail property located within the United States, of scope and quality consistent with the Borrower’s overall portfolio.

(B)    The Proposed Mortgaged Property shall be wholly-owned in fee simple (or if approved by Agent and the Required Lenders, leasehold title) by a Borrower or shall be so held following the acquisition of such Proposed Mortgaged Property using the proceeds of a Loan.

(C)    If the Proposed Mortgaged Property is or will be leased by Borrower, the Agent and Required Lenders shall have received and approved the Ground Lease and a memorandum of the Ground Lease.

(D)    A final certificate of occupancy, or the local equivalent has been issued by the appropriate Governmental Authority for all of the improvements on the Proposed Mortgaged Property which are occupied.

(E)    The Proposed Mortgaged Property shall be free from any material structural defect and no material deferred maintenance and no capital improvements are required or if required, adequate reserves, pledged to the Agent (unless the subject tenant is obligated to pay for such maintenance or capital improvements), are made therefor to continue operating as a retail property (or such other use as the Agent and Required Lenders may approve), as determined by an architectural or engineering report approved by the Agent.

(F)    The Borrower shall have delivered (or will simultaneously with the acquisition deliver) a Deed of Trust and Environmental Indemnity to Agent with respect to the Proposed Mortgaged Property.

(G)    The Proposed Mortgaged Property shall be free of any material environmental defect. Agent shall have received a Phase I Environmental Assessment with respect to such Proposed Mortgaged Property and, if available or if reasonably requested by the Agent, Agent shall have received a Phase II Environmental Assessment including (A) information regarding whether (1) the Proposed Mortgaged Property contains or is within or near any area designated as a hazardous waste site by any Governmental Authority, (2) the Proposed Mortgaged Property contains or has contained any Hazardous Material under any Environmental Laws and (4) the Proposed Mortgaged Property or any use or activity thereon violates or is or could be subject to any response, remediation, clean-up, or other obligation under any Environmental Law including without limitation, a written report of an environmental assessment of such Proposed Mortgaged Property, made within thirty (30) days prior to the date of delivery of the Mortgaged Property Requirements, by an engineering firm, and of a scope and in form and content satisfactory to Agent, complying with Agent’s established guidelines, regarding evidence of any Hazardous Material which has been generated, treated, stored, released, or disposed of in such Proposed Property in violation of Environmental Law, and such additional information as may be required by Agent and (B) information regarding whether any circumstances in (A)(1), (2) or (3) are being remediated or cleaned up or will be remediated or cleaned up and information relating to any financial arrangements relating thereto including insurance policies, escrows or bond arrangements. All reports, drafts of reports, and recommendations, whether written or oral, from such engineering firm shall be made available and communicated to Agent.

(H)    The Borrower must be able to make the representations and warranties in Sections 3.05 and 3.07 as to each Proposed Mortgaged Property.

(I)    The Agent shall have received a current Survey, Title Insurance Policy, flood zone certification, and tax certifications for the Proposed Mortgaged Property which shall include: (1) evidence that such Proposed Mortgaged Property is a separate tax parcel, (2) evidence that no mechanic’s or materialman’s Lien claim or notice, lis pendens, judgment, or other claim or encumbrance against such Proposed Mortgaged Property has been filed for record in the county or city where such Proposed Mortgaged Property is located or in any other public record which by law provides notice of claims or encumbrances regarding such Proposed Mortgaged Property for which adequate provision for payment or bonding arrangements have not been made;

(3) evidence that all applicable zoning ordinances, restrictive covenants and other Legal Requirements affecting such Proposed Mortgaged Property do not prohibit the use for which such Proposed Mortgaged Property is intended and have been or will be complied with; and (4) a legal description of the Proposed Mortgaged Property.

(J)    Agent shall have received a rent roll, operating statements, copies of the tenant leases with any amendments thereto, estoppel certificates from tenants representing, alone or in combination, no less than 65% of the occupied square footage of the Proposed Mortgaged Property (which shall include, without limitation, all Major Leases, regardless of whether the aforementioned 65% threshold may have been exceeded), and SNDA Agreements from tenants under Major Leases and any other tenants that Agent shall reasonably specify, which SNDA Agreements shall be substantially in the form attached hereto as Exhibit H or on such other form as is reasonably approved by the Agent.

(K)    The Agent shall have received an architect’s or engineer’s inspection report, a property conditions assessment report and a probable maximum loss study (for any property located in a seismic zone) with respect to such Proposed Mortgaged Property, in form and substance satisfactory to Agent and performed by an architect or engineer satisfactory to the Agent, in each case with reliance letters in favor of Agent.

(L)    The Agent shall have received evidence of insurance with respect to the Proposed Mortgaged Property which complies with the requirements of this Agreement.

(M)    The Agent shall have received an Appraisal with respect to the Proposed Mortgaged Property, which Appraisal shall be ordered by the Agent at Borrower’s expense.

(N)    If applicable, Agent shall have received information regarding the anticipated purchase of the Proposed Mortgaged Property, including any purchase agreements and closing statements, which shall be acceptable to Agent.

(O)    The Agent shall have received recent photographs of the Proposed Mortgaged Property.

(P)    Borrower shall provide Agent with the property management contract for such Proposed Mortgaged Property, which shall be with a Management Company, shall be satisfactory to Agent, and shall be subject to an Assignment of Management Contract.

(Q)    Borrower shall deliver to Agent a completed Borrowing Base Certificate and a pro-forma Compliance Certificate, evidencing sufficient Borrowing Base Availability and continued compliance with the provisions of Sections 5.02 and 5.21 after giving effect to the inclusion of the Proposed Mortgaged Property and any Borrowing related to the purchase thereof.

(R)    Borrower shall deliver to Agent an updated UCC lien search on the Borrower which owns or is acquiring the Proposed Mortgaged Property.

(S)    The owner or purchaser of the Proposed Mortgaged Property must have (or simultaneously with its purchase of the Proposed Mortgaged Property will have) joined in and assumed all obligations of a “Borrower” under this Agreement and the other Loan Documents, and shall have delivered to Agent such opinions of counsel regarding enforceability of the Deed of Trust and Environmental Indemnity and authority of and due execution by the new Borrower, Organizational Documents and authorizations, joinder agreements and such other related documents as requested by Agent, all in form and substance satisfactory to the Agent.

(T)    For any Mortgaged Property whereby an existing lease is being amended to expand the premises covered by such lease pursuant to an Approved Lease, Agent shall complete all reasonable due diligence and monitoring in connection with the Loans.

(U)    Agent shall have received such other documentation requested by Agent as is necessary for Agent to determine whether such Proposed Mortgaged Property shall be approved as a Mortgaged Property and included in the Mortgaged Property Pool.

(V)    The Proposed Mortgaged Property is otherwise approved by the Agent and the Required Lenders in their sole discretion.

(b)Upon receipt of the Mortgaged Property Requirements, the Agent and the Required Lenders shall have the right to approve or reject, in their sole discretion, the Proposed Mortgaged Property. The Agent and the Required Lenders agree to use reasonable efforts to either approve or reject such Proposed Mortgaged Property within ten (10) Business Days of Agent’s and Lenders’ receipt of all Mortgaged Property Requirements, but in any event, Agent and Lenders shall either approve or reject such Proposed Mortgaged Property within twenty (20) days of Agent’s and Lender’s receipt of all Mortgaged Property Requirements, as applicable. Following Agent’s and Required Lenders’ approval of Proposed Mortgaged Property and the satisfaction of all Mortgaged Property Requirements, such Proposed Mortgaged Property shall be deemed to be a “Mortgaged Property.” If the Agent does not notify the Borrower of the Agent’s and Required Lenders’ decision within such twenty (20) day period, they will be deemed to have rejected the Proposed Mortgaged Property.

(c)	Notwithstanding anything set forth in this Agreement to the contrary,
(i)Borrower shall have the right to acquire real property interests (directly or indirectly) (which shall not be included as Mortgaged Properties) and/or Equity Interests without submitting Mortgaged Property Requirements or otherwise utilizing Loans under this Agreement, and (ii) Borrower may request from time to time, that Agent and the Required Lenders approve a Proposed Mortgaged Property that does not satisfy the Mortgaged Property Requirements, the approval or rejection of which may be made in the Agent’s and the Required Lenders’ sole discretion, in each case subject to compliance with the requirements set forth in Sections 5.02, 5.21, and 6.03.

(d)Additional Pledge Required. Upon Agent’s and Required Lenders’ approval of a Mortgaged Property, in order to secure the payment and performance of the Obligations of the Borrower under this Agreement, the Notes and the Loan Documents, Borrower shall grant or cause to be granted, to Agent for the benefit of the Lenders, a valid, enforceable and perfected first priority Lien in and with respect to, the Equity Interests of any and all applicable Entities acquiring the Mortgaged Property (or any interest in the Mortgaged Property), subject however, to the provisions in the Pledge Agreement regarding Excluded Rights, and Borrower shall execute and deliver, and cause to be executed and delivered by REIT and the Entities (as applicable), to Agent for the benefit of Lenders a Pledge Agreement Addendum and such other documents, certificates and agreements requested by Agent.
SECTION 5.13 Further Assurances. At any time upon the request of the Agent, each Credit Party will, promptly and at its expense, execute, acknowledge and deliver such further documents and perform such other acts and things as the Agent may reasonably request to evidence the Loans made hereunder and interest thereon in accordance with the terms of this Agreement. The Agent has agreed in some instances that the maximum amount secured by a Deed of Trust may be limited in order to reduce fees or taxes paid by the Borrower in a particular jurisdiction. If an Appraisal reflects that the Appraised Value of a Mortgaged Property is in excess of the maximum amount secured by the Deed of Trust, then within ten (10) days after written notice from the Agent to the Lead Borrower, upon the reasonable request of the Agent, the Borrower will execute an amendment to the Deed of Trust and such other documentation as is necessary to increase the amount secured by the Deed of Trust to at least the Appraised Value of the subject Mortgaged Property.

SECTION 5.14 Partial Releases. The Borrower may obtain the release of any Mortgaged Property or portion thereof (the “Release Tract”) from the liens and security interests of the Loan Documents if it satisfies the following terms and conditions:

(a)No Default or Event of Default is in existence, and the release of the Release Tract will not cause there to be a Default (including under Sections 2.01, 5.02, 5.12, or 5.21) or Event of Default.

(b)Lead Borrower will deliver to the Agent a Borrowing Base Certificate with pro forma information without the Release Tract which shows that the Principal Obligation after the release of the Release Tract will not exceed the Borrowing Base Availability; provided, however, that if the Principal Obligation after the release of the Release Tract will exceed the Borrowing Base Availability, the Borrower shall have the right, prior to or at the time of and as a condition to, the release of the Release Tract, to (i) (except to the extent that any such excess is addressed in the following clause (ii)) pay such excess to the Agent, for the benefit of the Lenders, and/or (ii) if the amount of such excess exceeds the Principal Obligation attributable to Loans and Reimbursement Obligations plus any other then-due Obligations of the Borrower other than the Stated Amounts of any Letters of Credit, cash collateralize such Stated Amounts in the amount of such excess, such that, following any such payment and cash collateralization, no such excess will exist. Any such cash collateral shall be treated as if provided pursuant to Section 2.20(a).

(c)The release will be for the complete Mortgaged Property, and not for just a portion thereof unless the additional requirements set forth in (h) are satisfied.

(d)No less than fifteen (15) days prior to the date of the requested release (“Partial Release Date”), the Borrower shall deliver to the Agent a written request for such partial release (the “Release Request”).

(e)The Borrower shall provide the Agent with an endorsement to the Title Insurance Policy, if required with respect to interrelated Title Insurance Policies, and such other documents as may be reasonably required by the Agent, to confirm that the liens and security interests of the Loan Documents remain valid and prior liens against the Mortgaged Properties (the “Remaining Projects”).

(f)The Borrower shall pay all costs and expenses incurred by the Agent in connection with such Partial Release, including, without limitation, reasonable attorneys’ fees, recording fees and any title policy endorsement fees.

(g)The Agent shall have received satisfactory evidence that each of the Remaining Projects which is adjoining or which shares access or easements with the Release Tract, if any, has adequate access and joint use easements, that there are no encroachments from or on to the Release Tract, and that there is no inability to use required facilities or amenities, which evidence may be provided by a Current Survey of the affected Remaining Projects.

(h)If the Release Tract is a portion of a Mortgaged Property, Agent shall have the right, in its sole discretion and at the Borrower’s expense, to require an updated Appraisal of the Mortgaged Property without the Release Tract, and Agent shall be satisfied, in its reasonable discretion, that the remaining portion of the subject Property will continue to qualify as a Mortgaged Property.

The Agent shall be solely responsible for determining whether the criteria set forth in this Section 5.14 have been met, and Agent shall not require the approval of any Lenders to release a Release Tract in accordance with this Section 5.14. Subject to the satisfaction of the provisions of this Section 5.14, on the applicable Partial Release Date, (i) any Borrower owning the Release Tract which has no other ownership interest in any of the Remaining Projects, will be released from further payment and performance of the Loans (other than obligations under the Environmental Indemnity and obligations which, by their terms, survive the termination of the Loan Documents as set forth in Section 9.05); (ii) such Borrower will no longer be deemed a “Borrower” under the Loan Documents; and (iii) such Release Tract will no longer be deemed a “Mortgaged Property” under the Loan Documents. Agent and Lenders shall execute a deed of partial release or its equivalent with respect to the Release Tract, along with any other documents reasonably requested by Borrower to evidence the release, all at Borrower’s expense.

SECTION 5.15    [Intentionally Deleted].

SECTION 5.16    REIT Covenants. REIT will:

(a)own, directly or indirectly, all of the general partnership interests in the Parent and will not sell or transfer any of its general partnership interests in the Parent (provided that REIT shall be expressly permitted to transfer its limited partnership interests in the Parent);

(b)comply with all Legal Requirements to maintain, and at all times will elect, qualify as and maintain, its status as a real estate investment trust under Section 856(c)(i) of the Code; and

(c)promptly contribute to Parent the Net Proceeds of any Equity Issuances, stock sales or debt offerings.

SECTION 5.17    [Intentionally Deleted].

SECTION 5.18    [Intentionally Deleted].

SECTION 5.19    [Intentionally Deleted].

SECTION 5.20    [Intentionally Deleted].

SECTION 5.21 Borrowing Base Covenants. The Borrower shall (x) cause the following covenants to be in compliance at all times, and (y) certify and report such compliance in each Borrowing Base Certificate required to be delivered pursuant to this Agreement (i) as of the last day of each Calendar Quarter, and (ii) at the time each Loan is made or Letter of Credit issued hereunder:

(a)At no time will the ratio, expressed as a percentage, of (i) the Principal Obligation at such time to (ii) the Borrowing Base Pool Value at such time exceed 65%.

(b)	At no time will the Pool Debt Service Coverage Ratio be less than 1.35 to 1.0.

(c)At all times there shall be a minimum of two (2) Mortgaged Properties, unless there is no Principal Obligation outstanding.

(d)	At no time will the Pool Leasing Ratio be less than 75%.

ARTICLE VI. NEGATIVE COVENANTS
Until the Commitments have expired or terminated, the principal of and interest on each
Loan and all fees payable hereunder have been paid in full, and no Letter of Credit Liabilities are outstanding, the applicable Credit Parties covenant and agree with the Lenders that:

SECTION 6.01 Liens. None of REIT or any Borrower will create, incur, assume or permit to exist any Lien on any Collateral or any Equity Interests in any Entity now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (collectively, “Permitted Liens”):

(a)Permitted Encumbrances; and

(b)Liens for which Agent has given its prior written consent (which consent may be given or not given in Agent’s sole discretion).

SECTION 6.02 Fundamental Changes. REIT and the Borrower will not and will not, without the Agent’s prior written consent (which consent may be given or not given in Agent’s sole discretion), permit any of Borrower’s Subsidiaries to:

(b)merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into, or consolidate with, Lead Borrower in a transaction in which Lead Borrower is the surviving entity, (ii) any Person not a Credit Party may merge into, or consolidate with, any Subsidiary of a Credit Party in a transaction in which the surviving entity is a Subsidiary of a Credit Party, (iii) any Subsidiary of a Credit Party which is not itself a Credit Party may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary of the Credit Parties, (iv) any Subsidiary of a Credit Party which is not itself a Credit Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (v) any Subsidiary of a Credit Party which is itself a Credit Party may merge into (or consolidate with) or liquidate or dissolve into, any other Subsidiary of a Credit Party which is also a Credit Party, and (vi) any Subsidiary of a Credit Party which is itself a Credit Party may sell, transfer, lease or otherwise dispose of its assets to Borrower or to any other Subsidiary of a Credit Party which is also a Credit Party; provided that any such merger involving a Person that is not a wholly owned Subsidiary of a Credit Party immediately prior to such merger shall not be permitted unless also permitted by Section 6.03;

(c)sell, transfer, lease or otherwise dispose of all or substantially all of its assets, all or substantially all of the Equity Interests of their respective Subsidiaries in one transaction or a series of transactions), in each case whether now owned or hereafter acquired, to a Person, other than pursuant to Section 5.14 or clause (a) above;

(d)engage to any material extent in any business other than the ownership, development, operation and management of retail properties and businesses reasonably related thereto, except as allowed by Section 6.03; or

(e)make or allow any material change to the Organizational documents or organizational structure of any Credit Party or Borrower Entity.

SECTION 6.03 Investments, Loans, Advances and Acquisitions. REIT and the Borrower will not, and will not permit any of Borrower’s Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness (subject to Section 6.09) or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)Permitted Investments, provided, however, that at any time (i) investments in unimproved land (valued at book value) shall not exceed, in the aggregate, 5% of Total Asset Value; (ii) investments in properties under development (valued at undepreciated book value) shall not exceed, in the aggregate, 15% of Total Asset Value; (iii) investments in assets which are not retail properties shall not exceed, in the aggregate, 5% of Total Asset Value; (iv) investments in unconsolidated Affiliates shall not exceed, in the aggregate, 20% of Total Asset Value;
(v)investments in real estate-related loans and debt (including derivative instruments related to real estate) shall not exceed, in the aggregate, 10% of Total Asset Value; and provided further that (x) the aggregate of investments described in (i) through (v) above shall not exceed 30% of the Total Asset Value, and (y) the certain real property located at 7441-7499 Sunset Boulevard and 1502-1512 Gardner Street, Los Angeles, California shall be excluded from any calculations that may be made pursuant to subparagraph (ii) hereof;

(b)mergers, consolidations and other transactions permitted under Section 6.02, so long as same do not cause REIT or the Borrower to be in violation of any provision of this Section 6.03; and

(c)investments for which Agent has given its prior written consent (which consent may be given or not given in Agent’s sole discretion).

SECTION 6.04 Hedging Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. No such Hedging Agreements may be secured by any Collateral, unless the Agent or an Affiliate of the Agent is the counterparty.

SECTION 6.05 Restricted Payments. REIT and the Borrower will not, and will not permit any of their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, during any Calendar Quarter, any Restricted Payment which is not approved by the prior written consent of the Required Lenders, provided that any of the following Restricted Payments are permitted so long as the aggregate amount of such Restricted Payments, without double counting for distributions by Holdings to Parent, by Parent to REIT, or by REIT to its shareholders, does not exceed 100% of REIT’s Adjusted Funds From Operations: (a) Restricted Payments by REIT to the extent necessary in order to maintain its status as a real estate investment trust under Section 856(c)(i) of the Code; (b) provided no Default or Event of Default is then in existence, Restricted Payments declared and paid ratably by Subsidiaries to Borrower or REIT with respect to their Equity Interests; and (c) provided no Default or Event of Default is then in existence, Restricted Payments declared and paid ratably by Holdings to Parent (and then by Parent to REIT) with respect to its Equity Interest. Borrower may reserve up to $2,000,000 of net sales proceeds from property dispositions to supplement the calculation of Adjusted Funds From Operations to maintain an annual distribution amount of $0.24 per share, provided that not Default or Event of Default exists.

SECTION 6.06 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (with in independent MAI appraisal delivered by a qualified third party appraiser being conclusive to establish compliance with this requirement), (b) transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.05, or (d) as consented to by Agent, such consent not to be unreasonably withheld, conditioned or delayed.

SECTION 6.07 [Intentionally Deleted].

SECTION 6.08 Restrictive Agreements. REIT, the Parent and the Borrower will not, and will not permit any of Borrower’s Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of REIT, the Parent, the Borrower or any of Borrower’s Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to REIT, the Parent, the Borrower or any of Borrower’s Subsidiaries or to Guarantee Indebtedness of REIT, the Parent, the Borrower or any of Borrower’s Subsidiaries; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or as otherwise approved by the Agent, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or Liens permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 6.09 Indebtedness. Neither REIT nor any Borrower shall, without the prior written consent of the Agent and the Required Lenders, create, incur, assume, guarantee or be or remain liable, contingently or otherwise with respect to any Indebtedness on a recourse basis, except: (a) Indebtedness under this Agreement; (b) Indebtedness to the Agent; (c) Indebtedness under any Hedging Agreements permitted by this Agreement; and (d) individual property-level Indebtedness with recourse to REIT or Borrower in an aggregate amount outstanding at any one time not to exceed fifteen percent (15%) of Total Asset Value.

SECTION 6.10 Management; Management Fees. The Credit Parties shall not replace SRT Advisor as the external advisor of REIT or Glenborough as the property manager of any Mortgaged Property without the Agent’s prior written consent. At any time that any Event of Default exists under this Agreement or any other Loan Document, no property or asset or management fees shall be paid to a Management Company, any Credit Party or to any Subsidiary or Affiliate of a Management Company or a Credit Party. All such Persons (or any successor advisor or property manager but not any Sub-Manager) shall execute subordination agreements, which, in the case of any property manager, shall include an assignment of the property management agreement, in form and substance acceptable to the Agent (each, a “Subordination of Management Fees”) which shall provide (a) that such fees may be paid so long as no Event of Default exists; (b) that all such fees (or, in the case of property management fees to Glenborough only, those fees that are in excess of 3% of gross revenues) shall be expressly subordinate to the Loans; and (c) that such Management Company is not made a party to the Loans solely by executing such Subordination of Management Fees.

SECTION 6.11 Leases.

(a)    (i) As to any Major Lease executed after the Effective Date, the Agent’s prior written approval (provided, however that the prior written approval of the Required Lenders shall be required for Major Leases which exceed 25,000 square feet) shall be required in each instance as to: (A) the terms of such Major Lease; (B) each tenant; (C) each guarantor of a tenant’s obligations; (D) any consent to subletting or assignment; (E) any modification or amendment of the term (except for extension or renewal option contemplated in such Major Lease), rent and/or renewal option provisions of such Major Lease; and (F) any termination (excluding the expiration of the term of such lease on the expiration date, as set forth in the applicable lease agreement), cancellation or surrender of such Major Lease. Agent’s and/or Required Lenders’ approval shall not be required in connection with any Lease that is not a Major Lease, any subletting or assignment under such Lease, and any modification, amendment, termination, cancellation or surrender of any such Lease.

All references in this Agreement and/or the other Loan Documents to the term “Approved Lease” means, when such reference is applicable to the Mortgaged Property, (a) any Major Lease, or modification or amendment of the term, rent and/or renewal option provisions of such Major Lease, (i) which has been so approved by the Agent and/or the Required Lenders (as applicable) or which does not require Agent’s and/or the Required Lenders (as applicable) approval hereunder, and (ii) as to which the tenant has executed an SNDA Agreement and estoppel certificate in the forms described in Section 6.11(b),

(b) any Lease that is not a Major Lease, (c) any subletting or assignment under a Lease that is not a Major Lease, and (d) any modification, amendment, termination, cancellation or surrender of any Lease that is not a Major Lease.

(ii)    Any request by the Borrower for an approval from the Agent or Lenders (if required) with respect to any Major Lease shall be sent to the Agent or Lenders (if required) and shall be accompanied, at a minimum, by the following: (A) the proposed Major Lease or amendment or modification of the term, rent and/or renewal option provisions of such Major Lease complete with all applicable schedules and exhibits; (B) a complete copy of any proposed guaranty; and (C) if available, comprehensive financial information with respect to the proposed tenant and, if applicable, the proposed guarantor.

(iii)    The Agent and/or the Lenders (as applicable) shall act on requests from the Borrower for any approval of a Major Lease in a commercially reasonable manner and shall respond to any such request within ten (10) Business Days following the Agent’s or such Lender’s receipt of all requested information in connection therewith. The Agent’s response may consist of an approval or disapproval of the request, or a conditional approval thereof subject to specified reasonable conditions, or any combination thereof. In the event that Agent requires additional information from Borrower to review any such request, Agent will request such additional information within five (5) Business Days following Agent’s receipt of such approved request. In order to expedite the processing of requests for such approvals, the Borrower agrees to provide the Agent and each of the Lenders with as much advance information as is possible in a commercially reasonable manner in advance of the Borrower’s formal request for an approval.

(b)    The Agent shall have the right to request that each tenant execute and deliver to the Agent, and upon such request the Borrower agrees to use commercially reasonable efforts to obtain from such tenant, a subordination, non-disturbance of possession and attornment agreement substantially in the form, attached hereto as Exhibit H or in such other form as reasonably approved by Agent (each, an “SNDA Agreement”), and, from time to time, but, so long as no Event of Default has occurred and is continuing, no more frequently than once per calendar year, an estoppel certificate substantially in the form attached hereto as Exhibit I.

(c)    From time to time upon Agent’s reasonable request, Borrower shall promptly deliver to Agent (i) complete executed originals of each Lease, including any exhibits thereto and any guaranty(ies) thereof, (ii) a complete rent roll of the Real Property in such detail as Agent may require, together with such operating statements and leasing schedules and reports as Agent may require, (iii) any and all financial statements of the tenants, subtenants and any lease guarantors at the Real Property to the extent available to Borrower, and (iv) such other information regarding tenants and prospective tenants and other leasing information related to the Real Property as Agent may reasonably request which is in Borrower’s possession or control or can be obtained by Borrower using commercially reasonable efforts. In addition, Borrower shall provide Agent with a copy of all Leases and amendments thereto executed after the date hereof promptly following their execution. Borrower shall have a reasonable time within which to respond to Agent’s request for information pursuant to this Section.

(d)    Borrower represents, covenants and warrants to the Agent and the Lenders that Borrower (i) will observe and perform all of the obligations imposed upon the landlord in the Leases of the Mortgaged Property and will not do or permit to be done anything to impair the security thereof; (ii) will use its best efforts to enforce or secure, or cause to be enforced or secured, the performance of each and every obligation and undertaking of the respective tenants under the Leases of the Mortgaged Property and will appear in and defend, at Borrower’s sole cost and expense, any action or proceeding arising under, or in any manner connected with, the Leases of the Mortgaged Property; (iii) will not collect any of the Rents more than thirty (30) days in advance of the time when the same become due under the terms of the Leases of the Mortgaged Property; (iv) will not discount any future accruing Rents from the Mortgaged Property without Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; (v) without the prior written consent of Agent, will not execute any assignment of the Leases or the Rents of the Mortgaged Property; (vi) will not add or modify any option or right of first refusal to purchase all or any portion of the Mortgaged Property or any present or future interest therein, without the prior written consent of Agent; (vii) will execute and deliver, at the request of Agent, all such assignments of the Leases and Rents of the Mortgaged Property in favor of Agent as Agent may from time to time require; and (viii) shall notify Agent promptly in writing in the event that Borrower obtains actual knowledge that a tenant under a Major Lease of the Mortgaged Property committed a material default under such Major Lease.

SECTION 6.12 Compliance with Anti-Corruption Laws and Sanctions. No Credit Party shall permit any Loan or the proceeds of any Loan, directly or indirectly: (a) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (b) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (c) in any other manner that will result in any violation by any Person (including any Lender or the Agent) of any Sanctions. The Credit Parties will maintain in effect and enforce policies and procedures designed to ensure compliance by the Credit Parties, their Subsidiaries, and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

ARTICLE VII. EVENTS OF DEFAULT
SECTION 7.01 Events of Default. The occurrence of any one of the following shall be an event of default under this Agreement (“Events of Default”):

(a)    the Borrower shall fail to pay when due any principal of any Loan or any Reimbursement Obligation, or to provide cash collateral when required hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, and including, without limitation, any such payment due under Section 2.08(e) and cash collateral required pursuant to Section 2.21;

(b)    any Credit Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Documents, the same shall become due and payable (including on demand if payable on demand), and such failure shall continue unremedied for a period of five (5) days;

(c)    any material representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been materially false or misleading when made or deemed made;

(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.01, 5.02, 5.03, 5.06(a)(ii) and (b), 5.07, 5.09, 5.11 (subject to the cure period expressly set forth therein), 5.16(a) or (b) or 5.21 or Article VI;

(e)    any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and, if such failure is curable, such failure continues unremedied for a period of 30 days after notice thereof from the Agent to the Lead Borrower (which notice will be given at the request of any Lender); provided, however, that if such failure is curable, but not curable within 30 days and the Credit Party is diligently pursuing the cure of same, the cure period may be extended for up to 60 days (for a total of 90 days after the original notice from the Agent) upon written request from the Borrower to the Agent made within the original 30 day period detailing the facts and circumstances and the Borrower’s cure plan and efforts to the Agent’s satisfaction (to be updated every 15 days thereafter until the cure is complete or the 90 day period has expired);

(f)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Mortgaged Property or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(g)    any Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(h)    any Credit Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(i)    one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000.00 shall be rendered against any Credit Party and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Person to enforce any such judgment;

(j)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Credit Parties and any Entity which owns an Approved Property in an aggregate amount exceeding $10,000,000.00;

(k)    the Guaranty of the Loan by the Guarantor shall for any reason terminate or cease to be in full force and effect;

(l)    any Credit Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document;

(m)    any provision of any Loan Document with respect to the Collateral shall for any reason ceases to be valid and binding on, enforceable against, any Credit Party resulting in a Material Adverse Effect, or any lien created under any Loan Document ceases to be a valid and perfected first priority lien in any of the Collateral purported to be covered thereby;

(n)	a Change in Control or Key Management shall occur;

(o)	an event shall occur resulting in a Material Adverse Effect;

(p)    any Credit Party or any Subsidiary thereof defaults under (i) any recourse indebtedness having an aggregate amount outstanding at the time of such default, in each case individually or in the aggregate with all other recourse indebtedness as to which such a default exists, greater than $10,000,000.00, or (ii) any non-recourse indebtedness having an aggregate amount outstanding at the time of such default, in each case individually or in the aggregate with all other such non-recourse indebtedness as with such a default exists, greater than $20,000,000.00, and such default is either (x) a monetary default, or (y) a non-monetary default, in the case of this clause (y), resulting in the acceleration thereof; or

(q)    there occurs under any Hedging Agreement an “Early Termination Date” (as defined in such Hedging Agreement) resulting from (i) any event of default under such Derivatives Contract as to which any Credit Party or any Subsidiary thereof is the “Defaulting Party” (as defined in such Hedging Agreement), or (ii) any “Termination Event” (as defined in such Hedging Agreement) under such Hedging Agreement as to which any Credit Party or any Subsidiary thereof is an “Affected Party” (as defined in such Hedging Agreement) and, in either event, the Derivatives Termination Value owed by any Credit Party or any Subsidiary thereof as a result thereof is greater than $10,000,000.00.

SECTION 7.02 Remedies. Upon the occurrence of an Event of Default (other than an event described in Sections 7.01(f), (g) or (h)), and at any time thereafter during the continuance of such Event of Default, the Agent may, and at the request of the Required Lenders shall, by notice to the Lead Borrower, take some or all of the following actions, at the same or different times: (a) terminate the Commitments, and thereupon the Commitments, the obligations of the Lenders to make Loans, and the obligation of the Agent to issue Letters of Credit shall terminate immediately, (b) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (c) require the Borrower to deposit an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default into the Collateral Account, and (d) exercise any other rights or remedies provided under this Agreement or any other Loan Document, or any other right or remedy available by law or equity; and in case of any event described in Sections 7.01(f), (g) or (h), the Commitments, the obligations of the Lenders to make Loans, and the obligation of the Agent to issue Letters of Credit shall automatically terminate, and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, and an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Collateral Account, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Notwithstanding anything set forth herein to the contrary, if a Default occurs based solely on the condition of, or facts or circumstances existing with respect to, a particular Mortgaged Property (a “Defaulting Property”), it shall not constitute an Event of Default if:

(a)    a release of such Defaulting Property as a Mortgaged Property pursuant to Section 5.14 would result in the cure of such Default; and

(b)    within ten (10) days after the occurrence of such Default, Borrower shall give Agent written notice of its intention to remedy such Default by obtaining a release of the Defaulting Property, pursuant to Section 5.14, from the liens and security interests of the Loan Documents;

(c)    within twenty (20) days after the occurrence of such Default, Borrower shall provide Agent with a written plan, which shall be subject to Agent’s approval in its sole and absolute discretion, of the actions intended to be taken by Borrower in order to obtain such release of the Defaulting Property; and

(d)    within thirty (30) days after the occurrence of such Default, Borrower shall actually obtain the release of such Defaulting Property from the liens and security interests of the Loan Documents pursuant to the provisions of Section 5.14, other than Section 5.14(a)(but only with respect to the requirement that no Default or Event of Default then exists, provided that the only Default that exists is the Default pertaining to the Defaulting Property that is being cured) and (d); provided, however, that if Borrower shall not have obtained the release of the Defaulting Property within such thirty (30) day period, but during such period shall have initiated and be continuing diligently to pursue the process of obtaining such release pursuant to an Agent-approved plan, Borrower shall be allowed up to an additional thirty (30) days (that is, until the day that is sixty (60) days after the occurrence of such Default) in which to complete such release.

Borrower’s exercise of its rights set forth in the immediately preceding paragraph (the “Defaulting Property Cure Rights”) shall be subject to the following additional conditions:

(A)    There shall be no other Default or Event of Default in existence at the occurrence of the Default that causes Borrower to seek release of the Defaulting Property, or at any time thereafter, up to and including the date that such Defaulting Property is actually released from the liens and the security interests of the Loan Documents;

(B)    Agent and the Lenders shall not be obligated to make any Loans or issue any Letters of Credit during any period of time between the occurrence of a Default that causes Borrower to seek release of a Defaulting Property and the date that such Defaulting Property is actually released from the liens and the security interests of the Loan Documents; and

(C)    Borrower shall not be permitted to exercise the Defaulting Property Cure Rights any more often than once in any period of twelve (12) consecutive months during the term of the Loans.

SECTION 7.03 Liquidation Proceeds. Subject to the terms and conditions of this Agreement, the Agent shall distribute all Liquidation Proceeds in the order and manner set forth below:

First: To the Agent, towards any fees and any expenses for which the Agent is entitled to reimbursement under this Agreement or the other Loan Documents not theretofore paid to the Agent.

Second: To all applicable Lenders in accordance with their proportional share based upon their respective Applicable Percentages until all Lenders have been reimbursed for all fees and expenses which such Lenders have previously paid to the Agent and not theretofore paid to such Lenders.

Third: To all applicable Lenders in accordance with their proportional share based upon their respective Applicable Percentages until all Lenders have been paid in full all principal and interest due to such Lenders under the Loan, with each Lender applying such proceeds for purposes of this Agreement first against the outstanding principal balance due to such Lender under the Loan and then to accrued and unpaid interest due under the Loans.

Fourth: To all applicable Lenders and the Agent, until the Agent and all of the Lenders have been paid in full all other amounts due to the Agent and such Lenders under the Loans, Letters of Credit and Hedging Obligations, including, without limitation, (a) any costs and expenses incurred directly by such Lenders to the extent such costs and expenses are reimbursable to such Lenders by the Borrower under the Loan Documents, (b) payment of breakage, termination or other Hedging Obligations due under any Hedging Agreement between any Credit Party and the Agent or any Affiliate of the Agent, and (c) cash collateralize that portion of Letter of Credit Liabilities comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders and the Agent (and, in the case of such Hedging Agreements, Affiliates of the Agent) and the Agent (as the Letters of Credit issuer) in proportion to the respective amounts described in this clause Fourth held by them.

Fifth: To the Borrower or such other Person as may be entitled to claim Liquidation Proceeds.

ARTICLE VIII. THE AGENT
SECTION 8.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints KeyBank to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. In the event of conflicting instructions or notices given to Borrower by Agent and any Lender, Borrower is hereby directed, and shall be entitled, to rely exclusively on the instruction or notice given by Agent. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03 Exculpatory Provisions.

(a)The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b)The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and 7.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent in writing by the Borrower or a Lender.

(c)The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent, or (vi) any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.04 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility under this Agreement as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06    Resignation of Agent.

(a)The Agent may at any time give notice of its resignation to the Lenders and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor

Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(c)With effect from the Resignation Effective Date (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed), and (ii) except for any indemnity payments owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent (other than any rights to indemnity payments owed to the retiring Agent), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(d)Such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Agent, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit.

SECTION 8.07 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, the Bookrunner and Arranger listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.

ARTICLE IX. MISCELLANEOUS
SECTION 9.01    Notices.

(a)Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone (such as Borrowing Requests, which must be followed by a written Borrowing Request as provided herein) shall be made to the telephone number separately provided by such Person for such purposes, as follows:

if to the Borrower: c/o SRT Advisor, LLC, 66 Bovet Road, Suite 100, San Mateo, California 94402, Attention: Andrew Batinovich, CEO (Telecopy No.:(650-343- 9690).

With a copy to: c/o SRT Advisor, LLC, 66 Bovet Road, Suite 100, San Mateo, California 94402, Attention: G. Lee Burns, Jr., General Counsel (Telecopy No.:(650-343- 9690).

if to the Agent: KeyBank National Association, 225 Franklin Street, Boston, Massachusetts, Attention: Jane McGrath (Telecopy No.: (617-385-6293).

With a copy to: Riemer & Braunstein LLP, 7 Times Square, Suite 2506, New York, New York 10036, Attention: Ronald N. Braunstein, Esq. (Telecopy No.: (212) 719-0140).

if to any Lender, to it at its address for notices set forth on Schedule 2.01 or in the Administrative Questionnaire furnished to the Agent with the Assignment and Assumption pursuant to which it became a Lender.

(b)Any party may change its address for purposes of this Agreement by giving notice of such change to the other parties pursuant to this Section 9.01.

(c)Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices sent via telephone, shall be deemed to have been given on the day and at the time reciprocal communication (i.e., direct communication between two or more individuals, which shall not include voice mail messages) with one of the individuals designated to receive notice occurs during a call to the telephone number or numbers indicated for such party. Notices delivered through electronic communications to the extent provided in subsection (d) below, shall be effective as provided in such subsection (d).

(d)Notices and other communications to the Agent and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites). The Agent or the Borrower may, each in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(f)Unless the Agent otherwise prescribes: (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e- mail or other written acknowledgement); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e- mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(g)The Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Borrowing Requests and Letter of Credit applications) purportedly given by or on behalf of the Borrower even if: (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.02 Waivers; Amendments.

(a)No failure or delay by the Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or reduce the Commitment of any Lender other than as otherwise provided herein, (ii) reduce the rate of interest thereon, or reduce any fees payable hereunder (other than a reduction or waiver of default interest or late charges), (iii) extend the Maturity Date, or (iv) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender adversely affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent. Notwithstanding anything set forth in this Agreement to the contrary, in the event that the Lenders’ consent is requested under this Section 9.02(b), the Lenders shall have ten (10) Business Days to respond to such request so long as such request bears the following legend at the top of the page “RESPONSE NEEDED WITHIN TEN (10) DAYS FROM RECEIPT OR REQUEST WILL BE DEEMED APPROVED”. If any Lender fails to respond within the foregoing ten (10) Business Days period, such Lender shall be deemed to have approved the request.

(c)Notwithstanding any provision of this Agreement to the contrary none of the Lenders or the existing Borrower will be required to execute assumption or amendment documents to add a Person as a Borrower or as a Guarantor. If Real Property assets are added to the Pool in accordance with this Agreement and the owner is not already a Borrower, then such owner may be added as a Borrower as required by Section 5.12 pursuant to a Joinder Agreement in the form attached hereto as Exhibit F executed by such owner and delivered to the Agent, and in each case Borrower, Guarantor, such owner and the Agent will enter into an amendment to the Environmental Indemnity.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a)The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Agent , in connection with the syndication of the credit facility provided herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Agent in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out of pocket expenses incurred by the Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Agent or any Lender, and shall pay all fees and time charges for attorneys who may be employees of the or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Borrower’s payment obligation under this Section 9.03(a) shall not apply to expenses (however characterized or of whatever type) incurred by Agent or its affiliates, or any Lender, in connection with any dispute solely between Agent and any one or more Lenders, or solely among Lenders, as to their respective rights, duties or obligations under Article 8 of this Agreement or otherwise.

(b)The Borrower shall indemnify the Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Agent to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. The foregoing indemnity and hold harmless on the part of Borrower shall not apply to losses, claims, damages, liabilities and related expenses (however characterized or of whatever type) incurred by Agent or its affiliates, or any Lender, in connection with any dispute solely between Agent and any one or more Lenders, or solely among Lenders, as to their respective rights, duties or obligations under Article 8 of this Agreement or otherwise.

(c)Unless an Event of Default shall have occurred and be continuing, the Borrower shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of its choice at its expense (in which case the Borrower shall not thereafter be responsible for the fees and expenses of any separate counsel retained by an Indemnitee except as set forth below); provided, however, that such counsel shall be subject to the reasonable approval of each such Indemnitee. Notwithstanding the Borrower’s election to assume the defense of such action, each Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, and the Borrower shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by the Borrower to represent such Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the Borrower and such Indemnitee and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Borrower (in which case the Borrower shall not have the right to assume the defense or such action on behalf of such Indemnitee); (iii) the Borrower shall not have employed counsel reasonably satisfactory to such Indemnitee to represent it within a reasonable time after notice of the institution of such action; or (iv) the Borrower shall authorize in writing such Indemnitee to employ separate counsel at the Borrower’s expense. The Borrower will not be liable under this Agreement for any amount paid by an Indemnitee to settle any claims or actions if the settlement is entered into without the Borrower’s consent, which consent may not be withheld or delayed unless such settlement is unreasonable in light of such claims or actions against, and defenses available to, such Indemnitee. Notwithstanding the foregoing, in the event an Indemnitee releases the Borrower from its indemnification obligations hereunder, such Indemnitee may assume the defense of any such action with respect to itself.

(d)To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Agent (or any sub- agent thereof) or any Related Party of any of the Agent, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Principal Obligation at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of the Agent acting for the Agent (or any such sub-agent) in connection with such capacity.

(e)To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(f)
All amounts due under this Section 9.03 shall be payable not later than fifteen (15) days after written demand therefor, which demand shall be accompanied by reasonable documentation with respect to the amounts claimed.

(g)Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 9.04 Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any

Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and Letter of Credit Liabilities at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) (A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans and Letter of Credit Liabilities at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Letter of Credit Liabilities outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000.00, unless each of the Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, Letter of Credit Liabilities and Commitment assigned.

(iii)    No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, however, that (1) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof; (2) no consent of the Borrower shall be required in connection with any assignment to a Person acquiring, or merging with, a

Lender; and (3) Borrower’s consent shall not be deemed to be unreasonably withheld if the Borrower reasonably believes that any proposed assignee (including an entity that becomes an assignee solely by virtue of its merger with or acquisition of a Lender) is a Competitor.

(B)    the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)    The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.00; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v)    No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)	No such assignment shall be made to a natural Person.

(vii)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14, and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Any Lender may, without the consent of the Borrower or the Agent, sell participations to any Person, other than a natural Person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries, Competitors or Real Property Tenants (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) Borrower’s obligations hereunder shall not be increased. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to Section 9.04(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non- fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each

Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(f)Any Lender may at any time pledge, assign, or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge, assignment, or grant shall release such Lender from any of its obligations hereunder or substitute any such pledgee, assignee, or secured party for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness; Joint and Several.

(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)This Agreement and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(c)Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent, and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(d)Each Person constituting the Borrower shall be bound jointly and severally with one another to make, keep, observe and perform the representations, warranties, covenants, agreements, obligations and liabilities imposed by this Agreement and the other Loan Documents upon the “Borrower.”

(e)Each Borrower agrees that it shall never be entitled to be subrogated to any of the Agent’s or any Lender’s rights against any Credit Party or other Person or any collateral or offset rights held by the Agent or the Lenders for payment of the Loans until the full and final payment of the Loans and all other obligations incurred under the Loan Documents and final termination of the Lenders’ obligations, if any, to make further advances under this Agreement or to provide any other financial accommodations to any Credit Party. The value of the consideration received and to be received by each Borrower is reasonably worth at least as much as the liability and obligation of each Borrower incurred or arising under the Loan Documents.

(f)Each Borrower has determined that such liability and obligation may reasonably be expected to substantially benefit each Borrower directly or indirectly. Each Borrower has had full and complete access to the underlying papers relating to the Loans and all of the Loan Documents, has reviewed them and is fully aware of the meaning and effect of their contents. Each Borrower is fully informed of all circumstances which bear upon the risks of executing the Loan Documents and which a diligent inquiry would reveal. Each Borrower has adequate means to obtain from each other Borrower on a continuing basis information concerning such other Borrower’s financial condition, and is not depending on the Agent or the Lenders to provide such information, now or in the future. Each Borrower agrees that neither the Agent nor any of the Lenders shall have any obligation to advise or notify any Borrower or to provide any Borrower with any data or information regarding any other Borrower.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Agent, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, the Agent or any such Affiliate, to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Agent or their respective Affiliates, irrespective of whether or not such Lender, the Agent or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Agent different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of

Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Agent and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Agent or their respective Affiliates may have. Each Lender and the Agent agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a)This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the state and federal courts in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

Notwithstanding the foregoing choice of law:

(i)    matters relating to the creation, perfection, priority and enforcement of the liens on and security interests in a Mortgaged Property or other assets situated in another jurisdiction(s), including by way of illustration, but not in limitation, actions for foreclosure, for injunctive relief, or for the appointment of a receiver, shall be governed by the laws of such state;

(ii)    Agent shall comply with applicable law in such state to the extent required by the law of such jurisdiction(s) in connection with the foreclosure of the security interests and liens created under the Deed of Trust or exercising any rights with respect to the Property directly, and the other Loan Documents with respect to the Property or other assets situated in another jurisdiction; and

(iii)    provisions of Federal law and the law of such other jurisdiction(s) shall apply in defining the terms Hazardous Materials, Environmental Laws and Legal Requirements applicable to the Property as such terms are used in this Loan Agreement, the Environmental Indemnity and the other Loan Documents.

(c)The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN

INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any Eligible Assignee of or Participant in, or any prospective assignee (which is not a Competitor or Real Property Tenant) of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from any Credit Party relating to the Credit Party or its business, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13 Interest Rate Limitation. If at any time there exists a maximum rate of interest which may be contracted for, charged, taken, received or reserved by the Lenders in accordance with applicable law (the “Maximum Rate”), then notwithstanding anything herein to the contrary, at any time the interest applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed such Maximum Rate, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been paid in respect of such Loan but were not payable as result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lenders in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lenders. If, for any reason whatsoever, the Charges paid or received on the Loans produces a rate which exceeds the Maximum Rate, the Lenders shall credit against the principal of the Loans (or, if such indebtedness shall have been paid in full, shall refund to the payor of such Charges) such portion of said Charges as shall be necessary to cause the interest paid on the Loans to produce a rate equal to the Maximum Rate. All sums paid or agreed to be paid to the holders of the Loans for the use, forbearance or detention of the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this Agreement, so that the interest rate is uniform throughout the full term of this Agreement. The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between the parties hereto. Without notice to the Borrower or any other person or entity, the Maximum Rate, if any, shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

SECTION 9.14 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.15 Joint and Several Liability.

(a)    Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Agent and Lenders by each other Borrower. Although it is the express agreement and intent of Agent, Lenders and Borrowers that each Borrower is and shall be a primary obligor with respect to the obligations set forth herein and not a guarantor, indemnitor, surety or otherwise only secondarily liable for such obligations, in the event and to the extent that the obligations of such Borrower undertaken herein might in the future be construed to consist, in whole or in part, of the guaranty of obligations of the other Borrower, each Borrower consents and agrees that such guaranty obligation (as the same may be construed) is and shall be a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 9.15 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 9.15 shall be absolute, unconditional and irrevocable, irrespective of, and unaffected by,
(i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, any Obligation or any Loan Document, agreement, document or instrument to which any Borrower is or may become a party; (ii) the absence of any action to enforce any Obligation or Loan Document or the waiver or consent by the Agent or any Lender with respect to any of the provisions governing any Obligation or Loan Document; (iii) the insolvency of any Borrower, Guarantor or other Obligor; and (iv) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

(b)    Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Borrower, Guarantor or Obligor, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. Each Borrower consents and agrees that the Agent or the Lenders may, at any time and from time to time, without notice or demand, whether before or after an actual or purported termination, repudiation or revocation of this Agreement by any Borrower, and without affecting the enforceability or continuing effectiveness hereof as to such Borrower: (i) with the consent of each Borrower, supplement, restate, modify, amend, increase, decrease, extent, renew or otherwise change the time for payment or the terms of this Agreement, any Loan Document or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (ii) with the consent of each Borrower, supplement, restate, modify, amend, increase, decrease, or enter into or give any agreement with respect to, this Agreement, any Loan Document or any part thereof, or any of the Security Documents; (iii) waive, approve or consent to any action, condition, covenant, default, remedy, right, representation or term of this Agreement or any other Loan Document; (iv) accept partial payments; (v) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as the Agents or Lenders in their sole and absolute discretion may determine; (vi) release any person from any personal liability with respect to this Agreement or any part thereof; (vii) settle, release on terms satisfactory to the Required Lenders or by operation of applicable Legal Requirements or otherwise liquidate or enforce any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale; or (viii) consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of any Borrower or any other person, and correspondingly restructure the obligations evidenced hereby, and any such merger, change, restructuring or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the obligations evidenced hereby. It is agreed among each Borrower, the Agent and Lenders that the foregoing consents and waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 9.15 and such waivers, the Agent and Lenders would decline to enter into this Agreement.

(c)    Each Borrower agrees that the provisions of this Section 9.15 are for the benefit of the Agent and the other Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and the Agent or the other Lenders, the obligations of such other Borrower under the Loan Documents.

(d)    Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 9.15(g) of this Agreement, each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Borrower acknowledges and agrees that this waiver is intended to benefit the Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 17, and that the Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 9.15(d).

(e)    If the Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents, the Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 9.15. If, in the exercise of any of its rights and remedies, the Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by the Agent or such Lender and waives any claim based upon such action, even if such action by the Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by the Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of the Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations.

(f)    Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 9.15 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Article II of this Agreement) shall be limited to an amount not to exceed as of any date of determination the greater of:

(i)    the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

(ii)    the amount that could be claimed by the Agent and Lenders from such Borrower under this Section 9.15 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 9.15(g) of this Agreement.

(g)	Contribution with Respect to Guaranty Obligations.

(i)    To the extent that any Borrower shall make a payment under this Section 9.15 of all or any of the Obligations (other than Obligations related to Loans and other extensions of credit made directly or indirectly to that Borrower, or on such Borrower’s behalf, in which case such Borrower shall be primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(ii)    As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 9.15 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(iii)    This Section 9.15(g) is intended only to define the relative rights of Borrowers and nothing set forth in this Section 9.15(g) is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 9.15(a) of this Agreement. Nothing contained in this Section 9.15(g) shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower, or on such Borrower’s behalf, and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(iv)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

(v)    The rights of the indemnifying Borrowers against other Borrowers under this Section 9.15 shall be exercisable on or after the Termination Date, but shall in all respects be subordinate to any Obligations owing to the Lenders.

(vi)    The liability of Borrowers under this Section 9.15 is in addition to and shall be cumulative with all liabilities of each Borrower to the Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

(vii)    If acceleration of the time for payment of any amount payable by the Borrowers under this Agreement is stayed upon the insolvency, bankruptcy or reorganization of any of the Borrowers, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable jointly and severally by the Borrower hereunder forthwith on demand by the Agent made at the request of the Required Lenders.

(viii)    All of the Borrowers and the Entities are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each such Person has a direct impact on the success of each other Person. Each Borrower and each Entity will derive substantial direct and indirect benefit from the extension of credit hereunder.

SECTION 9.16 Additional Waivers and Agreements.

(a)Notwithstanding any provision contained in this Agreement or any other Loan Document to the contrary, it is the intention and agreement of each Borrower, Guarantor, Obligor and the Agent that the obligations of each Borrower, Guarantor and Obligor under the Loan Documents shall be valid and enforceable against each Borrower, Guarantor and Obligor to the maximum extent permitted by applicable law. Accordingly, if any provision of this Agreement or any other Loan Document creating any obligation of a Borrower, Guarantor or Obligor in favor of any Lender shall be declared to be invalid or unenforceable in any respect or to any extent, it is the stated intention and agreement of each Borrower, Guarantor, Obligor and Lender that any balance of the obligation created by such provision and all other obligations of each Borrower, Guarantor and Obligor to Lenders created by other provisions of the Loan Documents shall remain valid and enforceable. Likewise, if any sums which a Lender may be otherwise entitled to collect from a Borrower, Guarantor or Obligor under the Loan Documents shall be declared to be in excess of those permitted under any law (including any federal or state fraudulent conveyance or like statute or rule of law) applicable to the Obligations and/or the Guaranteed Obligations (as defined in the Guaranty) of such Borrower, Guarantor and Obligor, it is the stated intention and agreement of such Borrower, Guarantor and Obligor and the Lenders that all sums not in excess of those permitted under such applicable law shall remain fully collectible by Lenders from such Borrower, Guarantor and Obligor and such excess sums shall nevertheless survive as a subordinate obligation of such Borrower, Guarantor and Obligor, junior in right to the claims of general unsecured creditors, but prior to the claims of equityholders in such Borrower, Guarantor and Obligor. This provision shall control every other provision of the Loan Documents.

(b)	Each Borrower, Guarantor and Obligor under the Loan Documents hereby waives:

(i)    any defense based upon Agent or any Lender’s election of any remedy against any Borrower, any Guarantor or any Obligor, including without limitation, the defense to enforcement of this Agreement (the “Gradsky” defense based upon Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968) or subsequent cases) which, absent this waiver, a guarantor or indemnitor would have by virtue of an election by Agent or any Lender to conduct a non-judicial foreclosure sale of any Property securing the Obligations, it being understood by each Borrower, Guarantor and Obligor that any such non-judicial foreclosure sale will destroy, by operation of California Civil Code of

Civil Procedure Section 580d, all rights of any party to a deficiency judgment against any Borrower, and, as a consequence,

will destroy all rights which a guarantor or indemnitor would otherwise have (including, without limitation, the right of subrogation, the right of reimbursement, and the right of contribution) to proceed against any Borrower and to recover any such amount, and that Agent and Lenders could be otherwise estopped from pursuing guarantor or indemnitor for a deficiency judgment after a non-judicial foreclosure sale on the theory that a guarantor or indemnitor should be exonerated if a lender elects a remedy that eliminates the guarantor’s or indemnitor’s subrogation, reimbursement or contribution rights;

(ii)    any rights under California Code of Civil Procedure Sections 580a and 726b, which provide, among other things: that a creditor must file a complaint for deficiency within three (3) months of non-judicial foreclosure sale or judicial foreclosure sale, as applicable; that a fair market value hearing must be held; and that the amount of the deficiency judgment shall be limited to the amount by which the unpaid debt exceeds the fair market value of the security, but not more that the amount by which the unpaid debt exceeds the sale price of the security;

(iii)    any rights, under Sections 2845 or 2850 of the California Civil Code, or otherwise, to require Agent to institute suit against, or to exhaust any rights and remedies which Agent or the Lenders has or may have against any Borrower, any Guarantor or any Obligor, or against any collateral for the Obligations provided by any Borrower, any Guarantor, or any Obligor and any defense arising by reason of any disability or other defense (other than the defense that the Obligations shall have been fully and finally performed and indefeasibly paid) of Borrowers, Guarantor, or Obligors or by reason of the cessation from any cause whatsoever of the liability of any Borrower, any Guarantor, or any Obligor in respect thereof; and

(iv)    (1) any rights to assert against Agent and Lenders any defense (legal or equitable), set-off, counterclaim, or claim which any Guarantor may now or at any time hereafter have against Borrowers or any other Person liable to Agent and Lenders; (2) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (3) any defense any Guarantor has to performance hereunder, and any right any Guarantor has to be exonerated, provided by Sections 2819, 2822, or 2825 of the California Civil Code, or otherwise, arising by reason of: the impairment or suspension of the Agent’s or Lenders’ rights or remedies against any Borrower; the alteration by Agent or Lenders of the Obligations; any discharge of any Borrower’s obligations to Agent or Lenders by operation of law as a result of any intervention or omission; or the acceptance by Agent or Lenders of anything in partial satisfaction of the Obligations; (4) the benefit of any statute of limitations affecting any Guarantor’s liability under the Loan Documents or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to any Guarantor’s liability under the Loan Documents.

(v)    Each Guarantor absolutely, unconditionally, knowingly, and expressly waives any defense arising by reason of or deriving from election of remedies by the Agent and Lenders including any election by Agent or any Lender under Bankruptcy Code Section 1111 (b) to limit the amount of, or any collateral securing, its claim against Borrowers.

(vi)    without limiting the generality of the foregoing or any other provision hereof, each Borrower, Guarantor and Obligor absolutely, knowingly, unconditionally, and expressly waives any and all benefits or defenses which might otherwise be available to such Borrower, Guarantor or Obligor under any one or more of California Civil Code Sections 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2825, 2839, 2845, 2848, 2849, and 2850, California Code of Civil Procedure Sections 580a, 580b, 580c, 580d, and 726, California Uniform Commercial Code Sections 3116, 3118, 3119, 3419, 3605, 9504, and 9507, and Chapter 2 of Title 14 of Part 4 of Division 3 of the California Civil Code.

(vii)    Each Guarantor hereby acknowledges and agrees that neither Agent, any Lender nor any other Person shall be under any obligation (i) to marshal any assets in favor of Guarantors or in payment of any or all of the liabilities of Borrowers under the Guaranty or the obligations of Guarantors hereunder or (ii) to pursue any other remedy that Guarantors may or may not be able to pursue themselves, any right to which each Guarantor hereby waives.

(viii)    Each Guarantor warrants and agrees that each of the waivers set forth in this Section 17 is made with full knowledge of its significance and consequences and after consultation with legal counsel, and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

(ix)    Any and all rights of subrogation, reimbursement, indemnification and contribution and any other rights and defenses that are or may become available to Guarantor by reason of California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433 including, without limitation, any and all rights or defenses Guarantor may have by reason of protection afforded to the principal with respect to any of the Obligations or to any other guarantor of any of the Obligations with respect to such obligations under its guaranty, in either case, pursuant to the antideficiency or other laws of the state of California limiting or discharging the principal’s indebtedness or such other guarantor’s obligations, including, without limitation, California Code of Civil Procedure Sections 580a, 580b, 580d or 726;

(x)    all rights and defenses arising out of an election of remedies by the Lenders, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Obligations, has destroyed Guarantor’s rights of subrogation and reimbursement against Borrower by the operation of California Code of Civil

Procedure Section 580d or otherwise, and even though that election of remedies by the Lenders has destroyed Guarantor’s rights of contribution against another guarantor of any of the Obligations; and

(xi)    any right Guarantor might otherwise have under Section 2822 of the California Civil Code or similar law or otherwise to have Borrower designate the portion of any such obligation to be satisfied in the event that Borrower provides partial satisfaction of such obligation. Guarantor acknowledges and agrees that Borrower may already have agreed with the Lenders, or may hereafter agree, that in any such event the designation of the portion of the obligation to be satisfied shall, to the extent not expressly made by the terms of the Loan Documents, be made by the Lenders rather than by Borrower.

(c)The Loan Documents currently contain jury trial waivers. Such waivers shall continue to apply to the fullest extent now or hereafter permitted by applicable law. BORROWERS, AGENT AND LENDERS PREFER THAT ANY DISPUTE BETWEEN THEM BE RESOLVED IN LITIGATION SUBJECT TO A JURY TRIAL WAIVER AS SET FORTH IN THE LOAN DOCUMENTS. IF, HOWEVER, UNDER THEN APPLICABLE LAW, A PRE-DISPUTE JURY TRIAL WAIVER OF THE TYPE PROVIDED FOR IN THE LOAN DOCUMENTS IS UNENFORCEABLE IN LITIGATION IF SUCH LITIGATION OCCURS IN CALIFORNIA (ALTHOUGH THE PARTIES DO NOT INTEND HEREBY TO WAIVE THEIR CONSENT TO JURISDICTION AND VENUE IN THE STATE OF NEW YORK), TO RESOLVE ANY DISPUTE, CLAIM, CAUSE OF ACTION OR CONTROVERSY UNDER THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE ENVIRONMENTAL INDEMNITY (EACH, A “CLAIM”), THEN, UPON THE WRITTEN REQUEST OF ANY PARTY TO SUCH LITIGATION, SUCH CLAIM, INCLUDING ANY AND ALL QUESTIONS OF LAW OR FACT RELATING THERETO, SHALL BE DETERMINED EXCLUSIVELY BY A JUDICIAL REFERENCE PROCEEDING. EXCEPT AS OTHERWISE PROVIDED IN THE PREVIOUS PARAGRAPH, VENUE FOR ANY SUCH REFERENCE PROCEEDING SHALL BE IN THE STATE OR FEDERAL COURT IN THE COUNTY OR DISTRICT WHERE VENUE IS APPROPRIATE UNDER APPLICABLE LAW (THE “COURT”). THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE. IF THE PARTIES CANNOT AGREE UPON A REFEREE, THE COURT SHALL APPOINT THE REFEREE. THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT. NOTHING IN THIS PARAGRAPH, HOWEVER, SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL OR OBTAIN PROVISIONAL REMEDIES (INCLUDING, WITHOUT LIMITATION, REPLEVIN, INJUNCTIVE RELIEF, ATTACHMENT OR THE APPOINTMENT OF A RECEIVER). THE PARTIES SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY UNLESS THE REFEREE ORDERS OTHERWISE. THE REFEREE ALSO SHALL DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS PARAGRAPH. THE PARTIES ACKNOWLEDGE THAT ANY CLAIM DETERMINED BY REFERENCE PURSUANT TO THIS PARAGRAPH SHALL NOT BE ADJUDICATED BY A JURY.

SECTION 9.17 Effect on Existing Credit Agreement.

(a)Upon satisfaction of the conditions precedent set forth in Section 4.01, this Agreement shall exclusively control and govern the mutual rights and obligations of the parties hereto with respect to the Existing Credit Agreement, and the Existing Credit Agreement shall be superseded by this Agreement in all respects, in each case, on a prospective basis only.

(b)THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT SOLELY TO AMEND AND RESTATE THE TERMS OF, AND THE OBLIGATIONS OWING UNDER AND IN CONNECTION WITH, THE EXISTING CREDIT AGREEMENT. THE PARTIES DO NOT INTEND THIS AGREEMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY ANY BORROWER UNDER OR IN CONNECTION WITH THE EXISTING CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE EXISTING CREDIT AGREEMENT).

SECTION 9.18 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as an instrument under seal as of the day and year first above written.

BORROWER:

STRATEGIC REALTY OPERATING
PARTNERSHIP, L.P., a Delaware limited partnership

By;	Strategic Realty Trust, Inc., a Maryland corporation, it neral Partner
By:
Name: G. Lee Burns, Jr.
Title: Vice President

SRT SECURED HOLDINGS, LLC,
a Delaware limited liability company

By:    Strategic Realty Operating
Partnership, L.P., a Delaware limited partnership, its sole member

By:    Strategic Realty Trust, Inc.,
a Maryland corporation, its general partner

By:
Name: G. Lee Burns, Jr.
Title: Vice President

[ADDITIONAL SIGNATURE PAGES FOLLOW]

SRT SECURED TOPAZ, LLC,
a Delaware limited liability company

By:    SRT SECURED HOLDINGS, LLC,
a Delaware limited liability company, its sole member

By:	STRATEGIC REALTY OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership, its sole member

By:    STRATEGIC REALTY TRUST, INC.,
a Maryland corporation, its general partner

By:      Name: G. Lee Burns, Jr.
Title: Vice President

SRT LA RETAIL, LLC,
a Delaware limited liability company

By:    SRT SECURED HOLDINGS, LLC,
a Delaware limited liability company, its sole member

By:	STRATEGIC REALTY OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnershi p, its sole member

By:    STRATEGIC REALTY TRUST, INC.,
a Maryland corporation, its general partner
By:
Name: G. Lee Burns, Jr.
Title: Vice President

[ADDITIONAL SIGNATURE PAGE FOLLOWS]

SRT SF RETAIL I, LLC,
a Delaware limited liability company

By:    SRT SECURED HOLDINGS, LLC,
a Delaware limited liability company, its sole member

By:	STRATEGIC REALTY OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership, its sole member

By:    STRATEGIC REALTY TRUST, INC.,
a Maryland corporation, its general partner

By:
Name: G. Lee Burns, Jr.
Title: Vice President

[ADDITIONAL SIGNATURE PAGE FOLLOWS]

LENDER AND AGENT:

KEYBANK NATIONAL ASSOCIATION,
ind ividually and as Agent
By

Name: Jane E. McGrath	/
Title:    Vice President

[ADDlTIONAL SIGNATURE PAGE FOLLOWS]

LENDER:

RAYMOND JAMES BANK, N.A.

By:
Name:James Armstrong
Title: Senior Vice President -Commercial Real
Estate Lending Manager

SCHEDULE 2.01
COMMITMENTS

LENDER    COMMITMENT

(Applicable Percentage)

KEYBANK NATIONAL ASSOCIATION    $30,000,000.00 (50%) RAYMOND JAMES BANK, N.A.    $30,000,000.00 (50%)

Schedule 3.05

Liens

1.Mechanics Lien filed October 14, 2016 against 400 Grove Street, San Francisco, California on behalf of Alliance Roofing Company Inc. in the amount of $112,450.60

2.Mechanics Lien filed December 14, 2016 against 400 Grove Street, San Francisco, California on behalf of Cannon Constructors North, Inc. in the amount of $654,829.00

3.Mechanics Lien filed December 30, 2016 against 450 Hayes Street, San Francisco, California on behalf of Miscellaneous Architectural and Structural Metals Inc. dba MAS Metals in the amount of $182,407.00.

3. Claim of Lien filed January 13, 2017 against 450 Hayes Street, San Francisco, California on behalf of Cannon Constructors North, Inc., in the amount of $1,500,000.00.

Flood Zones, Earthquake or Seismic Areas

Topaz Marketplace, Hesperia, California

8 Octavia Boulevard, San Francisco, California 400 Grove Street, San Francisco, California
Fulton Hugger Shops, 1720, 1730, 1770, 1780 and 1790 Fulton Street, San Francisco, California 450 Hayes Street, San Francisco, California
388 Fulton Street, San Francisco, California

3701-3709 West Sunset Boulevard (f/k/a 3713 West Sunset Boulevard) and 1601 Griffith Park Boulevard, Los Angeles, California

Schedule 3.15

Subsidiaries

The following are the Subsidiaries of Strategic Realty Trust, Inc. as of the date of this Agreement:

SRT Advisor, LLC SRT LA Retail, LLC
SRT SECURED HOLDINGS, LLC SRT SECURED PINEHURST, LLC SRT SECURED TOPAZ, LLC
SRT SF RETAIL I, LLC SRT SGO MN, LLC SRT SGO, LLC
SRT TRS, LLC SRTCC SG, LLC
SRTCC WILSHIRE, LLC
STRATEGIC REALTY OPERATING PARTNERSHIP, L.P. STRATEGIC REALTY TRUST, INC.
TNP SRT BLOOMINGDALE HILLS, LLC TNP SRT COCHRAN BYPASS, LLC
TNP SRT ENSENADA SHOPPING CENTER, LLC TNP SRT FLORISSANT MARKETPLACE, LLC TNP SRT LAHAINA GATEWAY HOLDINGS, LLC TNP SRT LAHAINA GATEWAY, LLC
TNP SRT MORNINGSIDE MARKETPLACE, LLC TNP SRT PORTFOLIO II HOLDINGS, LLC
TNP SRT PORTFOLIO II, LLC TNP SRT TURKEY CREEK, LLC TNP SRT WAIANAE MALL, LLC
TNP SRT Woodland West Holdings, LLC TNP SRT WOODLAND WEST, LLC

Schedule 3.16

Leases with an option or right of first refusal to purchase any portion of the Mortgaged Property.

1. Lease with Johnny Doughnuts, LLC, as Tenant, at 388 Fulton Street, San Francisco, CA contains a Tenant Right of First Offer with respect to its leased premises, pursuant to Section 29 of its lease, dated June 17, 2016.

Schedule 5.12(a)

Mortgaged Property Pool

Topaz Marketplace, Hesperia, California

8 Octavia Boulevard, San Francisco, California 400 Grove Street, San Francisco, California
Fulton Hugger Shops, 1720, 1730, 1770, 1780 and 1790 Fulton Street, San Francisco, California 450 Hayes Street, San Francisco, California
388 Fulton Street, San Francisco, California

3701-3709 West Sunset Boulevard (f/k/a 3713 West Sunset Boulevard) and 1601 Griffith Park Boulevard, Los Angeles, California

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower: Strategic Realty Operating Partnership, LP, SRT Secured Holdings, LLC and certain of its Subsidiaries

4.	Agent: KeyBank National Association, as the Agent under the Credit
Agreement

1 Select as applicable.

5.	Credit Agreement: Second Amended and Restated Credit Agreement dated as of
February 15, 2017, among Strategic Realty Operating Partnership, L.P., SRT Secured Holdings, LLC, certain of their Subsidiaries, the Lenders parties thereto, KeyBank National Association, as Agent, and the other agents parties thereto

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans2
$	$	%
$	$	%
$	$	%

Effective Date:

     , 20

[TO BE INSERTED BY AGENT AND

WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to: ASSIGNOR
[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and]3 Accepted: [KeyBank National Association], as
Agent

By:

Title:

[Consented to:]4
[NAME OF RELEVANT PARTY]

By:

Title:

3 To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
4 To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION
1.Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and
Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Key Bank National Association, as Agent 225 Franklin Street
Boston, MA 02110
Attn: Ms. Jane McGrath, Institutional Real Estate

RE:    Strategic Realty Operating Partnership, LP, SRT Secured Holdings, LLC - Compliance

Certificate for , 201_ through , 201_

Dear Ladies and Gentlemen:
This Compliance Certificate is made with reference to that certain Second Amended and Restated Revolving Credit Agreement dated as of February 15, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Strategic Realty Operating Partnership, LP, SRT Secured Holdings, LLC and certain of its Subsidiaries (collectively, the “Borrower”), the financial institutions party thereto, as lenders, and KeyBank National Association, as Agent. All capitalized terms used in this Compliance Certificate (including any attachments hereto) and not otherwise defined in this Compliance Certificate shall have the meaning set forth for such terms in the Credit Agreement. All Section references herein shall refer to the Credit Agreement.

I hereby certify that I am the of Strategic Realty Operating Partnership, L.P., and

that I make this Certificate on behalf of each Borrower. I further represent and certify on behalf of the Borrower as follows as of the date of this Compliance Certificate:
I have reviewed the terms of the Loan Documents and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of the Borrower and its Subsidiaries, during the accounting period (the “Reporting Period”) covered by the financial reports delivered simultaneous herewith pursuant to Section 5.01[(a)][(c)], and that such review has not disclosed the existence during or at the end of such Reporting Period (and that I do not have knowledge of the existence as at the date hereof) of any condition or event which constitutes a Default or Event of Default.

The information set forth in Schedule 1 attached hereto is in all material respects true, correct and complete, and has been prepared in accordance with the requirements of the Credit Agreement.

The Mortgaged Properties identified on, and the calculation of Covenant Compliance shown on, Schedule 1 attached hereto comply with all applicable conditions, terms, warranties, representations and covenants set forth in the Credit Agreement.

As of the date hereof, the representations and warranties of the Borrowers contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects.

As of the date hereof, no Default or Event of Default exists.

This Compliance Certificate has been executed and delivered as of the date set forth above.

STRATEGIC    REALTY    OPERATING
PARTNERSHIP,    L.P.,    a    Delaware    limited partnership

By:

Title:

Schedule 1

Strategic Realty Operating Partnership, L.P. Covenant Compliance Calculations as of

Section 5.02

(a)	Total Leverage Ratio

Total Debt Total Asset Value

Total Leverage Ratio

Limit    65.0%

(b)	Fixed Charge Coverage Ratio

Trailing 2 Quarters Adjusted EBITDA Trailing 2 Quarters Fixed Charges

Limit    1.40

(c)	Liquidity
Unrestricted Cash & Equivalents
Limit    2,500,000

(d)	Tangible Net Worth

Minimum TNW at Closing    40,407,000
Plus 75% of Net Equity Raise Proceeds Since Closing    0

Minimum    40,407,000

(e)	Unhedged Variable Rate Indebtedness to Total Asset Value

Variable Rate Indebtedness not Subject to a Hedge Hedge

Total Asset Value

Limit    20.0%

Section 6.03 (a)    Permitted Investments as % of Total Asset Value

Total Asset Value

$    %    Limit

(i)	Land 5%

(ii)	Undepreciated Book Value of Properties Under Development 15%

(iii)	Asset which are not Retail Properties 5%

(iv)	Joint Ventures 20%

(v)	Mortgages and Notes Receivable 10%
Aggregate                                        30%

Section 6.05	Restricted Payments

Adjusted Funds From Operations (cumulative) Distributions (cumulative)

Distributions to Adjusted Funds From Operations

Limit    100.0%

Exhibit C

Intentionally Omitted

[Exhibit C]

EXHIBIT D

FORM OF REVOLVING CREDIT NOTE

$        , 201_

FOR VALUE RECEIVED, STRATEGIC REALTY OPERATING PARTNERSHIP,
L.P    ., a Delaware limited partnership, SRT SECURED HOLDINGS, LLC, a Delaware limited liability company, SRT SECURED TOPAZ, LLC, a Delaware limited liability company, SRT SF RETAIL I, LLC, a Delaware limited liability company, SRT LA RETAIL, LLC, a Delaware limited liability company, and each other person that from time to time becomes a “Borrower” under the Credit Agreement (collectively, the “Maker”), hereby jointly and severally promise to pay, without offset or counterclaim, to the order of [insert name of Lender], (“Payee”), the principal amount equal to the lesser of (x) ($    ) or (y) the outstanding

amount advanced by Payee as a Loan (or Loans) under the Credit Agreement (as hereinafter defined), payable in accordance with the terms of the Credit Agreement.

Maker also promises to pay interest on the unpaid principal amount of this Note (this “Note”) at the rates and at the times which shall be determined in accordance with the provisions of that certain Second Amended and Restated Credit Agreement dated as of February 15, 2017, among Maker, certain Affiliates of Maker, the Lenders named therein, and KeyBank National Association, as Agent for itself and the Lenders (as hereafter amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

Subject to the terms and provisions of the Credit Agreement, amounts borrowed may be repaid and reborrowed at any time during the Availability Period. Payee shall not have any obligation to make a Loan to the extent such Loan would cause Payee’s Revolving Credit Exposure to exceed Payee’s Commitment, or as otherwise provided in the Credit Agreement.

This Note is subject to (a) mandatory prepayment, and (b) prepayment at the option of the Maker, as provided in the Credit Agreement.

This Note is issued pursuant to the Credit Agreement and is entitled to the benefits of the Credit Agreement, reference to which is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby are made and are to be repaid.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. MAKER AGREES THAT JURISDICTION AND VENUE FOR ANY ACTION REGARDING THIS NOTE SHALL BE AS SET FORTH IN THE CREDIT AGREEMENT.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

Maker promises to pay all fees, costs and expenses incurred in the collection and enforcement of this Note in accordance with the terms of the Credit Agreement. Maker and any endorser of this Note hereby consents to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind (except such notices as may be expressly required under the Credit Agreement or the other Loan Documents) and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

(The next page is the signature page)

IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered by its duly authorized officer, as an instrument under seal as of the day and year first written above.

STRATEGIC REALTY OPERATING
PARTNERSHIP, L.P., a Delaware limited partnership

By:	Strategic Realty Trust, Inc., a Maryland corporation, its General Partner

By: Name: Title:

SRT SECURED HOLDINGS, LLC, a Delaware
limited liability company

By:	SRT Secured Holdings Manager, LLC, a Delaware limited liability company, its Managing Member

By: Name: Title:

SRT SECURED TOPAZ, LLC, a Delaware
limited liability company

By:	SRT Secured Holdings, LLC, a Delaware limited liability company, its Sole Member and Manager

By: SRT Secured Holdings Manager, LLC, a Delaware limited liability Company, its Managing Member

By: Name: Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

SRT SF RETAIL I, LLC, a Delaware limited liability company

By:	SRT Secured Holdings, LLC, a Delaware limited liability company, its Sole Member and Manager

By: SRT Secured Holdings Manager, LLC, a Delaware limited liability Company, its Managing Member

By: Name: Title:

SRT LA RETAIL, LLC, a Delaware limited liability company

By:	SRT Secured Holdings, LLC, a Delaware limited liability company, its Sole Member and Manager

By: SRT Secured Holdings Manager, LLC, a Delaware limited liability Company, its Managing Member

By: Name: Title:

EXHIBIT E

[Date]

FORM OF BORROWING REQUEST/INTEREST ELECTION REQUEST

KeyBank National Association, as Agent 225 Franklin Street, 18th floor
Boston, Massachusetts 02110 Attn: Ms. Jane E. McGrath

Re:	Strategic Realty Operating Partnership, L.P., SRT Secured Holdings, LLC - Borrowing Request

Ladies and Gentlemen:

This Borrowing Request is made with reference to that certain Second Amended and Restated Revolving Credit Agreement dated as of February [15, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Strategic Realty Operating Partnership, L.P., SRT Secured Holdings, LLC and certain of its Subsidiaries (collectively, the “Borrower”), the financial institutions party thereto, as lenders, and KeyBank National Association, as Agent. All capitalized terms used in this Borrowing Request (including any attachments hereto) and not otherwise defined in this Borrowing Request shall have the meanings set forth for such terms in the Credit Agreement. All Section references herein shall refer to the Credit Agreement. This request is made by Strategic Realty Operating Partnership, L.P. on behalf of the Borrower in its role as Lead Borrower.

The Borrower hereby requests [check as applicable] a conversion of an existing Loan as provided below and/or a Loan under the Credit Agreement, in the amount of $
[minimum of $1,000,000 and in multiples of $100,000].

1.	Aggregate Commitment $ ,000,000.00

$

2.	Borrowing Base Availability

$

3.	The amount outstanding under the Loans

$

4.	Available amount (the lesser of 1 or 2 minus 3)

5.	Less amount requested ($ )

[Exhibit E – Page 1]

$

6.	Amount remaining to be advanced under the Loans

7.	Account for funding:

The advance or conversion is to be made as follows:

A.	ABR Borrowing.

$

1.	Amount of ABR Borrowing:

2.	Date of ABR Borrowing

B.	Eurodollar Borrowing.

$

1.	Amount of Eurodollar Borrowing:

$

2.	Amount of conversion of existing Loan to Eurodollar Borrowing:

3.	Number of Eurodollar Borrowing(s) now in effect: [cannot exceed six (6)]

4.	Date of Eurodollar Rate Borrowing or conversion:

5.	Interest Period:

6.	Expiration date of current Interest Period as to this conversion:

Attached hereto is a Borrowing Base Certificate submitted in form of Exhibit G to the Credit Agreement.

The Borrower hereby represents and warrants that the amounts set forth above are true and correct, that the amount above requested has actually been incurred, that the representations and warranties contained in the Credit Agreement are true and correct as if made as of this date (except to the extent relating to a specific date), that Borrower has satisfied all conditions required to be satisfied, or such conditions have been waived by Agent, as of the date hereof to qualify for the Borrowing requested hereby, and that the Borrower has kept, observed, performed and fulfilled each and every one of its obligations under the Credit Agreement as of the date hereof [except as follows:
    ].

[Signature Page Follows]

Very truly yours,

STRATEGIC REALTY OPERATING
PARTNERSHIP, L.P., a Delaware limited partnership

By:	Strategic Realty Trust, Inc., a Maryland corporation, its General Partner

By: Name: Title:

EXHIBIT F
JOINDER AGREEMENT

JOINDER AGREEMENT (the “Agreement”), dated as of , 201_, made by a (the “New Borrower”) in favor of

KEYBANK NATIONAL ASSOCIATION, as Agent for the lenders party to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, Strategic Realty Operating Partnership, L.P., a Delaware limited partnership, SRT Secured Holdings, LLC, a Delaware limited liability company, SRT Secured Topaz, LLC, a Delaware limited liability company, SRT SF Retail I, LLC, a Delaware limited liability company and SRT LA Retail, LLC, a Delaware limited liability company (collectively, the “Borrower”), certain lenders (the “Lenders”), and the Agent are parties to that certain Second Amended and Restated Credit Agreement dated as of February 15, 2017 (as amended, modified, restated, or supplemented and in effect from time to time, the “Credit Agreement”).

WHEREAS, the Credit Agreement requires that the owner of any Real Property included in the Mortgaged Property Pool must join in and assume all obligations of the “Borrower” under the Loan Documents, and the New Borrower is the owner of Real Property to be included in the Mortgaged Property Pool.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth and for other good and valuable consideration, the New Borrower hereby agrees as follows:

1.The New Borrower hereby becomes a party to the Loan Documents as a Borrower thereunder with the same force and effect as if originally named therein as a Borrower and, without limiting the generality of the foregoing, hereby irrevocably, absolutely, and unconditionally assumes and agrees, jointly and severally with each other Borrower, to timely and faithfully pay and perform all of the obligations of the Borrower under the Loan Documents. Any and all references to the term “Borrower” in the Credit Agreement, the Notes, the Other Loan Documents or in any other document or agreement executed and delivered, or to be executed and delivered, in connection therewith shall be deemed to be a reference to, and include, the New Borrower.

2.The New Borrower hereby represents and warrants that each of the representations and warranties contained in Article III of the Credit Agreement are also made by it and are true and correct in all material respects on and as the date hereof (after giving effect to this Agreement) as if made on and as of such date.

3.All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered as an instrument under seal as of the date first above written.

[INSERT SIGNATURE BLOCK OF NEW BORROWER]

By:

Name:

Title:

EXHIBIT G
BORROWING BASE CERTIFICATE

To:	KeyBank National Association, as Agent 225 Franklin Street, 18th Floor
Boston, Massachusetts 02110
Attention: Jane McGrath, Institutional Real Estate

Re: Strategic Realty Operating Partnership, L.P., SRT Secured Holdings, LLC - Borrowing Base Certificate
This Borrowing Base Certificate (the “Certificate”) is furnished pursuant to that certain Second Amended and Restated Revolving Credit Agreement dated as of February 15, 2017, by and among STRATEGIC REALTY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, SRT SECURED HOLDINGS, LLC, a Delaware limited liability company, the other Borrowers thereunder, (the “Borrower”), the Lenders party thereto, KEYBANK NATIONAL ASSOCIATION, a national banking association, as lender and agent (the “Agent”) for the Lenders, and KEYBANC CAPITAL MARKETS, INC., as Sole Lead Arranger (such Amended and Restated Revolving Credit Agreement as it may be amended, modified, supplemented, extended, renewed, or restated from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement. This Certificate is made by the undersigned in its role as Lead Borrower on behalf of Borrower.

The Borrower hereby CERTIFIES to Agent and the Lenders as follows:

The information set forth in Schedule 1 hereto is in all material respects true, correct and complete, and has been prepared in accordance with the requirements of the Credit Agreement.

The Mortgaged Properties identified on, and the calculation of Borrowing Base Availability shown on, Schedule 1 hereto comply with all applicable conditions, terms, warranties, representations and covenants set forth in the Credit Agreement.

As of the date hereof, the representations and warranties of the Borrowers contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects.

As of the date hereof, no Default or Event of Default exists.

[Signature Page Follows]

STRATEGIC    REALTY    OPERATING
PARTNERSHIP,    L.P.,    a    Delaware    limited partnership

By:

SRT SECURED HOLDINGS, LLC, a Delaware
limited liability company By:

Schedule 1

Strategic Realty Operating Partnership, L.P. Borrowing Base Availability
As of:

		Appraised		Cap Ex		Adjusted
Borrowing Base Pool Properties	SF	Value	% Leased	Reserve	NOI	NOI

Minimum Borrowing Base Pool Leasing		75%
Borrowing Base Availability: the lesser of
(a) Facility Amount (Aggregate Commitments) (b) 65% of Aggregate Appraised Value (c) Debt Service Test Amount	60,000,000

Debt Service Test Amount: Available Amount at 1.35X coverage of Implied Debt Service

Implied Debt Service: based on a 30‐year principal amortization schedule and interest at the greater of

    Rate    Debt Constant    Amt at 1.35X
(a) 10‐yr Treasury Rate + 2.50%
(b) 6.00%    6.00%    7.19%
Greater

(i)	Borrowing Base Availability

Current Loan Outstanding Letters of Credit Issued
Plus Draw Request/Minus Paydown

(ii)	Total Loan Amount

(ii) greater than (i)?    N

Exhibit H

Form of SNDA

Recorded at the Request of and After Recording Return to:

Riemer & Braunstein LLP
7 Times Square, Suite 2506 New York, New York 10036
Attention: Ronald N. Braunstein, Esq.

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

Grantor #1 (Landlord):    SRT [    ] Grantor #2 (Tenant):
Grantee (Agent):    KEYBANK NATIONAL ASSOCIATION, as Agent, its successors
and assigns Abbreviated Legal Description:
Official Legal Description on Exhibit A

Assessor’s Tax Parcel ID #

[NOTE: ONLY USE COVER PAGE IF SNDA IS BEING RECORDED, IN WHICH CASE CONFORM TO LOCAL RECORDING REQUIREMENTS FOR MARGINS, BLANK SPACES, ETC.]

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

(this “Agreement”) is made as of the day of 201 by and between KEYBANK

NATIONAL ASSOCIATION, a national banking association, having an address at 225 Franklin Street,    18th    Floor,    Boston,    MA    02110    (“Agent”),    and

    , a , having an address at: (“Tenant”).

RECITALS:

A.Tenant is the holder of a leasehold estate in a portion of those certain premises located in the City of , the County of , State of , and more

particularly described on Exhibit A attached hereto and made a part hereof (the “Property”) under and pursuant to the provisions of a certain lease dated between

SRT , LLC, a limited liability company organized

under the laws of the State of Delaware, having its principal place of business at 400 South El Camino Real, Suite 1100, San Mateo, California 94402 as landlord (“Landlord”) and Tenant, as tenant (the “Lease”); and

B.Agent and other lenders (“Lenders”) have made a loan or are about to make a loan to Landlord and other borrowers (collectively, the “Borrowers”), evidenced or to be evidenced by certain revolving credit notes made payable by the Borrowers to the order of KeyBank National Association and other Lenders (the “Notes”) and secured or to be secured by a [Mortgage/Deed of Trust], Assignment of Rents, Security Agreement and Fixture Filing (including, without limitation, all amendments, renewals, increases, modifications, spreaders, consolidations, replacements and extensions thereof from time to time, the “Security Instrument”) granted by Landlord to or for the benefit of Agent and encumbering the Property; and

C.Landlord is, or is about to become, the owner in fee simple of the Property and the landlord under the Lease; and

D.Tenant has agreed to subordinate the Lease to the Security Instrument and to the lien thereof, and Agent has agreed to grant non-disturbance to Tenant under the Lease on the terms and conditions hereinafter set forth.

AGREEMENT:

For good and valuable consideration, Tenant and Agent agree as follows:

1.    SUBORDINATION. The Lease and all of the terms, covenants and provisions thereof and all rights, remedies and options of Tenant thereunder are and shall at all times continue to be subject and subordinate in all respects to the terms, covenants and provisions of the Security Instrument (including, without limitation, any and all amendments, renewals, increases, modifications, spreaders, consolidations, replacements and extensions thereof from time to time) and to the lien thereof, and to all sums secured thereby and advances made thereunder from time to time, with the same force and effect as if the Security Instrument had been executed, delivered and recorded, and all advances made, prior to the execution and delivery of the Lease.

2.    NON-DISTURBANCE. If any action or proceeding is commenced by Agent for the foreclosure of the Security Instrument or the sale of the Property, Tenant shall not be named as a party therein unless such joinder shall be required by law, provided, however, such joinder shall not result in the termination of the Lease or disturb the Tenant’s possession or use of the premises demised thereunder, and the sale of the Property in any such action or proceeding and the exercise by Agent of any of its other rights under the Notes or the Security Instrument shall be made subject to all rights of Tenant under the Lease, provided that at the time of the commencement of any such action or proceeding or at the time of any such sale or exercise of any such other rights Tenant shall not be in default under any of the terms, covenants or conditions of the Lease or of this Agreement on Tenant’s part to be observed or performed beyond any applicable notice or grace period.

3.	ATTORNMENT.

(a)    If Agent or any other Person (including any nominee or designee of Agent and/or Lenders) shall become the owner of the Property by reason of the foreclosure of the Security Instrument or the acceptance of a deed or assignment in lieu of foreclosure or by reason of any other enforcement of the Security Instrument (Agent or such other Person being hereinafter referred as “Purchaser”), and the conditions set forth in Section 2 above have been met at the time Purchaser becomes owner of the Property, the Lease shall not be terminated or affected thereby but shall continue in full force and effect as a direct lease between Purchaser (as to each Purchaser, only during the period of its ownership) and Tenant upon all of the terms, covenants and conditions set forth in the Lease and, in that event, Tenant agrees to attorn to Purchaser and Purchaser by virtue of such acquisition of the Property shall be deemed to have agreed to accept such attornment, whereupon, subject to the observance and performance by Tenant of all the terms, covenants and conditions of the Lease on the part of Tenant to be observed and performed, Purchaser shall recognize the leasehold estate of Tenant under all of the terms, covenants and conditions of the Lease for the remaining balance of the term with the same force and effect as if Purchaser were the lessor under the Lease subject to the terms of Section 4 of this Agreement; provided, however, that Purchaser shall not be:

(i)    liable for any breach or default or other act or omission of, any prior landlord (any such prior landlord, including Landlord and any successor landlord, being hereinafter referred to as a “Prior Landlord”), or obligations accruing under the Lease prior to Purchaser’s actual ownership of the Property;

(ii)    subject to any offsets, defenses, abatements or counterclaims which shall have accrued in favor of Tenant against any Prior Landlord prior to the date upon which Purchaser shall become the owner of the Property;

(iii)    liable for the return of rental security deposits, if any, paid by Tenant to any Prior Landlord in accordance with the Lease unless such sums are actually received by Purchaser;

(iv)    bound by any payment of rents, additional rents or other sums which Tenant may have paid more than one (1) month in advance to any Prior Landlord unless (x) such sums are actually received by Purchaser or (y) such prepayment shall have been expressly approved of in writing by Purchaser;

(v)    bound by (x) any agreement (1) terminating the Lease, (2) amending or modifying the Lease, or waving any terms of the Lease, or (3) transferring to the Landlord costs and expenses previously paid or payable by Tenant under the Lease, or (y) any voluntary surrender of the premises demised under the Lease, in any of the foregoing cases made without Agent’s or Purchaser’s prior written consent prior to the time Purchaser succeeded to Landlord’s interest;

(vi)    responsible for the making of repairs in or to the Property in the case of damage or destruction to the Property or any part thereof due to fire or other casualty or by reason of condemnation unless Purchaser is obligated under the Lease to make such repairs and Purchaser receives insurance proceeds or condemnation awards sufficient to finance the completion of such repairs;

(vii)    liable for or incur any obligation with respect to any breach of warranties or representations of any nature under the Lease or otherwise, including, without limitation, any warranties or representations respecting use, compliance with zoning, Landlord’s or Purchaser’s title, Landlord’s authority, habitability and/or fitness for any purpose, or possession;

(viii)    liable for or incur any obligation with respect to the construction of the Property or any improvements of the demised premises or the Property, or for any tenant allowances; or

(ix)    except any assignment or sublet permitted under the Lease as to which Landlord’s consent is not required, bound by any assignment or sublet, made without Agent’s prior written consent.

(b)    Each Purchaser, upon a further transfer of the Property and the Lease, shall automatically be released from any and all obligations and liabilities as the lessor under the Lease accruing or arising after the date of such transfer.

(c)    Notwithstanding anything in this Agreement or in the Lease to the contrary, Purchaser shall not be personally liable for the payment of any claim hereunder or under the Lease, or for the performance of any obligation, agreement, contribution, or term to be performed or observed by Purchaser hereunder or under the Lease, such Purchaser’s liability being limited to its then interest, if any, in the Property, and Tenant shall look exclusively to such interest, if any, of Purchaser in the Property for the payment and discharge of any obligations imposed upon Purchaser hereunder or under the Lease, and Tenant shall not collect or attempt to collect any amounts out of any other assets of Purchaser or any of its affiliates. Purchaser shall under no circumstances be liable for any incidental, consequential, punitive, or exemplary damages.

(d)    Tenant agrees to execute and deliver at any time and from time to time, upon the request of any holder(s) of any of the indebtedness or other obligations secured by the Security Instrument, or upon request of any Purchaser, (i) any instrument or certificate which, in the reasonable judgment of such holder(s) or such Purchaser, may be necessary or appropriate in any proceeding or otherwise to evidence Tenant’s attornment as provided herein, and (ii) an instrument or certificate regarding the status of the Lease, consisting of statements, if true (and if not true, specifying in what respect), (A) that the Lease is in full force and effect, (B) the date through which rentals have been paid, (C) the duration and date of the commencement of the term of the Lease, (D) the nature of any amendments or modifications to the Lease, (E) that no default, or state of facts, which with the passage of time, or notice, or both, would constitute a default, exists on the part of either party to the Lease (to the best of Tenant’s knowledge with respect to Landlord), and (F) the dates on which payments of additional rent, if any, are due under the Lease.

4.    NOTICE TO TENANT. After notice is given to Tenant by Agent that the Landlord is in default under the Notes and the Security Instrument and that the rentals under the Lease should be paid to Agent pursuant to the terms of the assignment of leases and rents executed and delivered by Landlord to Agent in connection therewith (or as may be included within the Security Instrument), Tenant shall thereafter pay to Agent, or as directed by the Agent, all rentals and all other monies due or to become due to Landlord under the Lease and Landlord hereby expressly authorizes Tenant to make such payments to Agent and hereby releases and discharges Tenant from any liability to Landlord on account of any such payments.

5.    NOTICE TO AGENT AND RIGHT TO CURE. Tenant agrees to notify Agent by certified mail, return receipt requested, with postage prepaid, of any default on the part of Landlord under the Lease which would (with the giving of notice to Tenant, the passage of time, or both) entitle Tenant to cancel or terminate the Lease, to abate or reduce the rent payable thereunder, or to seek monetary damages against Landlord, at the same time as Tenant provides Landlord with any such notice (such notice, a “Default Notice”). Notwithstanding any provisions of the Lease, no cancellation or termination of the Lease and no abatement or reduction of the rent payable thereunder shall be effective unless Agent has received a Default Notice and has failed to cure the subject default within thirty (30) days after the expiration of the time period provided in the Lease for Landlord to cure such default; provided that in the event

Agent cannot commence such cure without possession and control of the Property, or such default is not otherwise reasonably susceptible of cure within the foregoing period, Agent’s cure period shall be extended for such additional time as Agent may reasonably require to cure such default, if, during Agent’s initial cure period, Agent commences and diligently pursues curative action (including, if possession and control of the Property is required, efforts to either obtain possession and control of the Property and thereafter to diligently prosecute such cure to completion cure, or to obtain the appointment of a receiver to diligently prosecute such cure to completion). If such default is not susceptible of cure by Agent and Agent obtains possession of the Property, such default shall be waived. Notwithstanding the foregoing, Agent shall have no obligation to cure (and shall have no liability or obligation for not curing) any breach or default by Landlord, except to the extent that Agent agrees or undertakes otherwise in writing.

6.    NOTICES. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States certified mail (postage prepaid, return receipt requested), on the Business Day on which delivery is first attempted; (c) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service; or (d) if by telecopier on the day of transmission so long as a copy is sent on the same day by overnight courier as set forth below (and provided that, if the day of transmission is not a Business Day, or if the time of transmission is after the close of the recipient’s business on such day, such notice shall be deemed received on the next Business Day, subject to the preceding requirement of the delivery of a copy), addressed as follows:

If to Tenant:

Attention:
Telecopier no.:

If to Agent:	KeyBank National Association 225 Franklin Street, 18th Floor Boston, MA 02110
Attention: Jane E. McGrath Telecopier no.: (617) 385-6292

or addressed as such party may from time to time designate by written notice to the other parties (which shall only be effective ten (10) days after actual receipt). For purposes of this Section 6, the term “Business Day” shall mean a day on which commercial banks are not authorized or required by law to close in the state where the Property is located. Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

7.    SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Agent, Lenders, Tenant and Purchaser and their respective successors and assigns. Reference to successors and assigns of Tenant shall not constitute a consent by Landlord to an assignment or sublet by Tenant.

8.	GOVERNING LAW. This Agreement shall be deemed to be a contract entered into pursuant to the laws of [ ] and shall in all respects be governed, construed, applied and

enforced in accordance with the laws of the State of [    _].

9.    MISCELLANEOUS. This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by the parties hereto. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

(Signatures on next page)

IN WITNESS WHEREOF, Agent and Tenant have duly executed this Agreement as an instrument under seal as of the date first above written.

AGENT:

KEYBANK    NATIONAL    ASSOCIATION,    a
national banking association, as Agent

By: Name: Its:

TENANT:

By: Name: Its:

The undersigned hereby joins in the execution of this Agreement in order to evidence its acceptance of, and agreement to, the provisions of Section 4 hereof.

BORROWER/LANDLORD:

[ADD APPLICABLE SIGNATURE BLOCK]

STATE OF [    ] COUNTY OF

[ADD STATE-CONFORMING ACKNOWLEDGEMENTS FOR EACH OF TENANT, AGENT AND BORROWER/LANDLORD]

Notary Public
Print Name
My Commission Expires [SEAL]

EXHIBIT A LEGAL DESCRIPTION

Exhibit I

Form of Estoppel

TENANT:
PROJECT:

TENANT ESTOPPEL CERTIFICATE

To:    KeyBank National Association, as Agent, its successors and assigns

Re:    Lease Pertaining to (the “Project”)

Ladies and Gentlemen:

The undersigned, as tenant (“Tenant”), hereby states, declares and certifies as follows:

1.Tenant is the lessee under that certain lease (the “Lease”) pertaining to the Project
which is dated    .

2.	The name of the current landlord under the Lease is: .

3.	The Lease is for the following portion of the Project
    (the “Demised Premises”) (if the entire Project, so state):

4.A true and complete copy of the Lease, including, if any, all amendments and modifications, is attached hereto as Exhibit A. There are no side letters or other arrangements relating to the Demised Premises or the Project.

5.The Lease has not been modified or amended except by the following documents which are included as part of Exhibit A attached hereto (if none, so state):

6.	The initial term of the Lease commenced on , 20 and shall expire on

    , 20    , unless sooner terminated in accordance with the terms of the Lease. Tenant has no option to renew or extend the term of the Lease, except as follows (if none, so state):

7.The Lease, as it may have been modified or amended, contains the entire agreement of Landlord and Tenant with respect to the Demised Premises, is in full force and effect according to its terms, and is the valid and binding obligation of Tenant.

8.As of the date hereof, Tenant is occupying the Demised Premises, is fully obligated to pay and is paying rent other charges on a current basis under the Lease.

9.	The minimum monthly or base rent currently being paid by Tenant for the Demised

Premises pursuant to the terms of the Lease is $ per month.

10.	Percentage rent (“Percentage Rent”), if any, due under the Lease has been paid

through and the amount of Percentage Rent for the last period paid was $    .

11.	Common area maintenance, taxes, insurance and other charges (the “Reimbursables”), if any, due under the Lease have been paid through .

12.The Lease does not provide for any payments (including, without limitation, rent credits) by Landlord to Tenant which are presently due and payable, or which are due and payable in the future.

13.Tenant has accepted possession of the Demised Premises, and all items of an executory nature relating thereto to be performed by Landlord have been completed, including, but not limited to, completion of construction thereof (and all other improvements required under the Lease) in accordance with the terms of the Lease and within the time periods set forth in the Lease. Landlord has paid in full any required contribution towards work to be performed by Tenant under the Lease, except as follows (if none, so state):

14.	The Demised Premises shall be expanded by the addition of the following space on
the dates hereinafter indicated (if none, so state):    .

15.No default or event or state of facts that with the passage of time, the giving of notice, or both would constitute a default (hereinafter collectively a “Default”) on the part of Tenant exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Tenant.

16.To the best of Tenant’s knowledge, no Default on the part of Landlord exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Landlord.

17.Tenant has no options to extend the Lease other than that provided for in the Lease, nor does the Tenant have the option to lease additional space at the Project, or to purchase the Project, and the Tenant has no right of refusal with respect to leasing additional space or with respect to purchasing the Project.

18.Tenant has not assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in the Lease and/or the Premises, or any part thereof.

19.	Neither the Lease nor any obligations of Tenant thereunder have been guaranteed by any person or entity, except as follows (if none, so state): .

20.No hazardous substances are being generated, used, handled, stored or disposed of by Tenant on the Demised Premises or on the Project in violation of any applicable laws, rules or regulations or the terms of the Lease.

21.No rentals are accrued and unpaid under the Lease, except for Percentage Rent, if any, or Reimbursables, if any, which are not yet due and payable.

22.No prepayments of rentals due under the Lease have been made for more than one month in advance. No security or similar deposit has been made under the Lease, except for the sum of $ which has been deposited by Tenant with Landlord pursuant to the terms of the Lease.

23.Tenant has no defense as to its obligations under the Lease and asserts no setoff, claim or counterclaim against Landlord.

24.Tenant has not received notice of any assignment, hypothecation, mortgage or pledge of Landlord’s interest in the Lease or the rents or other amounts payable thereunder, except as follows (if none, so state):    .

25.There are no actions, whether voluntary or otherwise, pending or threatened against Tenant, or any guarantor of Tenant’s obligations under the Lease, pursuant to the bankruptcy or insolvency laws of the United States or any similar state laws.

26.Tenant understands and acknowledges that you have made or are about to make a loan to Landlord and have received or will receive as part of the security for such loan (i) a Mortgage [Deed of Trust] encumbering Landlord’s fee interest in the Project and the rents, issues and profits of the Lease (the “Security Instrument”), and (ii) an Assignment of Leases and Rents, which may be incorporated within and as part of the Security Instrument (“Assignment of Leases”) which affects the Lease, and that you (and persons or entities to whom the Security Instrument and/or Assignment of Leases may subsequently be assigned) are relying upon the representations and warranties contained herein in making such loan. Further, Tenant has received notice that the Lease and the rent and all other sums due thereunder have been assigned or are to be assigned to you as security for the aforesaid loan secured by the Security Instrument. In the event that you (or any person or entity to whom the Security Instrument and/or Assignment of Leases may subsequently be assigned) notify Tenant of a default under the Security Instrument or Assignment of Leases and demand that Tenant pay its rent and all other sums due under the Lease to you (or such future lender), Tenant shall honor such demand without inquiry and pay its rent and all other sums due under the Lease directly to you (or such future lender) or as otherwise required pursuant to such notice and shall not thereby incur any obligation or liability to Landlord.

27.The undersigned is authorized to execute this Tenant Estoppel Certificate on behalf of Tenant.

28.This Tenant Estoppel Certificate may be executed in any number of separate counterparts, each of which shall be deemed an original, but all of which, collectively and separately, shall constitute one and the same instrument.

Very truly yours,

TENANT:
,
a

By Name: Its:

Landlord, as landlord under the Lease and mortgagor or grantor under the Security Instrument and Assignment of Leases, hereby acknowledges and agrees for itself and its heirs, successors and assigns, that in the event of a default under the Security Instrument and/or Assignment of Leases, Tenant may pay all rent and all other sums due under the Lease to KeyBank National Association or to such person or entity to whom KeyBank National Association (or subsequent holder of the Security Instrument) may assign the Security Instrument or as directed by them, without incurring any obligation or liability to Landlord as provided in this Tenant Estoppel Certificate, the Security Instrument, the Assignment of Leases or any other document signed by Landlord.

LANDLORD:

a

By: Name: Title: